Execution Version
Exhibit 10.1
FIFTH AMENDED AND RESTATED CREDIT AGREEMENT
dated as of
April 8, 2021
among
GENESIS ENERGY, L.P.,
as the Borrower,
The Lenders Party Hereto,
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent and Issuing Bank,
and
BANK OF AMERICA, N.A.,
as Syndication Agent

$950 MILLION SENIOR SECURED CREDIT FACILITIES

WELLS FARGO SECURITIES, LLC; BOFA SECURITIES, INC.; ROYAL BANK OF CANADA; BNP PARIBAS; CAPITAL ONE, NATIONAL ASSOCIATION; THE BANK OF NOVA SCOTIA, HOUSTON BRANCH; Sumitomo Mitsui Banking Corporation; REGIONS BANK; FIFTH THIRD BANK, NATIONAL ASSOCIATION,
as Joint Lead Arrangers

WELLS FARGO SECURITIES, LLC and BOFA SECURITIES, INC.,
as Joint Bookrunners
US-DOCS\121193765.6

TABLE OF CONTENTS
i
US-DOCS\121193765.6

US-DOCS\121193765.6

US-DOCS\121193765.6

US-DOCS\121193765.6

SCHEDULES:
Schedule 2.01    Committed Amounts
Schedule 2.06    Existing Letters of Credit
Schedule 3.05    Certain Obligations
Schedule 3.06(a)    Properties
Schedule 3.07    Disclosed Matters
Schedule 3.14    Insurance
Schedule 3.18(a)    Subsidiaries and Joint Ventures
Schedule 3.18(b)    Consents
Schedule 3.18(c)    Organizational Chart
Schedule 3.19(c)    Copyright Violations
Schedule 5.12    Insurance
Schedule 5.15    Risk Management Requirements
Schedule 5.17    Post-Effective Date Items
Schedule 6.01    Indebtedness
Schedule 6.02    Liens
Schedule 6.04    Investments
Schedule 6.09    Transactions with Affiliates
EXHIBITS:
Exhibit A    Form of Assignment and Assumption
Exhibit B    Form of Committed Amount Decrease Certificate
Exhibit C    [Reserved]
Exhibit D    Form of Interest Election Request
Exhibit E    Form of Borrowing Request
Exhibit F    Form of Borrowing Base Certificate
Exhibit G    Form of Committed Amount Increase Certificate
Exhibit H    Form of Additional Lender Certificate
Exhibit I    Form of Compliance Certificate
Exhibit J        Alkali Group Distribution Policy

v
US-DOCS\121193765.6

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT
THIS FIFTH AMENDED AND RESTATED CREDIT AGREEMENT dated as of April 8, 2021, is by and among GENESIS ENERGY, L.P., a Delaware limited partnership (the “Borrower”), the LENDERS party hereto, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”) and Issuing Bank (as defined below).
WITNESSETH:
WHEREAS, the Borrower, as borrower, the Administrative Agent, as administrative agent for the lenders, the lenders from time to time party thereto and the other agents and parties referred to therein entered into that certain Fourth Amended and Restated Credit Agreement dated as of June 30, 2014, as amended by that certain First Amendment to Fourth Amended and Restated Credit Agreement, dated as of August 25, 2014, that certain Second Amendment to Fourth Amended and Restated Credit Agreement and Joinder Agreement, dated as of July 17, 2015, that certain Third Amendment to Fourth Amended and Restated Credit Agreement, dated as of September 17, 2015, that certain Fourth Amendment to Fourth Amended and Restated Credit Agreement and Joinder Agreement, dated as of April 27, 2016, that certain Fifth Amendment to Fourth Amended and Restated Credit Agreement and Second Amendment to Fourth Amended and Restated Guarantee and Collateral Agreement, dated as of May 9, 2017, that certain Sixth Amendment to Fourth Amended and Restated Credit Agreement, dated as of July 28, 2017, that certain Seventh Amendment to Fourth Amended and Restated Credit Agreement, dated as of August 28, 2018, that certain Eighth Amendment to Fourth Amended and Restated Credit Agreement, dated as of October 11, 2018, that certain Ninth Amendment to Fourth Amended and Restated Credit Agreement and Third Amendment to Fourth Amended and Restated Guarantee and Collateral Agreement, dated as of September 23, 2019, that certain Tenth Amendment to Fourth Amended and Restated Credit Agreement, dated as of March 25, 2020, and that certain Eleventh Amendment to Fourth Amended and Restated Credit Agreement, dated as of July 24, 2020 (as amended, supplemented and otherwise modified prior to the date hereof, the “Existing Credit Agreement”), pursuant to which the lenders party thereto made certain loans and other extensions of credit and provided certain commitments to the Borrower;
WHEREAS, the Borrower, the Administrative Agent, the Lenders and the other agents and parties hereto entered into this Fifth Amended and Restated Credit Agreement in order to amend and restate the Existing Credit Agreement;
NOW, THEREFORE, the parties hereto agree that the Existing Credit Agreement is hereby amended and restated in its entirety as follows:
ARTICLE I.
DEFINITIONS
Section 1.01Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

US-DOCS\121193765.6

“ABR”, when used in reference to any Loan or Borrowing (including any Inventory Financing Sublimit Borrowing), refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“Account” shall have the meaning assigned to such term in the Uniform Commercial Code in effect in the State of New York.
“Account Debtor” means any Person who is or who may become obligated under, with respect to or on account of an Account.
“Acquisition” means the direct or indirect purchase or acquisition, whether in one or more related transactions, by the Borrower or any Restricted Subsidiary of (a) any Person or group of Persons (or all or substantially all of the Equity Interest in any Person or group of Persons) or (b) any related group of assets of any Person or group of Persons. “Acquire” has a meaning correlative thereto.
“Acquisition Consideration” means the purchase consideration for any Acquisition and all other payments by the Borrower or any Restricted Subsidiary in exchange for, or as part of, or in connection with, any Acquisition, whether paid in cash or by the assumption of obligations or the exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of such Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness (including any Indebtedness assumed or acquired pursuant to Section 6.01(A)(g)), “earn-out” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business; provided that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under GAAP at the time of such sale to be established in respect thereof by the Borrower or any Restricted Subsidiary.
“Additional Commitment Lender” has the meaning assigned to such term in Section 2.21(d).
“Additional Lender” has the meaning assigned to such term in Section 2.05(c).
“Additional Lender Certificate” has the meaning assigned to such term in Section 2.05(c)(ii)(E).
“Adjusted Consolidated EBITDA” means, for any period, Consolidated EBITDA determined on a Pro Forma Basis; provided that (a) cash distributions received by the Borrower and the Restricted Subsidiaries from the Unrestricted Joint Ventures shall not account for more than 25% of Adjusted Consolidated EBITDA (as such Adjusted Consolidated EBITDA is calculated from time to time without giving effect to cash distributions from Unrestricted Joint Ventures), and any excess shall be deemed to not be Adjusted Consolidated EBITDA; (b) for any Material Project with a Commencement Date occurring on or prior to the date of determination,

US-DOCS\121193765.6

Adjusted Consolidated EBITDA may include, at the Borrower’s option, the Material Project EBITDA Adjustments for such Material Project for such period determined as specified below; and (c) Adjusted Consolidated EBITDA for the Test Period ending on June 30, 2020 and for the three Test Periods ending immediately after such Test Period shall be increased by $13,540,000 for each such Test Period (without duplication) in order to give pro forma effect to cost savings realized in connection with certain severance payments. Notwithstanding the foregoing, if (i) the Borrower provides a written notice to the Administrative Agent on or before December 31, 2021 of its request to annualize the Adjusted Consolidated EBITDA in accordance with this sentence, and (ii) the Administrative Agent approves such request in its sole discretion, then for the period ending (A) December 31, 2021, Adjusted Consolidated EBITDA shall be deemed to equal Adjusted Consolidated EBITDA for the fiscal quarter ended December 31, 2021 multiplied by 4, (B) March 31, 2022, Adjusted Consolidated EBITDA shall be deemed to equal Adjusted Consolidated EBITDA for the two fiscal quarter period ended March 31, 2022 multiplied by 2 and (C) June 30, 2022, Adjusted Consolidated EBITDA shall be deemed to equal Adjusted Consolidated EBITDA for the three fiscal quarter period ended June 30, 2022 multiplied by 4/3; provided that, to the extent that any payments received from Denbury, Onshore or any of their Affiliates with respect to the “Settlement Amount” (as defined in the Financing Lease Agreement) shall constitute Adjusted Consolidated EBITDA, such amounts shall constitute Adjusted Consolidated EBITDA only for the applicable period during which such amounts are received and shall not be annualized pursuant to this sentence.
As used herein, “Material Project EBITDA Adjustments” means, with respect to the construction or expansion of any capital project of the Borrower or any of its Restricted Subsidiaries, the aggregate capital cost of which (inclusive of capital costs expended prior to the acquisition, construction or expansion thereof) is reasonably expected by the Borrower to exceed, or exceeds, with respect to the Borrower or any of its Restricted Subsidiaries, $10,000,000 (a “Material Project”):
(a)for each Test Period ending prior to the date on which a Material Project has achieved commercial operation (the “Commercial Operation Date”) (but including the Test Period ending with the fiscal quarter in which such Commercial Operation Date occurs), a percentage (based on the then-current completion percentage of such Material Project as of the date of determination) of an amount to be reasonably approved by a majority of the Designated Arrangers (the “Projected Consolidated EBITDA”) as the projected Consolidated EBITDA attributable to such Material Project for the first full 12-month period following the Scheduled Commercial Operation Date of such Material Project (such amount to be determined based upon projected revenues from customer contracts, projected revenues from prospective customers that are reasonably determined by a majority of the Designated Arrangers, in their reasonable discretion, to otherwise be reasonably likely on the basis of sound financial planning practice, the creditworthiness and applicable projected production of the prospective customers, capital and other costs, operating and administrative expenses, the Scheduled Commercial Operation Date, commodity price assumptions and other factors reasonably deemed appropriate by a majority of the Designated Arrangers), which may, at the Borrower’s option, be added to actual Adjusted Consolidated EBITDA for the Test Period next preceding the fiscal quarter in which construction or expansion of such Material Project commences (the “Commencement Date”) and for each

US-DOCS\121193765.6

Test Period thereafter until the Commercial Operation Date of such Material Project (including the Test Period ending with the fiscal quarter in which such Commercial Operation Date occurs), but net of any actual Consolidated EBITDA attributable to such Material Project for such Test Period; provided that if the actual Commercial Operation Date does not occur by the Scheduled Commercial Operation Date, then the foregoing amount shall be reduced, for Test Periods ending after the Scheduled Commercial Operation Date to (but excluding) the Test Period ending with the fiscal quarter in which such Commercial Operation Date occurs, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then-estimated delay (estimated on the date of determination), whichever is longer): (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 25%, (iii) longer than 180 days but not more than 270 days, 50%, (iv) longer than 270 days but not more than 365 days, 75%, and (v) longer than 365 days, 100%; and
(b)beginning with the Test Period ending with the first full fiscal quarter following the Commercial Operation Date of a Material Project and for the Test Periods ending with the two immediately succeeding fiscal quarters, an amount equal to the greater of (i) three times the actual Consolidated EBITDA attributable to such Material Project for such first full fiscal quarter (if the first full fiscal quarter), 100% of the actual Consolidated EBITDA attributable to such Material Project for such first two fiscal quarters (if the second full fiscal quarter), or one-third of the actual Consolidated EBITDA for such first three fiscal quarters (if the third full fiscal quarter) or (ii) 75% (if the first full fiscal quarter), 50% (if the second full fiscal quarter) or 25% (if the third full fiscal quarter) of the Projected Consolidated EBITDA attributable to such Material Project for the first full Test Period following such Commercial Operation Date, which may, at the Borrower’s option, be added to actual Adjusted Consolidated EBITDA for such Test Periods.
Notwithstanding the foregoing:
(i)no such Material Project EBITDA Adjustment shall be allowed with respect to any Material Project unless:
(A)at least 30 days (or such lesser period as is reasonably acceptable to the Administrative Agent) prior to the last day of the Test Period for which the Borrower desires to commence inclusion of such Material Project EBITDA Adjustment in Adjusted Consolidated EBITDA with respect to a Material Project (the “Initial Test Period”), the Borrower shall have delivered to Administrative Agent notice of such Material Project and the Scheduled Commercial Operation Date with respect thereto, together with written pro forma projections of Consolidated EBITDA attributable to such Material Project for the first full Test Period following the Scheduled Commercial Operation Date with respect to such Material Project, and
(B)prior to the last day of the Initial Test Period, a majority of the Designated Arrangers shall have approved (such approval not to be unreasonably withheld or delayed) such projections and shall have received such other information and documentation as a majority of the Designated Arrangers

US-DOCS\121193765.6

may reasonably request with respect to such Material Project, all in form and substance reasonably satisfactory to a majority of the Designated Arrangers.
(ii)the aggregate amount of all Material Project EBITDA Adjustments for any Test Period shall be limited to 20% of the total actual Adjusted Consolidated EBITDA for such Test Period (which total actual Adjusted Consolidated EBITDA shall be determined without including any Material Project EBITDA Adjustments); provided that, upon the Investment Grade Date and for all periods thereafter such limit shall be 30%.
For purposes of the foregoing, “commercial operation” shall be deemed achieved for any Material Project at such time, at or after the completion of construction or expansion thereof and the initial placement thereof into service, as such Material Project first realizes the long-term operating levels reasonably expected for such Material Project.
“Adjusted LIBOR Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to (a) the LIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
“Administrative Agent” has the meaning assigned to such term in the introductory paragraph hereto.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, however, that, for purposes of Section 6.09, the term “Affiliate” shall also include (a) any Person that directly or indirectly owns, or is Controlled by a Person that directly or indirectly owns, more than 25% of the Equity Interests of a Borrower Party that have the ordinary voting power to elect the directors thereof or (b) any Person that is an executive officer or director of any Person specified in clause (a) above.
“Aggregate Exposure” means, with respect to any Lender at any time, an amount equal to the sum of such Lender’s (a) Term Loan Exposure and (b) Revolving Credit Exposure.
“Agreement” means this Fifth Amended and Restated Credit Agreement, as the same may be amended, modified, restated, or replaced from time to time, and any annexes, exhibits and schedules to any of the foregoing.

US-DOCS\121193765.6

“Alkali Group” means, collectively, Genesis Alkali Holdings Company, LLC, Genesis Alkali Holdings, LLC, Genesis Alkali, LLC, Genesis Alkali Wyoming, LP and their respective subsidiaries.
“Alkali Group Distribution Policy” means the distribution policy of Genesis Alkali Holdings Company, LLC as in effect on the Effective Date and set forth on Exhibit J hereto.
“Alkali Group Distribution Policy Trigger” means the first to occur of (a) the Alkali Group Distribution Policy ceasing to be in effect, (b) the Alkali Group Distribution Policy being amended or modified in such way as to further limit in any material way the cash distributions from Genesis Alkali Holdings Company, LLC to its common equityholders, and (c) Genesis Alkali Holdings Company, LLC failing to comply with the Alkali Group Distribution Policy in any material respect.
“Alkali Preferred Units” means (a) the redeemable preferred units issued by Genesis Alkali Holdings Company, LLC to GSO Capital Partners LP, a Delaware limited partnership, for up to $351,750,000 of proceeds pursuant to the unit purchase agreement dated as of September 23, 2019, as amended on April 14, 2020, and as in effect on such date, or (b) other redeemable preferred units issued by Genesis Alkali Holdings, LLC on terms no less favorable to it than the terms of the preferred units described in clause (a) to the extent that the net proceeds thereof (i) do not exceed the amount necessary to fully redeem the preferred units described in clause (a) (plus all accrued and unpaid distributions on such preferred units and the amount of all premiums, fees and expenses incurred in connection therewith) and (ii) are used to fully redeem the preferred units described in clause (a).
“Alkali Transition Event” means that each of the following has occurred: (a) the redemption of all of the Alkali Preferred Units, (b) no other preferred units or preferred equity shall exist with respect to any member of the Alkali Group, (c) each member of the Alkali Group has been designated as a Restricted Subsidiary in accordance with the definition of “Restricted Subsidiary” and (d) the Consolidated Leverage Ratio on a Pro Forma Basis is less than 5.00 to 1.00.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%, and (c) the LIBOR Rate for a one-month maturity on such day (or if such day is not a Business Day, on the immediately preceding Business Day) plus 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, Federal Funds Effective Rate or LIBOR Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, Federal Funds Effective Rate or LIBOR Rate, respectively.
“Announcements” has the meaning assigned to such term in Section 1.05.
“Anti-Corruption Laws” means all applicable laws, rules, and regulations of any jurisdiction from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder and the U.K. Bribery Act 2010 and the rules and regulations thereunder.

US-DOCS\121193765.6

“Anti-Money Laundering Laws” means any and all applicable laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules related to terrorism financing, money laundering, any predicate crime to money laundering or any financial record keeping, including any applicable provision of the Patriot Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).
“Applicable Board” means (a) the board of directors of the General Partner, but only if such board has responsibility for governing the Borrower or (b) the board of directors of the Borrower, but only if such board has responsibility for governing the Borrower.
“Applicable Margin” means (a)(i) with respect to any ABR Loan that is a Term Loan, 2.750% and (ii) with respect to any Eurodollar Loan that is a Term Loan, 3.750%, and (b) with respect to any ABR Loan or Eurodollar Loan that is a Revolving Loan, or with respect to the Unused Fee on Committed Revolving Amounts, as the case may be, (i) prior to the Investment Grade Date, the rate per annum set forth in the Leverage-Based Pricing Grid below based upon the Consolidated Leverage Ratio then in effect and (ii) at any time from and after the Investment Grade Date, the rate per annum set forth in the Ratings-Based Pricing Grid based upon the Rating then in effect:

Leverage-Based Pricing Grid
Level	Consolidated Leverage Ratio	LIBOR Margin	Base Rate Margin	Unused Fee on Committed Revolving Amount
I	≤ 3.00 to 1.00	2.25%	1.25%	0.30%
II	> 3.00 to 1.00 but ≤ 3.50 to 1.00	2.50%	1.50%	0.40%
III	> 3.50 to 1.00 but ≤ 4.00 to 1.00	2.75%	1.75%	0.50%
IV	> 4.00 to 1.00 but ≤ 4.50 to 1.00	3.00%	2.00%	0.50%
V	> 4.50 to 1.00 but ≤ 5.00 to 1.00	3.25%	2.25%	0.50%
VI	>5.00 to 1.00 but ≤5.50 to 1.00	3.50%	2.50%	0.50%
VII	>5.50 to 1.00	3.75%	2.75%	0.50%

For purposes of the Leverage-Based Pricing Grid, the Applicable Margin for any date shall be determined by reference to the Consolidated Leverage Ratio as of the last day of the fiscal quarter most recently ended and any change shall (a) become effective upon the delivery to the Administrative Agent of financial statements pursuant to Section 5.01(a) or (b) for such quarter and (b) apply to Revolving Loans outstanding on such delivery date or made on and after such delivery date but prior to the effective date of the next such change. Notwithstanding the

US-DOCS\121193765.6

foregoing, (i) at any time during which the applicable Borrower Party has failed to deliver such financial statements to the Administrative Agent when due, the Consolidated Leverage Ratio shall be deemed, solely for the purpose of this definition, to be Level VII, until such time as the applicable Borrower Party shall deliver such financial statements and (ii) for the period commencing on the Effective Date and continuing until the date on which the financial statements for the fiscal quarter ending March 31, 2021 are delivered pursuant to Sections 5.01(b), the Consolidated Leverage Ratio shall be deemed, solely for the purpose of this definition, to be Level VII.

Ratings-Based Pricing Grid
Level	Rating (S&P/Moody’s)	LIBOR Margin	Base Rate Margin	Unused Fee on Committed Revolving Amount
I	BBB+/Baa1 or higher	1.250%	0.125%	0.175%
II	BBB/Baa2	1.500%	0.500%	0.200%
III	BBB-/Baa3	1.750%	0.750%	0.250%
IV	BB+/Ba1	2.000%	1.000%	0.300%
V	Lower than BB+/Ba1	2.250%	1.250%	0.375%

For purposes of the Ratings-Based Pricing Grid, (a) if the Ratings are split, the higher of such ratings shall apply; provided, that if the higher rating is two or more levels above the lower rating, the rating next below the higher of the two shall apply; (b) if only one Rating Agency issues a Rating, such rating shall apply; and (c) if the Rating established by Moody’s or S&P shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable Rating Agency. If the rating system of S&P or Moody’s shall change, or if any of S&P or Moody’s shall cease to be in the business of rating corporate debt obligations, the Borrower and the Administrative Agent shall negotiate in good faith if necessary to amend this provision to reflect such changed rating system or the unavailability of Ratings from such Ratings Agencies and, pending the effectiveness of any such amendment, the applicable LIBOR Margin, Base Rate Margin and Unused Fee on Committed Revolving Amount shall be determined by reference to the Rating of such Rating Agency most recently in effect prior to such change or cessation.
“Arrangers” means, collectively, Wells Fargo Securities, LLC; BofA Securities, Inc.; Royal Bank of Canada; BNP Paribas; Capital One, National Association; The Bank of Nova Scotia, Houston Branch; Sumitomo Mitsui Banking Corporation; Regions Bank; and Fifth Third Bank, National Association, and “Arranger” means, individually, Wells Fargo Securities, LLC; BofA Securities, Inc.; Royal Bank of Canada; BNP Paribas; Capital One, National Association; The Bank of Nova Scotia, Houston Branch; Sumitomo Mitsui Banking Corporation; Regions Bank; and Fifth Third Bank, National Association.

US-DOCS\121193765.6

“Asset Sale” means any Divestiture or any other conveyance, sale, lease, sublease, assignment, transfer, or other disposition of any Property by any Borrower Party, or any issuance or disposition of any Equity Interests of any Subsidiary, to any Person other than a Borrower Party, in each case, other than pursuant to, and in accordance with, Section 6.06(a)-(g) or (j).
“Assignee” has the meaning assigned to such term in Section 9.04(c).
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Committed Revolving Amount.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if the then-current Benchmark is a term rate, any tenor for such Benchmark or (b) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.14(c)(iv).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Benchmark” means, initially, USD LIBOR; provided that if a Benchmark Transition Event, a Term SOFR Transition Event, or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to USD LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.14(c)(i).
“Benchmark Replacement” means, for any Available Tenor,

US-DOCS\121193765.6

(a)    with respect to any Benchmark Transition Event or Early Opt-in Election, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)the sum of: (A) Term SOFR and (B) the related Benchmark Replacement Adjustment; provided, that, if the Borrower has provided a notification to the Administrative Agent in writing on or prior to such Benchmark Replacement Date that the Borrower has a Hedging Agreement in place with respect to any of the Loans as of the date of such notice (which such notification the Administrative Agent shall be entitled to rely upon and shall have no duty or obligation to ascertain the correctness or completeness of), then the Administrative Agent, in its sole discretion, may decide not to determine the Benchmark Replacement pursuant to this clause (a)(1) for such Benchmark Transition Event or Early Opt-in Election, as applicable;
(2)the sum of: (A) Daily Simple SOFR and (B) the related Benchmark Replacement Adjustment;
(3)the sum of: (A) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time and (B) the related Benchmark Replacement Adjustment; or
(b)    with respect to any Term SOFR Transition Event, the sum of (i) Term SOFR and (ii) the related Benchmark Replacement Adjustment;
provided that, (i) in the case of clause (a)(1), if the Administrative Agent decides that Term SOFR is not administratively feasible for the Administrative Agent, then Term SOFR will be deemed unable to be determined for purposes of this definition and (ii) in the case of clause (a)(1) or clause (b) of this definition, the applicable Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion. If the Benchmark Replacement as determined pursuant to clause (a)(1), (a)(2) or (a)(3) or clause (b) of this definition would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

US-DOCS\121193765.6

(1)for purposes of clauses (a)(1) and (a)(2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:
(a)    the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement;

(b) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Available Tenor of such Benchmark;

(2)for purposes of clause (a)(3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities; and
(3)for purposes of clause (b) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Available Tenor of USD LIBOR with a SOFR-based rate;
provided that, (x) in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion and (y) if the then-current Benchmark is a term rate, more than one tenor of such Benchmark is available as of the applicable Benchmark Replacement Date and the applicable Unadjusted Benchmark Replacement that will replace such Benchmark in accordance with Section 2.14(c)(i) will not be a term rate, the Available Tenor of such Benchmark for purposes of this definition of “Benchmark Replacement Adjustment” shall be deemed to be, with respect to each Unadjusted Benchmark Replacement having a payment period for interest calculated with reference thereto,

US-DOCS\121193765.6

the Available Tenor that has approximately the same length (disregarding business day adjustments) as such payment period.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);
(2)in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein;
(3)in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the Administrative Agent has provided the Term SOFR Notice to the Lenders and the Borrower pursuant to Section 2.14(c)(i)(B); or
(4)in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of

US-DOCS\121193765.6

the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(1)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14(c) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14(c).
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

US-DOCS\121193765.6

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Arrangement” means, at any time, an employee benefit plan within the meaning of Section 3(3) of ERISA that is not a Plan or a Multiemployer Plan and that is maintained or otherwise contributed to by any ERISA Affiliate.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” has the meaning assigned to such term in the introductory paragraph hereto.
“Borrower Parties” means the Borrower and the Restricted Subsidiaries.
“Borrower’s Business” means the business of the Borrower and the Restricted Subsidiaries, taken as a whole.
“Borrowing” means a Revolving Borrowing, an Inventory Financing Sublimit Borrowing or a Term Loan Borrowing.
“Borrowing Base Certificate” means a certificate duly executed by a Financial Officer of the Borrower, substantially in the form of Exhibit F, prepared with respect to all Financed Eligible Inventory owned by the Borrower or any Restricted Subsidiary on the Inventory Financing Sublimit Borrowing Base Date specified therein, (a) stating that the aggregate principal amount borrowed and outstanding under the Inventory Financing Sublimit Tranche, after giving effect to any Inventory Financing Sublimit Borrowings made on or as of such Inventory Financing Sublimit Borrowing Base Date (if any), and giving effect to any prepayment required to be made contemporaneously with the delivery of such Borrowing Base Certificate pursuant to Section 2.11(e), does not exceed the lesser of (x) the Inventory Financing Sublimit Borrowing Base as of such Inventory Financing Sublimit Borrowing Base Date and (y) Inventory Financing Sublimit Availability as of such Inventory Financing Sublimit Borrowing Base Date, and (b) describing in reasonable detail the volumes, locations, sale contracts, Sale Values, Hedging Agreements, and Hedged Values of the Financed Eligible Inventory.
“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03, substantially in the form of Exhibit E.
“Borrowing Request (Financed Inventory)” means a Borrowing Request or a Borrowing Base Certificate that includes the information related to the applicable Inventory Financing Sublimit Borrowing required by Section (c) of the form of Borrowing Request attached hereto as Exhibit E.

US-DOCS\121193765.6

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Loan calculated by reference to the LIBOR Rate, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
“Calculation Period” means, with respect to any Substantial Transaction or any other event expressly required to be calculated on a Pro Forma Basis pursuant to the terms of this Agreement, the Test Period most recently ended prior to the date of such Substantial Transaction or other event for which financial statements pursuant to Section 5.01(a) or (b) have been delivered to the Lenders pursuant to this Agreement.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real property, pipelines or personal Property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Casualty Event” means any loss of or damage to or destruction of, or any condemnation or other taking of, any Property of the Borrower or any other Borrower Party.
“Change in Control” means the occurrence of any of the following events: (a) the Borrower and the Restricted Subsidiaries (other than Restricted Subsidiaries that are Controlled, or directly or indirectly owned (in whole or in part), by the OLP) shall cease to be the sole legal or beneficial owners (within the meaning of Rule 13d-3 under the Exchange Act) of 100% of the limited partnership interests of the OLP (including all securities which are convertible into limited partner interests), or (b) the General Partner shall cease to be the sole general partner of the Borrower or shall cease to be a Wholly Owned Subsidiary of the Borrower, or (c) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Permitted Investor Group, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 40% or more of the equity securities of the Borrower entitled to vote for members of either Applicable Board on a fully diluted basis, or (d) any Restricted Subsidiary that is a partnership shall cease to have as its general partner either the Borrower or any Restricted Subsidiary, except with respect to any Divestiture permitted under Section 6.06 following which Divestiture such Restricted Subsidiary ceases to be a Subsidiary of the Borrower or a Restricted Subsidiary or (e) any change in control or similar event shall occur under the terms of any indenture, note agreement or other agreement governing any outstanding Material Indebtedness permitted by Section 6.01(A)(j) or, to the extent constituting senior notes, Section 6.01(A)(b), in each case, that results in an “event of default” under such Indebtedness, such Indebtedness becoming due and payable before its maturity, or such Indebtedness being subject to a repurchase, retirement or redemption right or option (whether or not exercised).

US-DOCS\121193765.6

“Change in Law” means (a) the adoption of any law, rule or regulation after November 15, 2006, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after November 15, 2006, or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after November 15, 2006; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted or issued.
“Charges” has the meaning assigned to such term in Section 9.13.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” means all collateral under or as defined in any Security Document.
“Committed Amount” means, with respect to each Lender, the amount of such Lender’s Committed Revolving Amount and Committed Term Loan Amount. The amount of each Lender’s Committed Amount as of the Effective Date is set forth on Schedule 2.01. The aggregate Committed Amounts as of the Effective Date is $950,000,000.
“Committed Amount Decrease Certificate” means a Committed Amount Decrease Certificate delivered in connection with a decrease in the Committed Revolving Amounts substantially in the form of Exhibit B.
“Committed Amount Increase Certificate” has the meaning assigned to such term in Section 2.05(c)(ii)(D).
“Committed Revolving Amount” means, with respect to each Revolving Lender, the amount of the commitment of such Revolving Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Revolving Lender’s Revolving Credit Exposure hereunder at any given time. A Lender’s Committed Revolving Amount may be (a) increased from time to time pursuant to Section 2.05(c), (b) reduced from time to time pursuant to Section 2.05(b) or 2.09, or (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The amount of each Revolving Lender’s Committed Revolving Amount as of the Effective Date is set forth on Schedule 2.01. The aggregate Committed Revolving Amounts as of the Effective Date is $650,000,000.
“Committed Term Loan Amount” means, with respect to each Term Lender, the amount of the commitment of such Term Lender to make Term Loans hereunder at any given time. A Lender’s Committed Term Loan Amount may be (a) reduced or increased from time to time

US-DOCS\121193765.6

pursuant to assignments by or to such Lender pursuant to Section 9.04 or (b) reduced on the Effective Date pursuant to Section 2.09(a). The amount of each Term Lender’s Committed Term Loan Amount as of the Effective Date is set forth on Schedule 2.01. The aggregate Committed Term Loan Amounts as of the Effective Date is $300,000,000.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Compliance Certificate” means a certificate substantially in the form of Exhibit I.
“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus or minus, as applicable, the following amounts relating to such period (without duplication):
(a)Basic EBITDA adjustments. Plus the following expenses, charges, losses and similar items to the extent deducted in determining Consolidated Net Income for such period:
(i)total interest expense (inclusive of amortization of deferred financing fees and other original issue discount and banking fees, charges and commissions (e.g., letter of credit fees and commitment fees) and non-cash accretion of discount) net of interest income,
(ii)provision for taxes based on income (including any Texas franchise Tax provided such franchise Tax is a Tax based on income), foreign withholding taxes and other taxes similar to the foregoing, and
(iii)all depreciation and amortization expenses.
(b)Exclusion of other non-cash items. Plus all non-cash expenses, charges, losses, and similar items, and minus all non-cash revenues, incomes, gains and similar items, in each case, to the extent deducted or included in determining Consolidated Net Income for such period, including those relating to the following:
(i)all depletion, impairments, write-offs and similar items (including impairment of assets, as contemplated in the Statement of Financial Accounting Standards No. 144 (or any codification thereof), “Accounting for the Impairment or Disposal of Long-Lived Assets”),
(ii)accretion expenses associated with provision for abandonment costs,
(iii)unrealized expenses, charges, losses, revenues, incomes, gains and similar items relating to hedging transactions,
(iv)equity-based compensation expenses that are not settled in cash, and
(v)lower of cost or market adjustments to inventory.

US-DOCS\121193765.6

(c)Certain additional exclusions. Plus or minus the following additional exclusions:
(i)plus expenses, charges, losses and similar items relating to the following:
(A)sales or other dispositions of assets other than inventory sold in the ordinary course of business,
(B)items necessary to reconcile the calculation of Consolidated EBITDA to the Borrower’s calculation of “Adjusted EBITDA” for purposes of, and as such term is used in, its public disclosures, including filings with the SEC; provided, that such items do not exceed 2% of the Borrower’s calculation of Consolidated EBITDA including such items,
(C)extraordinary items (as contemplated by GAAP), and
(D)Transaction Costs.
(ii)minus revenue, gains, income and similar items relating to the following:
(A)sales or other dispositions of assets other than inventory sold in the ordinary course of business,
(B)items necessary to reconcile the calculation of Consolidated EBITDA to the Borrower’s calculation of “Adjusted EBITDA” for purposes of, and as such term is used in, its public disclosures, including filings with the SEC; provided, that such items do not exceed 2% of the Borrower’s calculation of Consolidated EBITDA including such items, and
(C)extraordinary items (as contemplated by GAAP).
(iii)with respect to the Alkali Group, minus the amount of cash distributions paid to the holders of Alkali Preferred Units.
(d)Certain substitutions of cash amounts (if any) in lieu of certain excluded GAAP amounts. Plus the following substitutions:
(i)cash received (if any) by the Borrower or any Restricted Subsidiary pursuant to any Direct Financing Lease in substitution of any GAAP items reflected in such period attributable to Direct Financing Leases, and
(ii)cash dividends or distributions (or with respect to NEJD SPE 1, loan payments under the NEJD Intercompany Note) received (if any) by the Borrower or any Restricted Subsidiary from Unrestricted Subsidiaries (other than the Alkali Group prior to the

US-DOCS\121193765.6

occurrence of the Alkali Group Distribution Policy Trigger), Joint Ventures, equity investees and any other Person accounted for by the Borrower by the equity method of accounting, or any other Person that is not a Subsidiary (plus, with respect to the Alkali Group after the occurrence of the Alkali Group Distribution Policy Trigger, reserves for maintenance capital and up to $10 million in growth capital in any twelve-month period) in substitution of any GAAP items reflected in such period attributable to income/loss of such Persons; provided, that all such dividends or distributions with respect to a relevant accounting period that the Borrower or any Restricted Subsidiary receives within 15 days after such accounting period shall be included as if such amounts had been received during such accounting period.
“Consolidated Interest Coverage Ratio” means, on any date of determination, the ratio of (a) Adjusted Consolidated EBITDA for the Test Period then most recently ended to (b) Consolidated Interest Expense for such Test Period.
“Consolidated Interest Expense” means, for any period, (a) the sum of (i) the total consolidated interest expense, net of consolidated interest income, of the Borrower and its Subsidiaries (including, without limitation, all commissions, discounts and other commitment and banking fees and charges (e.g., fees with respect to letters of credit (including the Letters of Credit) and Hedging Agreements)) for such period (calculated without regard to any limitations on payment thereof), adjusted to exclude (to the extent same would otherwise be included in the calculation above in this clause (a)) the amortization of any deferred financing costs for such period, plus (ii) without duplication, (x) that portion of Capital Lease Obligations of the Borrower and its Subsidiaries on a consolidated basis representing the interest factor for such period and (y) the “deemed interest expense” (i.e., the interest expense which would have been applicable if the respective obligations were structured as on-balance sheet financing arrangements) with respect to all Indebtedness of the Borrower and its Subsidiaries of the type described in clause (g) of the definition of Indebtedness contained herein (to the extent same does not arise from a financing arrangement constituting an operating lease) for such period, minus (b) that portion of (i) and (ii) above attributable to Unrestricted Subsidiaries.
“Consolidated Leverage Ratio” means, on any date of determination, the ratio of (a) Consolidated Total Funded Debt on the last day of the Test Period then ended to (b) Adjusted Consolidated EBITDA for the Test Period then most recently ended; provided that solely for the purpose of the definition of Applicable Margin, Adjusted Consolidated EBITDA as used in clause (b) hereof will be calculated without giving effect to clause (a) of the first proviso set forth in the definition of Adjusted Consolidated EBITDA.
“Consolidated Net Income” means, for any period, the net income (or loss) of the Borrower and its Subsidiaries determined on a consolidated basis for such period (taken as a single accounting period) in accordance with GAAP, provided that the following items shall be excluded (without duplication) in computing Consolidated Net Income: (i) except for

US-DOCS\121193765.6

determinations expressly permitted or required to be made on a Pro Forma Basis, the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or all or substantially all of the Property or assets of such Person are acquired by a Subsidiary and (ii) the net income of any Subsidiary to the extent that the declaration or payment of cash dividends or similar cash distributions by such Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary.
“Consolidated Net Tangible Assets” means, at any date of determination, the total amount of consolidated assets of the Borrower and its Subsidiaries on a consolidated basis after deducting therefrom: (a) all current liabilities (excluding (i) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed and (ii) current maturities of long-term debt) and (b) the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other intangible assets, all as set forth, or on a Pro Forma Basis would be set forth, on the consolidated balance sheet of the Borrower and its Subsidiaries on a consolidated basis for the most recently completed fiscal quarter, prepared in accordance with GAAP.
“Consolidated Senior Secured Leverage Ratio” means, on any date of determination, the ratio of (a) Consolidated Total Senior Secured Funded Debt on the last day of the Test Period then ended to (b) Adjusted Consolidated EBITDA for the Test Period then most recently ended.
“Consolidated Total Funded Debt” means, at any date of determination, an amount equal to (a) the sum of (without duplication) (i) all Indebtedness and Disqualified Equity of the Borrower and its Subsidiaries (on a consolidated basis) as would be required to be reflected as debt or Capital Lease Obligations on the liability side of a consolidated balance sheet of the Borrower and its Subsidiaries in accordance with GAAP, (ii) all Indebtedness of the Borrower and its Subsidiaries of the type described in clauses (b) (excluding undrawn amounts in respect of letters of credit and surety bonds and similar obligations) and (g) of the definition of Indebtedness, and (iii) all Guarantees of the Borrower and its Subsidiaries in respect of Indebtedness of any third Person of the type referred to in preceding clauses (i) and (ii), minus (b) to the extent included in clause (a) above, any such Indebtedness or Guarantees of any Unrestricted Subsidiaries, minus (c) to the extent included in clause (a) above, outstanding Inventory Financing Sublimit Borrowings; provided, that for purposes of this clause (c), the outstanding Inventory Financing Sublimit Borrowings on the last day of each month (including for purposes of delivery of any certificates pursuant to Section 5.01(c)) shall be deemed to have been reduced by the Inventory Sublimit Prepayment Amount of a prepayment required to be made in the immediately succeeding calendar month pursuant to Section 2.11(e), minus (d) cash and Permitted Investments of the Borrower and its Restricted Subsidiaries on such date in an aggregate amount not to exceed $15,000,000 to the extent that the same (i) is not being held as cash collateral (other than as Collateral pursuant to the Security Documents), (ii) does not constitute escrowed funds for any purpose, (iii) does not represent a minimum balance requirement and (iv) is not subject to other restrictions on withdrawal.

US-DOCS\121193765.6

“Consolidated Total Senior Secured Funded Debt” means, at any date of determination, all Consolidated Total Funded Debt that is secured by a Lien on any assets or Property of the Borrower or any of its Restricted Subsidiaries.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Control Agreement” means any agreement the purpose of which is to create a First Priority perfected Lien by control in favor of the Administrative Agent for the benefit of the Secured Parties in respect of one or more deposit accounts, securities accounts or commodities accounts of any Borrower Party.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Covered Property” means any Equity Interests, Pipelines or other Property (excluding Real Property) of a type subject to the Security Documents first owned or acquired by the Borrower or any Restricted Subsidiary after the Effective Date that, at the time the Borrower or such Restricted Subsidiary first owns or acquires such Property, automatically becomes Collateral subject to perfected First Priority Liens (subject to Permitted Encumbrances) already created pursuant to then existing Security Documents.
“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.
“Davison Family” means (a) James E. Davison (Sr.), James E. Davison, Jr., Stephen K. Davison and Todd A. Davison, and (b) any Related Person of any such member.
“Davison Group” means (a) any member of the Davison Family and (b) any Related Person of any such member.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means, at any time, any Lender that (a) within two Business Days of when due, has failed to fund any portion of any Loan (or any participation in respect of its Committed Amount) to, as applicable, the Borrower, the Administrative Agent or any Issuing Bank required pursuant to the terms of this Agreement to be funded by such Lender, or has

US-DOCS\121193765.6

notified the Administrative Agent that it does not intend to do so, unless such Lender notifies the Administrative Agent and the Borrower in writing on or prior to the date the funding is required to be made that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in writing) has not been satisfied; or (b) has notified the Borrower, the Administrative Agent, any Issuing Bank, or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit, unless such writing or public statement states that such position is based on such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied; or (c) has failed, within three Business Days after reasonable request by the Administrative Agent or the Borrower, to confirm that it will comply with the terms of this Agreement relating to any of its obligations to fund prospective Loans (or any participations in respect of its Committed Amount); or (d) otherwise has failed to pay over to the Administrative Agent, any Issuing Bank, or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute; or (e) (i) has become or is insolvent or has a direct or indirect parent company that has become or is insolvent, (ii) has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, or (iii) has become the subject of a Bail-In Action; provided, that a Lender shall not become a Defaulting Lender solely as the result of the acquisition or maintenance of an ownership interest in such Lender or Person controlling such Lender or the exercise of control over a Lender or Person controlling such Lender by a Governmental Authority or an instrumentality thereof so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.
“Denbury” means Denbury Inc. (formerly known as Denbury Resources Inc.), a Delaware corporation.
“Designated Arrangers” means, collectively, the following Arrangers: Wells Fargo Securities, LLC, BofA Securities, Inc. and Royal Bank of Canada, and “Designated Arranger” means, individually, each of the following Arrangers: Wells Fargo Securities, LLC, BofA Securities, Inc. and Royal Bank of Canada.

US-DOCS\121193765.6

“Direct Financing Lease” means any arrangement in respect of which cash received pursuant to such arrangement is shown on the Borrower’s consolidated statement of cash flows as being attributable to “direct financing leases.”
“Disclosed Matters” means the actions, suits and proceedings disclosed in Schedule 3.07.
“Disqualified Equity” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Equity Interest), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Equity Interest, in whole or in part, earlier than six months after the Maturity Date. Notwithstanding the preceding sentence, any Equity Interests that would constitute Disqualified Equity Interests solely because the holders of the Equity Interests have the right to require the Borrower to repurchase such Equity Interests upon the occurrence of a change of control or an asset sale will not constitute Disqualified Equity Interests if the terms of such Equity Interests provide that the Borrower may not repurchase or redeem any such Equity Interests pursuant to such provisions unless such repurchase or redemption complies with Section 6.08.
“Divestiture” means the direct or indirect sale or transfer, whether in one or more related transactions, by the Borrower or the Restricted Subsidiaries of any Person or group of Persons (or any Equity Interest in any Person or group of Persons) or any related group of assets, liabilities or securities of any Person or group of Persons. “Divest” has a meaning correlative thereto.
“dollars” or “$” refers to lawful money of the United States of America.
“Early Opt-in Election” means, if the then-current Benchmark is USD LIBOR, the occurrence of:

(1)    a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and
(2)    the joint election by the Administrative Agent and the Borrower to trigger a fallback from USD LIBOR and the provision by the Administrative Agent of written notice of such election to the Lenders.
“EDGAR” means the Electronic Data Gathering, Analysis, and Retrieval computer system for the receipt, acceptance, review and dissemination of documents submitted to the SEC in electronic format.

US-DOCS\121193765.6

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any credit institution or investment firm established in any EEA Member Country.
“Effective Date” means April 8, 2021, the date on which the conditions specified in Section 4.01 were satisfied (or waived in accordance with Section 9.02).
“Eligible Contract Participant” means an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder.
“Eligible Inventory” means Petroleum Products owned by the Borrower or its Restricted Subsidiaries, specified by the Borrower as Eligible Inventory in the corresponding Borrowing Base Certificate or Borrowing Request (Financed Inventory), as applicable, which are the subject of either (x) sales contracts or (y) Hedging Agreements (including over-the-counter commodity contracts, futures contracts and physical forward sales contracts at fixed prices); provided, that such Petroleum Products shall only constitute Eligible Inventory so long as (a) (i) the Borrower or its Restricted Subsidiaries shall have lawful and absolute title thereto (specifically excluding, however, tank bottoms and pipeline line fill of the Borrower and its Restricted Subsidiaries classified as long-term assets), subject only to Permitted Eligible Inventory Encumbrances and (ii) the Administrative Agent, for the benefit of the Secured Parties, shall have a First Priority perfected Lien with respect to such Petroleum Products (subject only to Permitted Eligible Inventory Encumbrances), (b) the Administrative Agent, for the benefit of the Secured Parties, shall have a First Priority perfected Lien (subject only to Permitted Eligible Inventory Encumbrances) with respect to such sales contracts or Hedging Agreements, and (c) unless such requirement is waived by the Administrative Agent, each applicable commodities intermediary shall have executed and delivered an Inventory Financing Control Agreement.
“Engagement Letter” means that certain Engagement Letter, dated as of February 18, 2021, between Wells Fargo Securities, LLC and the Borrower.
“Environmental Claim” means any notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (b) in connection with any Hazardous Material or any actual or alleged Hazardous Material Activity, or (c) in connection with any actual or alleged damage,

US-DOCS\121193765.6

injury, threat or harm to natural resources or the environment or, to the extent arising under Environmental Laws.
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments or injunctions, promulgated by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnification for such matters), of any Person directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment, (e) any Environmental Claim, or (f) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interest” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any member interests in a limited liability company, any general or limited partner interests in a partnership, any and all equivalent ownership interests in a Person and any and all warrants, options or other rights to purchase any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a

US-DOCS\121193765.6

determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA.
“Erroneous Payment” has the meaning assigned to such term in Section 8.14(a).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor thereto), as in effect from time to time.
“Eurodollar”, when used in reference to any Loan or Borrowing (including any Inventory Financing Sublimit Borrowing), refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBOR Rate.
“Event of Default” has the meaning assigned to such term in Article VII.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute thereto.
“Excluded Accounts” has the meaning assigned to such term in Section 6.16.
“Excluded Property” means any (a) tract, or group of related tracts, of Real Property acquired by the Borrower or any Restricted Subsidiary (other than from a Borrower Party) after the Effective Date having a fair market value (when including the fair market value of improvements thereon) on the acquisition date thereof of less than $25,000,000 in the aggregate for such group; provided, however, that with respect to projects undertaken in connection with Organic Growth, the term “acquisition date” shall mean the “in-service” date of the relevant project, (b) each “Building” and “Manufactured (Mobile) Home” (each, as defined in the applicable Flood Insurance Regulations) with a fair market value of less than $2,000,000; (c) vehicles, aircraft and other goods covered by a certificate of title, (d)(i) marine vessels owned on the Effective Date (other than any marine vessel listed on Schedule 5.17) and (ii) each marine vessel purchased or otherwise acquired by any Borrower Party after the Effective Date if the consideration paid by such Borrower Party in the transaction or group of related transactions related to such acquisition is less than $10,800,000, (e) rights in or to letters of credit (including letter of credit rights (as defined in the UCC)), (f) the Excluded Accounts, (g) Property subject to a Lien permitted pursuant to Section 6.02(f) or (h) (so long (and only so long) as the documents evidencing the Indebtedness secured thereby and permitted pursuant to Section 6.01(A)(h) (or, on or after the Investment Grade Date, which would constitute Permitted Purchase Money Debt permitted by Section 6.01(B)) or (A)(g) (or, on or after the Investment Grade Date, which would constitute Permitted Acquired Debt permitted by Section 6.01(B)), respectively, prohibit Liens thereon securing the Secured Obligations), (h) the Sterling Assets to the extent the aggregate fair market value thereof does not exceed $75,000,000, and (i) the Permitted JV Accounts.
“Excluded Swap Obligation” means, with respect to any Borrower Party individually determined on a Borrower Party by Borrower Party basis, any Indebtedness or other obligation in respect of any Secured Hedging Agreement if, and solely to the extent that, all or a portion of the guarantee of such Borrower Party of, or the grant by such Borrower Party of a security interest to secure, such Indebtedness or other obligation in respect of such Secured Hedging Agreement (or

US-DOCS\121193765.6

any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Borrower Party’s failure for any reason to constitute an Eligible Contract Participant at the time such guarantee or grant of a security interest is entered into or otherwise becomes effective with respect to, or any other time such Borrower Party is by virtue of such guarantee or grant of security interest otherwise deemed to enter into, such Indebtedness or other obligation in respect of such Secured Hedging Agreement (or guarantee thereof). If such an obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such obligation that is attributable to swaps the guarantee or grant of security interest for which (or for any guarantee of which) so is or becomes illegal.
“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17(a), and (d) in the case of a Foreign Lender, any U.S. federal withholding taxes imposed on amounts payable to a Lender or the Issuing Bank as a result of such Lender’s or Issuing Bank’s failure to comply with the requirements of FATCA to establish a complete exemption from withholding thereunder.
“Existing Credit Agreement” has the meaning assigned to such term in the recitals hereto.
“Existing Issuing Bank” means Bank of America, N.A. and Wells Fargo Bank, National Association.
“Existing Letters of Credit” means the Letters of Credit listed on Schedule 2.06.
“Existing Maturity Date” has the meaning assigned to such term in Section 2.21(a).
“Extending Lender” has the meaning assigned to such term in Section 2.21(e).
“Facility” means any Real Property or Pipelines (including in each case all buildings, fixtures, or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by the Borrower, any Subsidiary or any of their respective predecessors or Affiliates.

US-DOCS\121193765.6

“Family” means (a) an individual, (b) such individual’s spouse, (c) any other natural person who is related to such individual or such individual’s spouse within the second degree of kinship and (d) any other natural person who has been adopted by such individual.
“FATCA” means Section 1471 through 1474 of the Code as enacted on the date hereof (or any amended version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“FCA” has the meaning assigned to such term in Section 1.05.
“FCPA” has the meaning assigned to such term in Section 3.22(b).
“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.
“FERC” means the Federal Energy Regulatory Commission.
“Finance Co” means a direct, Wholly Owned Subsidiary formed to become or otherwise serving as a co-issuer or co-borrower of unsecured Indebtedness or Disqualified Equity permitted by this Agreement, which Restricted Subsidiary meets the following conditions at all times: (a) the provisions of Sections 5.10 and 5.11 have been complied with respect to such Restricted Subsidiary and (b) such Restricted Subsidiary has not (i) incurred, directly or indirectly, any Indebtedness, Disqualified Equity or other obligation or liability whatsoever other than the Indebtedness or Disqualified Equity that it was formed to co-issue or co-borrow or for which it otherwise serves as co-issuer or co-borrower; (ii) engaged in any business, activity or transaction or owned any Property, assets or Equity Interests other than (A) performing its obligations and activities incidental to the co-issuance or co-borrowing of the Indebtedness or Disqualified Equity that it was formed to co-issue or co-borrow or for which it otherwise serves as co-issuer or co-borrower, and (B) other activities incidental to the maintenance of its existence, including legal, Tax and accounting administration; (iii) consolidated with or merged with or into any Person; or (iv) failed to hold itself out to the public as a legal entity separate and distinct from all other Persons.
“Financed Eligible Inventory” means all Eligible Inventory the purchase or storage of which has been financed (or deemed financed) by Loans made under the Inventory Financing Sublimit Tranche.
“Financial Officer” means, with respect to any Person, the chief executive officer, president, chief accounting officer, chief financial officer, treasurer, vice president of finance or

US-DOCS\121193765.6

controller of such Person and, to the extent the Borrower or any of the Subsidiaries does not have any officers (or any such officer), any similar officer of the General Partner or such Person’s parent or general partner.
“First Priority” means, with respect to any Lien purported to be created and granted in any Collateral pursuant to any Security Document, that such Lien is the most senior Lien to which such Collateral is subject.
“Flood Insurance Regulations” shall mean (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), as the same may be amended or recodified from time to time, (d) the Flood Insurance Reform Act of 2004, (e) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto and (f) any regulations promulgated thereunder.
“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the Effective Date, the modification, amendment or renewal of this Agreement or otherwise) with respect to USD LIBOR.
“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Foreign Subsidiary” means any Subsidiary that is not organized under the laws of the United States of America or any state thereof or the District of Columbia.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“FS SPE 1” means Genesis Free State Holdings, LLC, a Delaware limited liability company.
“FS SPE 2” means Genesis Free State Pipeline, LLC, a Delaware limited liability company.
“GAAP” means generally accepted accounting principles in the United States of America.
“General Partner” means the “General Partner” of the Borrower as such term is defined in the Partnership Agreement.
“General Revolving Loans” means all Revolving Loans other than Inventory Financing Sublimit Borrowings; provided, that Inventory Financing Sublimit Borrowings may be converted into General Revolving Loans in accordance with Section 2.11(e)(ii).

US-DOCS\121193765.6

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Governmental Real Property Disclosure Requirements” means any Governmental Requirement of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any Real Property, Pipeline, facility, establishment or business, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including any transfer of control) of any Real Property, Pipeline, facility, establishment or business, of the actual or threatened presence or release in or into the environment, or the use, disposal or handling of Hazardous Material on, at, under or near the Real Property, Pipeline, facility, establishment or business to be sold, leased, mortgaged, assigned or transferred.
“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, whether now or hereafter in effect, including Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.
“Guarantee”, of or by any Person (the “guarantor”), means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease Property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or any obligation that arises solely as a result of (x) the relevant Person’s status as a general partner in a partnership, (y) a Person assuming obligations (other than any obligation that in and of itself constitutes a Guarantee) under an existing contract in connection with a transfer of that contract to that Person or (z) a Person retaining obligations under an existing contract not constituting Indebtedness in connection with a transfer of that contract to another Person.
“Guarantee and Collateral Agreement” means the Fifth Amended and Restated Guarantee and Collateral Agreement, dated as of even date herewith, by and among the Borrower and the other grantors set forth therein, in favor of the Administrative Agent.

US-DOCS\121193765.6

“Guarantors” means each Restricted Subsidiary and each guarantor pursuant to Sections 5.10 and 5.11.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hazardous Materials Activity” means any event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, release, threatened release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.
“Hedged Value” means, as to Financed Eligible Inventory that is not subject to sales contracts, an amount equal to the volumes of such Financed Eligible Inventory multiplied by the prices fixed with respect thereto in the corresponding Hedging Agreements.
“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.
“IBA” has the meaning assigned to such term in Section 1.05.
“Indebtedness” means, as to any Person, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of Property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices and which in any event are no more than 120 days past due, or, if more than 120 days past due, are being contested in good faith and adequate reserves with respect thereto have been made on the books of such Person), (b) the maximum amount available to be drawn or paid under all letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations issued for the account of such Person and all unpaid drawings and unreimbursed payments in respect of such letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations, (c) all indebtedness of the types described in clause (a), (b), (d), (e), (f) or (g) of this definition secured by any Lien on any Property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the lesser of the amount of such indebtedness and the fair market value of the Property to which such Lien relates), (d) all Capital Lease Obligations of such Person, (e) all Guarantees of such Person, (f) all net obligations under any Hedging Agreement or under any similar type of agreement and (g) all Off-Balance Sheet Liabilities of such Person. For the avoidance of doubt, Indebtedness

US-DOCS\121193765.6

shall not include any indebtedness that arises solely as a result of the relevant Person’s status as a general partner of a partnership. Notwithstanding anything in this definition to the contrary, the term Indebtedness shall not include any liabilities attributable to existing or future operating leases to the extent such liabilities arise due to any change after January 1, 2017 in GAAP with respect to accounting for leases.
“Indemnified Taxes” means Taxes other than Excluded Taxes.
“Independence Hub” means Independence Hub, LLC, a Delaware limited liability company governed by that certain Limited Liability Company Agreement of Independence Hub, LLC, dated December 14, 2004, as amended, restated or otherwise modified from time to time to the extent permitted hereby.
“Intellectual Property” has the meaning assigned to such term in Section 3.19(a).
“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08, substantially in the form of Exhibit D.
“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.
“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter, as the Borrower may elect; provided that (a) for a Borrowing made on the Effective Date, the Borrower may elect an Interest Period of two or three weeks with such Interest Period commencing on the Effective Date and ending on the day that is two or three weeks thereafter, (b) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (c) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Inventory Financing Control Agreement” means a Control Agreement required in connection with the Inventory Financing Sublimit Tranche with respect to one or more commodities accounts.
“Inventory Financing Sublimit Amount” means $200,000,000.

US-DOCS\121193765.6

“Inventory Financing Sublimit Availability” means, at any time, the lower of (a) the then effective aggregate Committed Revolving Amounts (net of the then outstanding General Revolving Loans and LC Exposure) and (b) the Inventory Financing Sublimit Amount.
“Inventory Financing Sublimit Borrowing” means Revolving Loans under the Inventory Financing Sublimit Tranche of the same Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.
“Inventory Financing Sublimit Borrowing Base” means, as redetermined upon the delivery of each Borrowing Base Certificate delivered pursuant to Section 5.01(f), as of the Inventory Financing Sublimit Borrowing Base Date specified therein, the amount equal to the product of (a) 90% and (b) an amount equal to the sum of (in each case, as determined as of such Inventory Financing Sublimit Borrowing Base Date) (i) the Sale Value of Financed Eligible Inventory that is subject to sales contracts, plus (ii) the Hedged Value of Financed Eligible Inventory that is not subject to sales contracts, minus (iii) all storage, transportation and other applicable costs related to such Financed Eligible Inventory.
“Inventory Financing Sublimit Borrowing Base Date” means the last day of each calendar month.
“Inventory Financing Sublimit Tranche” has the meaning assigned to such term in Section 2.01(b).
“Inventory Sublimit Prepayment Amount” has the meaning assigned to such term in Section 2.11(e).
“Investment” means, with respect to any Person, any direct or indirect purchase or other acquisition, by division or otherwise, by such Person of any Equity Interest in any other Person, or any direct or indirect loan, advance or capital contribution by such Person to any other Person, including all Indebtedness and receivables owed by such other Person that are not current assets or did not arise from sales to such other Person in the ordinary course of business and, solely for purposes of clauses (a) through (n) of Section 6.04(A), any evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any Equity Interest, evidences of indebtedness or other securities) of, any Guarantee of obligations of, or any other interest in, any other Person.
“Investment Grade Date” means the first date on which one of the Rating Agencies maintains an Investment Grade Rating and the other Rating Agency maintains a rating equal to or more favorable than BB+ (stable) or Ba1 (stable), as applicable.
“Investment Grade Rating” means a Rating equal to or more favorable than (i) Baa3 (stable) from Moody’s or (ii) BBB- (stable) from S&P.
“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published

US-DOCS\121193765.6

from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.
“Issuing Bank” means (a) Wells Fargo Bank, National Association, (b) Bank of America, N.A., (c) each Existing Issuing Bank in its capacity as the issuer of the Existing Letters of Credit issued thereby or (d) such other Lender that is agreed upon by such Lender, the Administrative Agent and the Borrower in such Person’s capacity as an issuer of Letters of Credit hereunder, and in the case of clause (a), (b) or (d), its successors in such capacity as provided in Section 2.06(i). Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
“Joint Venture” means (a) any Person (i) that is not a Subsidiary, and (ii) of which the Borrower, together with its subsidiaries, is, directly or indirectly, the beneficial owner of 5% or more of any class of Equity Interests, (b) an Unrestricted Subsidiary formed with the express intention of establishing a joint venture; provided that if an entity formed pursuant to this clause (b) still constitutes a Subsidiary thirty days after formation, it shall no longer constitute a Joint Venture, (c) Poseidon, until such time as Poseidon constitutes a Subsidiary or (d) Independence Hub, until such time as Independence Hub constitutes a Subsidiary.
“Knowledge” means knowledge; provided that to the extent used in this Agreement to refer to the knowledge of any Borrower Party in respect of activities or affairs of any Person that is not an Affiliate of such Borrower Party, the term “Knowledge” shall not require such Borrower Party to make any inquiry to such Person.
“LC Disbursement” means a payment made by any Issuing Bank pursuant to a Letter of Credit issued by such Issuing Bank.
“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Ratable Revolving Portion of the total LC Exposure at such time, and the LC Exposure of any Issuing Bank at any time shall be the portion of the LC Exposure associated with the Letters of Credit issued by such Issuing Bank.
“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Additional Lender Certificate or an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or any other documentation specified in Section 2.19.
“Letter of Credit” means any letter of credit issued pursuant to this Agreement and the Existing Letters of Credit.
“Letter of Credit Request” means a request by the Borrower for a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit) pursuant to Section 2.06(a), in a form complying with Section 2.06(b) or otherwise acceptable to the applicable Issuing Bank.

US-DOCS\121193765.6

“LIBOR Rate” means,
(a)for any interest rate calculation with respect to a Eurodollar Loan, the rate of interest per annum determined on the basis of the rate for deposits in dollars for a period equal to the applicable Interest Period which appears on Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period. If, for any reason, such rate does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page), then “LIBOR Rate” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period; or
(b)for any interest rate calculation with respect to an ABR Loan, the rate of interest per annum determined on the basis of the rate for deposits in dollars for an Interest Period equal to one month (commencing on the date of determination of such interest rate) which appears on the Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) on such date of determination, or, if such date is not a Business Day, then the immediately preceding Business Day. If, for any reason, such rate does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page) then “LIBOR Rate” for such ABR Loan shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) on such date of determination for a period equal to one month commencing on such date of determination;
provided that, in the case of clauses (a) and (b), if the LIBOR Rate is determined to be less than 0% per annum, “LIBOR Rate” shall be deemed to be 0% per annum for purposes of this Agreement.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset, (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities and (d) solely for purposes of Section 6.02, any assignment or sale of income or revenues (including accounts receivable) or rights in respect of any thereof.
“Loan Documents” means this Agreement, each promissory note, if any, executed in connection herewith, the Letters of Credit, the Security Documents, the Engagement Letter, the NEJD Intercompany Financing Agreements, any letter of credit issued for the benefit of NEJD SPE 1, NEJD SPE 2 or the Administrative Agent in connection with the transactions contemplated by the NEJD Transaction Documents, and each other agreement, instrument, certificate or document executed by the Borrower Parties or any of their officers at any time in connection with this Agreement, as such agreements may be amended, modified, supplemented

US-DOCS\121193765.6

or restated from time to time. For avoidance of doubt, the “Loan Documents” do not include any Secured Hedging Agreement.
“Loans” means the Revolving Loans and the Term Loans made by the Lenders to the Borrower pursuant to this Agreement.
“London Banking Day” means any day on which dealings in dollar deposits are conducted by and between banks in the London interbank Eurodollar market.
“Management Group” means (a) members of the executive management personnel of the General Partner, (b) any spouse or descendant of any individual named in clauses (a), (c) any other natural person who is a member of the Family of any such individual referenced in clauses (a)-(b) above, (d) any other natural person who has been adopted by any such individual referenced in (a)-(c) above, and (e) any Related Person of any such Person referenced in clauses (a)-(d) above.
“Margin Stock” has the meaning assigned to such term in Regulation U.
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of the Borrower and the other Borrower Parties, taken as a whole, exclusive of the inclusion (whether through consolidation, the application of the equity or cost method of accounting for investments, or otherwise) of any effects (including investments therein, assets, liabilities, revenues, expenses and income/loss) attributable to any Unrestricted Subsidiary other than (i) actual cash distributions from any Unrestricted Subsidiary to any Borrower Party and (ii) actual effects on the Borrower Parties on a standalone basis (such as any Borrower Party becoming liable for any obligation), (b) the perfection or priority of the Liens created and granted pursuant to the Security Documents, (c) the ability of any Borrower Party to perform any of its obligations under the Loan Documents to which it is a party or (d) the rights of or benefits available to the Lenders under this Agreement or any other Loan Document.
“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit) or Disqualified Equity of any one or more of the Borrower and the other Borrower Parties in an aggregate principal amount exceeding 3% of Consolidated Net Tangible Assets as of the most recent delivery of financial statements pursuant to Section 5.01(a) or Section 5.01(b). For purposes of determining Material Indebtedness, the “principal amount” of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or any Restricted Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.
“Material Subsidiary” means any Restricted Subsidiary that, on any date of determination, (a) owns tangible Property having a fair market value in excess of 5% of the aggregate fair market value of all tangible Property of the Borrower and the Restricted Subsidiaries, in each case, as determined in good faith by the Borrower, or (b) accounts for in excess of 5% of Consolidated EBITDA for the Test Period most recently ended on or prior to such date.

US-DOCS\121193765.6

“Maturity Date” means March 15, 2024, subject to extension pursuant to Section 2.21.
“Maturity Date Extension” has the meaning assigned to such term in Section 2.21(a).
“Maximum Rate” has the meaning assigned to such term in Section 9.13.
“Moody’s” means Moody’s Investors Service, Inc.
“Mortgage” means each mortgage, deed of trust or any other similar document creating and evidencing a Lien on Real Property, Pipelines and other Property in favor of the Administrative Agent for the benefit of the Secured Parties, which shall be in a form reasonably satisfactory to the Administrative Agent, as the same may be amended, modified, supplemented or restated from time to time in accordance with the Loan Documents.
“Mortgaged Property” means all Real Property and Pipelines that are subject to a Mortgage.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions.
“NEJD Consent” means the Consent and Agreement, dated as of October 30, 2020, by and among Denbury, Onshore, the Administrative Agent, NEJD SPE 1, NEJD SPE 2 and the Borrower.
“NEJD Intercompany Consent” means the Consent and Agreement, dated as of May 30, 2008, by and among Fortis Capital Corp. (as predecessor-in-interest to the Predecessor Agent), NEJD SPE 1, NEJD SPE 2 and the Borrower, as assigned by the Predecessor Agent to the Administrative Agent pursuant to the Resignation Agreement, and as amended by the Amendment to Consent and Agreement, dated as of October 30, 2020, among the Administrative Agent, NEJD SPE 1, NEJD SPE 2 and the Borrower.
“NEJD Intercompany Financing Agreements” means (a) the NEJD Intercompany Note, (b) the NEJD Intercompany Security Documents, and (c) each other agreement, instrument, certificate or document executed by NEJD SPE 1 or NEJD SPE 2 or any of their respective officers at any time in connection with the NEJD Intercompany Note, as such agreements may be amended, modified supplemented or restated from time to time.
“NEJD Intercompany Note” means the Amended and Restated Intercompany Note, dated as of October 30, 2020, in the original principal amount of $70,000,000, executed and delivered by NEJD SPE 2 and payable to the order of NEJD SPE 1.
“NEJD Intercompany Security Documents” means, (a) the NEJD Intercompany Collateral Agreement, dated as of May 30, 2008, among NEJD SPE 2, NEJD SPE 1 and Fortis Capital Corp. (as predecessor-in-interest to the Predecessor Agent), as assigned by the Predecessor Agent to the Administrative Agent pursuant to the Resignation Agreement, and as amended by the Amendment to NEJD Intercompany Collateral Agreement, dated as of October

US-DOCS\121193765.6

30, 2020, by NEJD SPE 2, NEJD SPE 1 and the Administrative Agent, and (b) any and all other agreements, documents, instruments or certificates executed by NEJD SPE 2 or any of its officers at any time in connection with securing the obligations under the NEJD Intercompany Financing Agreements, as such agreements may be amended, modified, supplemented or restated from time to time.
“NEJD SPE 1” means Genesis NEJD Holdings, LLC, a Delaware limited liability company.
“NEJD SPE 2” means Genesis NEJD Pipeline, LLC, a Delaware limited liability company.
“NEJD SRCA” means the Special Representations and Covenants Agreement, dated as of May 30, 2008, by and between the Borrower and Onshore.
“NEJD Transaction Documents” means (a) the Closing Agreement, dated as of May 30, 2008, by and between NEJD SPE 2 and Onshore; (b) the Promissory Note made by Onshore in favor of NEJD SPE 2, dated October 30, 2020, in the original principal amount of $70 million; (c) the Guaranty Agreement (Exchange Note Option), dated as of October 30, 2020, made by Denbury in favor of NEJD SPE 2; (d) the Deed of Trust, Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement, dated as of October 30, 2020, by Onshore, as Mortgagor, and the Trustee (as defined therein) for the benefit of NEJD SPE 2; (e) the Mortgage, Collateral Assignment, and Security Agreement, effective as of October 30, 2020, by Onshore, as Mortgagor, in favor of NEJD SPE 2, as Mortgagee; (f) the Guaranty, dated as of May 30, 2008, by Denbury in favor of NEJD SPE 2, (g) NEJD SRCA, and (h) each other agreement, instrument, certificate or document executed by the Borrower Parties, NEJD SPE 2, Denbury and/or Onshore or any of their officers at any time in connection with the transaction between NEJD SPE 2 (as lessor) and Onshore (as lessee) in respect of the NEJD pipeline pursuant to each of the foregoing documents (other than the NEJD Intercompany Financing Agreements), as such agreements may be amended, modified, supplemented or restated from time to time.
“Net Cash Proceeds” means, as applicable, (a) with respect to any Asset Sale or Casualty Event, all cash and cash equivalents actually received by any Borrower Party or any of its Restricted Subsidiaries therefrom (including any cash or cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, as and when received) less the sum of (i) all income taxes and other taxes assessed by, or reasonably estimated to be payable to, a Governmental Authority as a result of such transaction (provided that if such estimated taxes exceed the amount of actual taxes required to be paid in cash in respect of such Asset Sale, the amount of such excess shall constitute Net Cash Proceeds), (ii) all customary out-of-pocket fees, expenses and commissions incurred in connection with such transaction or event, (iii) the principal amount of, premium, if any, and interest on any Indebtedness (other than Indebtedness under the Loan Documents) secured by a Lien on the asset (or a portion thereof) disposed of, which Indebtedness is required to be repaid in connection with such transaction or event, (iv) all amounts that are set aside as a reserve or placed in escrow (A) for adjustments in respect of the purchase price of such assets, (B) for any liabilities associated

US-DOCS\121193765.6

with such sale or casualty, to the extent such reserve is required by GAAP or as otherwise required pursuant to the documentation with respect to such Asset Sale or Casualty Event, (C) for the payment of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within 90 days after, the date of such sale or other disposition and (D) for the payment of indemnification obligations; provided that, to the extent and at the time any such amounts are released from such reserve and received by such Borrower Party or any of its Subsidiaries, such amounts shall constitute Net Cash Proceeds, and (v) all distributions and other payments required to be made to minority interest holders in the Restricted Subsidiaries or Joint Ventures that are the subject of such Asset Sale and (b) with respect to any issuance of Indebtedness, the gross cash proceeds received by any Borrower Party or any of its Restricted Subsidiaries therefrom less all reasonable and customary out-of-pocket legal, underwriting, investment banking, accounts, and other customary discounts, commissions, fees and expenses incurred in connection therewith.
“New Financed Inventory” has the meaning assigned to such term in Section 4.02(c)(i).
“New Pipeline” means any Pipeline first owned or acquired by the Borrower or any Restricted Subsidiary after June 29, 2010 that was not acquired from another Borrower Party.
“Non-Consenting Lender” has the meaning assigned to such term in Section 2.19(c).
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-Extending Lender” has the meaning assigned to such term in Section 2.21(b).
“Non-Historical Pro Forma Adjustments” has the meaning assigned to such term in clause (iii) of the definition of “Pro Forma Basis.”
“Non-Recourse Obligations” means Indebtedness, Guarantees and other obligations of any type as to which (a) neither the Borrower nor any other Borrower Party (except, as this defined term is used in Section 5.10(c)(iii)(x), the applicable Restricted Subsidiary) (i) is obligated to provide credit support in any form (other than obligations that may remain with a Borrower Party pursuant to applicable law solely based on such Borrower Party having been a predecessor-in-interest or operator with respect to Property contributed or transferred to an Unrestricted Subsidiary or Joint Venture) or (ii) is directly or indirectly liable and (b) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary or Joint Venture) would permit (upon notice, lapse of time or both) any holder of any Indebtedness or Guarantees of the Borrower or any other Borrower Party (except, as this defined term is used in Section 5.10(c)(iii)(x), the applicable Restricted Subsidiary) to declare a default on such Indebtedness or Guarantees of the Borrower or any such other Borrower Party or cause the payment of any such Indebtedness to be accelerated or payable prior to its stated maturity or cause any such Guarantees to become payable, in the case of (a) and (b) above, except for obligations that arise solely as a result of such Person’s status as a general partner of a partnership.

US-DOCS\121193765.6

“Notice Date” has the meaning assigned to such term in Section 2.21(b).
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Off-Balance Sheet Liabilities” means, as to any Person, any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person.
“OLP” means, Genesis Crude Oil, L.P., a Delaware limited partnership.
“Onshore” means Denbury Onshore, LLC, a Delaware limited liability company.
“Organic Growth” means maintenance and other capital expenditures, including maintaining and expanding facilities, in each case other than pursuant to an Acquisition.
“Organizational Documents” means, with respect to any Person, (a) in the case of any corporation, the certificate of incorporation or bylaws (or similar documents) of such Person, (b) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such Person, (c) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such Person, (d) in the case of any general partnership, the partnership agreement (or similar document) of such Person and (e) in any other case, the functional equivalent of the foregoing.
“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or Property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.
“Participants” has the meaning assigned to such term in Section 9.04(b).
“Partnership Agreement” means the Fifth Amended and Restated Agreement of Limited Partnership of the Borrower (as amended, restated, or otherwise modified from time to time) dated as of December 29, 2010 by and among the General Partner and the limited partners party thereto.
“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Acquired Debt” means Indebtedness of a Restricted Subsidiary assumed by such Restricted Subsidiary in connection with any Acquisition (or, if such Restricted Subsidiary is acquired as part of such Acquisition, existing prior thereto); provided that (i) such Indebtedness shall only be secured to the extent permitted by Section 6.02(h), (ii) such Indebtedness exists at the time of such Acquisition at least in the amounts assumed in connection therewith and is not drawn down, created or increased in contemplation of or in connection with

US-DOCS\121193765.6

or subject to such Acquisition, and (iii) no Person, other than the obligor or obligors thereon at the time of such acquisition, shall become liable for such Indebtedness.
“Permitted Acquisition” means an Acquisition that meets the following conditions:
(a)such Acquisition shall not constitute or include an Acquisition that results in a Joint Venture;
(b) no Default or Event of Default then exists or would result therefrom;
(c)with respect to any Acquisition that constitutes a Substantial Transaction, the Borrower shall have made and submitted to the Administrative Agent and the Lenders calculations with respect to the financial covenants contained in Section 6.14 for the respective Calculation Period on a Pro Forma Basis as if the respective Acquisition that constitutes a Substantial Transaction (as well as the other Acquisitions that constitute Substantial Transactions theretofore consummated after the first day of such Calculation Period) had occurred on the first day of such Calculation Period, and such calculations shall show that such financial covenants would have been complied with if such Acquisition had occurred on the first day of such Calculation Period; and
(d) such Acquisition shall not be hostile.
“Permitted Eligible Inventory Encumbrances” means Liens described in clauses (a), (b) and (d) of the definition of Permitted Encumbrances.
“Permitted Encumbrances” means:
(a)Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;
(b)carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, bailors’, maritime, preferred maritime, charterers’, marine insurance premiums or calls, and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days or are being contested in compliance with Section 5.04;
(c)pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
(d)deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(e)judgment liens in respect of judgments that do not constitute an Event of Default under Section 7.01(k);
(f)easements, zoning restrictions, rights-of-way, restrictions and similar encumbrances on Real Property and Pipelines imposed by law or arising in the ordinary course

US-DOCS\121193765.6

of business that do not secure any monetary obligations and do not (i) materially detract from the value of (A) the Real Property and Pipelines that are part of the Borrower’s Business or (B) the Real Property and Pipelines, taken as a whole, owned by any Material Subsidiary, or (ii) interfere with the ordinary conduct of business of the Borrower or any Subsidiary;
(g)Liens arising solely by virtue of any statutory or common law provision relating to bankers’ Liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution;
(h)Liens described in Sections 6.02(b), 6.02(c), 6.02(d), 6.02(e), 6.02(f), 6.02(g), 6.02(h), 6.02(i), 6.02(l) and 6.02(m); and
(i)purchase options, calls or similar rights of a third party with respect to securities of non-wholly owned Subsidiaries and Joint Ventures;
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness for borrowed money (other than Liens permitted pursuant to Sections 6.02(b), 6.02(c), 6.02(f), 6.02(g), 6.02(h), 6.02(l) and 6.02(m)).
“Permitted Investments” means:
(a)direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
(b)investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;
(c)investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;
(d)fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and
(e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940 (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.
“Permitted Investor Group” means the Davison Group and the Management Group.

US-DOCS\121193765.6

“Permitted Joint Venture” means (a) any Joint Venture that, at the time of the relevant acquisition of or Investment in such Joint Venture, (i) is not a Borrower Party, does not Control, or own directly or indirectly any Equity Interests in, any Borrower Party and (ii) after giving effect to which, no Default exists or would result therefrom, and (b) to the extent constituting a Joint Venture, Independence Hub and Poseidon.
“Permitted JV Accounts” means accounts of Borrower or any Restricted Subsidiary used solely for the purpose of managing funds with respect to (i) the operations of a Joint Venture or (ii) a joint marketing agreement in connection with an unincorporated business venture.
“Permitted Purchase Money Debt” means Indebtedness in respect of Purchase Money Obligations and refinancings or renewals thereof; provided that such Indebtedness shall only be secured to the extent permitted by Section 6.02(f).
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Petroleum Products” means crude oil, condensate, natural gas, natural gas liquids (NGL’s), liquefied petroleum gases (LPG’s), refined petroleum products or any blend thereof.
“Pipeline” means gathering systems and pipelines, together with all contracts, Rights-of-Way, easements, servitudes, fixtures, equipment, improvements, permits, records and other real Property appertaining thereto.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute and is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Poseidon” means Poseidon Oil Pipeline Company, L.L.C., a Delaware limited liability company governed by that certain Limited Liability Company Agreement of Poseidon Oil Pipeline Company, L.L.C., dated February 14, 1996, as amended, restated or otherwise modified from time to time to the extent permitted hereby.
“Predecessor Agent” means BNP Paribas in its capacity as administrative agent for the lenders from time to time party to the Second Amended and Restated Credit Agreement, dated as of June 29, 2010, among the Borrower, as borrower, BNP Paribas, as administrative agent, the lenders from time to time party thereto and the other agents and parties referred to therein, as amended.
“Prime Rate” means, for any day, a rate per annum that is equal to the corporate base rate of interest established by the Administrative Agent from time to time and, if requested, provided to the Borrower prior to the delivery of the relevant Borrowing Notice. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually available.

US-DOCS\121193765.6

“Priority Debt” means the sum, without duplication, of (i) Indebtedness of the Borrower or any Guarantor secured by a Lien (other than the Liens entered into under the Loan Documents, including the Security Documents) and (ii) all Indebtedness of any Subsidiary that is not a Guarantor.
“Pro Forma Basis” means, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro forma basis to (a) the incurrence of any Indebtedness (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness, to redeem the Alkali Preferred Units or to finance a Permitted Acquisition or Material Projects for which a Material Project EBITDA Adjustment has been made with respect to such calculation, an acquisition that results in a Joint Venture, an acquisition that is consummated through an Unrestricted Subsidiary or a Joint Venture or a Divestiture that constitutes a Substantial Transaction) or Disqualified Equity after the first day of the relevant Calculation Period or Test Period, as the case may be, as if such Indebtedness or Disqualified Equity had been incurred or issued (and the proceeds thereof applied) on the first day of such Test Period or Calculation Period, as the case may be, (b) the permanent repayment of any Indebtedness (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) or Disqualified Equity after the first day of the relevant Test Period or Calculation Period, as the case may be, as if such Indebtedness or Disqualified Equity had been retired or repaid on the first day of such Test Period or Calculation Period, as the case may be, and (c) any Substantial Transaction then being consummated as well as any other Substantial Transaction if consummated after the first day of the relevant Test Period or Calculation Period, as the case may be, and on or prior to the date of the respective Substantial Transaction then being effected, with the following rules to apply in connection therewith:
(i)with respect to such Substantial Transaction, all Indebtedness or Disqualified Equity (A) (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness, to redeem Alkali Preferred Units or to finance Acquisitions or Material Projects for which a Material Project EBITDA Adjustment has been made with respect to such calculation, acquisitions that result in a Joint Venture, or acquisitions that are consummated through an Unrestricted Subsidiary or a Joint Venture) incurred or issued after the first day of the relevant Test Period or Calculation Period (whether incurred to finance an Acquisition, an acquisition that results in a Joint Venture, or an acquisition that is consummated through an Unrestricted Subsidiary or a Joint Venture, to refinance Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of such Test Period or Calculation Period, as the case may be, and remain outstanding through the date of determination and (B) (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) permanently retired or redeemed after the first day of the relevant Test Period or Calculation Period shall be deemed to have been retired or redeemed on the first day of such Test Period or Calculation Period, as the case may be, and remain retired through the date of determination;

US-DOCS\121193765.6

(ii)with respect to such Substantial Transaction, all Indebtedness or Disqualified Equity assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest at (A) the rate applicable thereto, in the case of fixed rate Indebtedness or Disqualified Equity, or (B) the rates which would have been applicable thereto during the respective period when same was deemed outstanding, in the case of floating rate Indebtedness or Disqualified Equity (although interest expense with respect to any Indebtedness or Disqualified Equity for periods while same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while same was actually outstanding); provided that all Indebtedness or Disqualified Equity (whether actually outstanding or deemed outstanding) bearing interest at a floating rate of interest shall be tested on the basis of the rates applicable at the time the determination is made pursuant to said provisions;
(iii)with respect to such Substantial Transaction, in making any determination of Adjusted Consolidated EBITDA, pro forma effect shall be given to any such Substantial Transaction if effected during the respective Calculation Period or Test Period as if same had occurred on the first day of the respective Calculation Period or Test Period, as the case may be, and, at the Borrower’s election by written notice to the Administrative Agent as contemplated by clause (iv)(a)(x) below, but only to the extent approved by the Administrative Agent and a majority of the Designated Arrangers pursuant to such clause (and with respect to any redemption of the Alkali Preferred Units constituting a Substantial Transaction, only if concurrently with such redemption, each member of the Alkali Group is designated as a Restricted Subsidiary), with respect to adjustments beyond the mere combination of the relevant historical financial information, including for factually supportable and identifiable cost savings and reduction of expenses which would otherwise be accounted for as an adjustment pursuant to Article 11 of Regulation S-X under the Securities Act, (collectively such adjustments, “Non-Historical Pro Forma Adjustments”), as if such cost savings or reduction of expenses or other adjustments were realized commencing on the first day of the respective period; and
(iv)with respect to any Substantial Transaction that is not a Divestiture, (a) the Borrower shall have submitted to the Administrative Agent (x) written notice whether, at Borrower’s election, financial projections and calculations prepared on a Pro Forma Basis for such Substantial Transaction are to take into account Non-Historical Pro Forma Adjustments as contemplated by clause (iii) above and, if so, whether the Borrower will obtain approval by the Administrative Agent and a majority of the Designated Arrangers of such Non-Historical Pro Forma Adjustments prior to consummation of the Substantial Transaction and (y) reasonably detailed financial projections of the Borrower and the Subsidiaries and a calculation of Adjusted Consolidated EBITDA in each case taking into account such Substantial Transaction on a Pro Forma Basis (both without giving effect to any Non-Historical Pro Forma Adjustments and, unless Borrower has elected that

US-DOCS\121193765.6

financial projections and calculations prepared on a Pro Forma Basis for such Substantial Transaction not take into account any Non-Historical Pro Forma Adjustments, after giving effect to such Non-Historical Pro Forma Adjustments) for the most recent Calculation Period, (b) the Administrative Agent shall have submitted such financial projections and such Adjusted Consolidated EBITDA calculation to the Designated Arrangers and, if (but only if) the Borrower has elected that financial projections and calculations prepared on a Pro Forma Basis for such Substantial Transaction take into account Non-Historical Pro Forma Adjustments as specified in such written notice referred to in clause (a)(x), received approval of the Administrative Agent and a majority of the Designated Arrangers (provided that (A) solely for purposes of this approval, any Designated Arranger that does not affirmatively state in writing that it will not approve such projections and calculation within five (5) Business Days after submission to it by the Administrative Agent for approval will be deemed to have approved such projections and calculations, and (B) to the extent the approval otherwise required by clause (b) above is not obtained, such Substantial Transaction may be consummated if otherwise permitted by the Loan Documents; provided that such Substantial Transaction shall be accounted for hereunder on a Pro Forma Basis (without giving effect to any Non-Historical Pro Forma Adjustments) until such approval is obtained (and, if commercially reasonable and requested by the Administrative Agent, the parties hereto will continue to cooperate to determine if such approvals can be obtained based on good faith adjustments to such Non-Historical Pro Forma Adjustments taken into account in preparing such projections or calculations)), and (c) the Borrower shall have made and submitted to the Administrative Agent and the Lenders calculations with respect to the financial covenants contained in Section 6.14 for the respective Calculation Period on a Pro Forma Basis (without giving effect to any Non-Historical Pro Forma Adjustments unless approval thereof by the Administrative Agent and a majority of the Designated Arrangers either has been obtained or is to be obtained prior to (and as a condition to) consummation of such Substantial Transaction) as if the respective Substantial Transaction (as well as the other Substantial Transactions theretofore consummated after the first day of such Calculation Period) had occurred on the first day of such Calculation Period, and such calculations shall show that such financial covenants would have been complied with if the Substantial Transaction had occurred on the first day of such Calculation Period.
“Process Agent” has the meaning assigned to such term in Section 9.09(d).
“Property” means any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests or other ownership interests of any Person and whether now in existence or owned or hereafter entered into or acquired.

US-DOCS\121193765.6

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Purchase Money Obligation” means, for any Person, the obligations of such Person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any Property (including Equity Interests of any Person) or the cost of installation, construction or improvement of any Property and any refinancing thereof; provided that (a) such Indebtedness is incurred prior to, or contemporaneously with or within one year after such acquisition of such Property by such Person and (b) the amount of such Indebtedness does not exceed 100% of the cost of such acquisition, installation, construction or improvement, as the case may be, including related costs, fees and expenses.
“Ratable Portion” or (other than in the expression “equally and ratably”) “ratably” means, with respect to any Lender at any time of determination, the percentage obtained by dividing (a) the Committed Amount of such Lender at such time (plus, if the Committed Term Loan Amounts have terminated, the Term Loan Exposure of such lender at such time) by (b) the aggregate Committed Amounts of all Lenders at such time (plus, if the Committed Term Loan Amounts have terminated, the aggregate Term Loan Exposures of all Lenders at such time) (or, if such date of determination is after the Maturity Date, the percentage obtained by dividing the aggregate outstanding principal balance of the Aggregate Exposure owing to such Lender at such time by the aggregate principal balance of the Aggregate Exposures owing to all Lenders at such time).
“Ratable Revolving Portion” means, with respect to any Revolving Lender at any time of determination, the percentage obtained by dividing (a) the Committed Revolving Amount of such Revolving Lender at such time by (b) the aggregate Committed Revolving Amounts of all Revolving Lenders at such time (or, if such date of determination is after the Maturity Date, the percentage obtained by dividing the aggregate outstanding principal balance of the aggregate Revolving Credit Exposure owing to such Revolving Lender at such time by the aggregate principal balance of the aggregate Revolving Credit Exposures owing to all Revolving Lenders at such time).
“Rating” means, as to each Rating Agency and on any day, the rating maintained by such Rating Agency on such day for senior, unsecured, non-credit enhanced long-term debt of the Borrower.
“Rating Agency” means each of Moody’s and S&P.
“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real Property owned, leased or operated by any person, whether by leased, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other Property and rights incidental to the ownership, lease or operation thereof. Real Property does not include Pipelines.

US-DOCS\121193765.6

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is USD LIBOR, 11:00 a.m. (London time) on the day that is two (2) London Banking Days preceding the date of such setting, and (2) if such Benchmark is not USD LIBOR, the time determined by the Administrative Agent in its reasonable discretion.
“Register” has the meaning set forth in Section 9.04(d).
“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder and thereof.
“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder and thereof.
“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder and thereof.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Related Person” means, with respect to a particular Person: (a) each other member of an individual’s Family; (b) any Person that is directly or indirectly Controlled by such individual and/or any one or more members of such individual’s Family; (c) any Person with respect to which such Person and/or one or more members of such Person’s Family and/or all Related Persons thereto, collectively, constitute at least a majority of the executors or trustees thereof (or in a similar capacity); and (d) any person that is an estate planning vehicle (such as a trust) of which such Person and/or one or more members of such Person’s Family and/or any Related Persons thereto, collectively, are substantial beneficiaries.
“Relevant Governmental Body” means the FRB or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the FRB or the Federal Reserve Bank of New York, or any successor thereto.
“Remedial Work” has the meaning assigned to such term in Section 5.09(a).
“Required Lenders” means, at any time, Lenders holding greater than 50% of the sum of (a) the aggregate (i) Committed Term Loan Amounts or (ii) if the Committed Term Loan Amounts have terminated, Term Loan Exposures at such time and (b) the aggregate combined Revolving Credit Exposures and unused Committed Revolving Amounts at such time; provided, that the portion of the Term Loan Exposures, Revolving Credit Exposures or Committed Amounts held by any Defaulting Lender shall be excluded from both the approvals received and the total Term Loan Exposures, Revolving Credit Exposures or Committed Amounts then in effect for purposes of making a determination of Required Lenders for any purpose hereunder or under any other Loan Document.

US-DOCS\121193765.6

“Resignation Agreement” means that certain Resignation, Consent and Appointment Agreement and Amendment Agreement, dated as of April 20, 2012, whereby the Predecessor Agent assigned to the Administrative Agent, and the Administrative Agent assumed from the Predecessor Agent, all of the Predecessor Agent’s rights, interests, liabilities and obligations as administrative agent under the Second Amended and Restated Credit Agreement, dated as of June 29, 2010, among the Borrower, as borrower, BNP Paribas, as administrative agent, the lenders from time to time party thereto and the other agents and parties referred to therein, as amended, and the other Loan Documents (as defined in such Second Amended and Restated Credit Agreement).
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means, with respect to any Person, the Chief Executive Officer, the President, any Executive Officer, any Financial Officer or any Vice President of such Person. Unless otherwise indicated herein, each reference to a Responsible Officer herein shall mean a Responsible Officer of the Borrower.
“Restricted Joint Venture” means, so long as each such Person constitutes a Joint Venture, (a) each of Odyssey Pipeline L.L.C., T&P Syngas Supply Company, Nautilus Pipeline Company, L.L.C., Manta Ray Offshore Gathering Company, L.L.C., Neptune Pipeline Company, L.L.C., Atlantis Offshore, LLC, Independence Hub, and Poseidon, and (b) any Joint Venture (other than a Joint Venture listed in the foregoing clause (a)) that is designated as a Restricted Joint Venture pursuant to a written notice from the Borrower to the Administrative Agent; provided that,
(i)immediately before and immediately after giving pro forma effect to such designation, no Default shall have occurred and be continuing; and
(ii)as determined as of the last date of each fiscal quarter (which determination shall be applicable for the entire Test Period or Calculation Period ending on such date, as the case may be), for such Joint Venture to qualify as a Restricted Joint Venture, the following must be true:
(A)at any time prior to the Investment Grade Date, the Borrower has provided and maintains Security Documents granting a valid perfected First Priority security interest in all the Capital Stock of such Joint Venture that is owned by the Borrower or any Restricted Subsidiary to the extent required under Section 5.10;
(B)the Capital Stock of such Joint Venture is not owned, directly or indirectly, by an Unrestricted Subsidiary;
(C)such Joint Venture has not created, issued, incurred, become liable in respect of or suffered to exist any Indebtedness for borrowed money; and

US-DOCS\121193765.6

(D)there exists no Lien in respect of such Joint Venture’s Capital Stock other than a pledge granted pursuant to the Loan Documents, Liens arising by operation of law and Liens arising by operation of such Joint Venture’s Organizational Documents (and which are of the type customary in such Organizational Documents).
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest of the Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interest of the Borrower or any Subsidiary.
“Restricted Subsidiary” means the General Partner and any other Subsidiary other than an Unrestricted Subsidiary. Subject to the right to redesignate certain Restricted Subsidiaries as Unrestricted Subsidiaries in accordance with the definition of “Unrestricted Subsidiary,” all of the Subsidiaries as of the date hereof, other than each Subsidiary that is designated as an “Unrestricted Subsidiary” on Schedule 3.18(a), are Restricted Subsidiaries. Any Subsidiary designated as an Unrestricted Subsidiary may be redesignated as a Restricted Subsidiary pursuant to a written notice from the Borrower to the Administrative Agent; provided that, after giving effect to such redesignation, (a) no Default or Event of Default shall have occurred and be continuing and (b) the Borrower shall be in compliance on a Pro Forma Basis with Section 6.14; provided further that, an Unrestricted Subsidiary that has previously been redesignated as a Restricted Subsidiary may not be subsequently redesignated as an Unrestricted Subsidiary.
“Revolving Borrowing” means Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.
“Revolving Credit Exposure” means, with respect to any Revolving Lender at any time, the sum of the outstanding principal amount of such Revolving Lender’s Revolving Loans and its LC Exposure at such time.
“Revolving Lender” means a Lender in respect of its Committed Revolving Amount, Revolving Loans or LC Exposure.
“Revolving Loan” means a loan made to the Borrower pursuant to Section 2.01(a).
“Rights-of-Way” means any and all rights-of-way, easements, permits, licenses, franchises or other rights of ingress and egress.
“Risk Management Requirements” has the meaning assigned to such term in Section 5.15.

US-DOCS\121193765.6

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc. or any successor ratings organization.
“Sale Value” means, as to Financed Eligible Inventory that is subject to sales contracts, an amount equal to the volumes of such Financed Eligible Inventory multiplied by the sale price.
“Sanctioned Country” means at any time, a country, region or territory which is itself (or whose government is) the subject or target of any Sanctions (including, as of the Effective Date, Cuba, Iran, North Korea, Syria and Crimea).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including OFAC’s Specially Designated Nationals and Blocked Persons List and OFAC’s Consolidated Non-SDN List), the U.S. Department of State, the United Nations Security Council, the European Union, any European member state, Her Majesty’s Treasury, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by, or acting or purporting to act for or on behalf of, directly or indirectly, any such Person or Persons described in clauses (a) and (b), including a Person that is deemed by OFAC to be a Sanctions target based on the ownership of such legal entity by Sanctioned Person(s) or (d) any Person otherwise a target of Sanctions, including vessels and aircraft, that are designated under any Sanctions program.
“Sanctions” means any and all applicable economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and restrictions and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, any European member state, Her Majesty’s Treasury, or other relevant sanctions authority in any jurisdiction in which (a) the Borrower or any of its Subsidiaries or Affiliates is located or conducts business, (b) in which any of the proceeds of the Loans will be used, or (c) from which repayment of the Loans will be directly derived.
“Scheduled Commercial Operation Date” means, with respect to any Material Project, the date originally scheduled as the day on which such Material Project shall achieve “commercial operation” as defined in the definition of Adjusted Consolidated EBITDA as specified in the notice to be delivered to the Administrative Agent with respect to such Material Project as specified in the third paragraph of the definition of “Adjusted Consolidated EBITDA”.
“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.
“Secured Hedging Agreement” means (a) each Hedging Agreement existing on the Effective Date between any Borrower Party and any Person that is a Lender or an Affiliate of a Lender on such date and (b) each Hedging Agreement between any Borrower Party and any Person that was a Lender or an Affiliate of a Lender at the time it entered into such Hedging Agreement; provided, that “Secured Hedging Agreement” shall not include any transactions or

US-DOCS\121193765.6

confirmations with a Lender or an Affiliate of a Lender entered into after such Lender ceases to be a Lender or such Affiliate ceases to be an Affiliate of a Lender.
“Secured Obligations” means, collectively, all Indebtedness, liabilities and obligations of each Borrower Party to the Administrative Agent, each Issuing Bank, the Lenders and each Lender or Affiliate of a Lender party to a Secured Hedging Agreement (and each former Lender or Affiliate of a Lender that has ceased to be a Lender or Affiliate of a Lender but remains party to a Secured Hedging Agreement to the extent provided in the definition of “Secured Hedging Agreement”), of whatsoever nature and howsoever evidenced, due or to become due, now existing or hereafter arising, whether direct or indirect, absolute or contingent, which may arise under, out of, or in connection with this Agreement, the other Loan Documents (other than the NEJD Intercompany Financing Agreements), each Secured Hedging Agreement (to the extent that the Secured Obligations arise under, out of, or in connection with such Secured Hedging Agreement during such time as the counterparty thereto is a Lender or an Affiliate of a Lender as provided in the definition of “Secured Hedging Agreement”) and all other agreements, guarantees, notes and other documents entered into by any party in connection therewith, and any amendment, restatement or modification of any of the foregoing, including, but not limited to, the full and punctual payment when due of any unpaid principal of the Loans and LC Exposure, any amounts payable in respect of an early termination under any Secured Hedging Agreement, interest (including, without limitation, interest accruing at any post-default rate and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), fees, reimbursement obligations, guaranty obligations, penalties, indemnities, legal and other fees, charges and expenses, and amounts advanced by any Secured Party, including all out-of-pocket expenses incurred in order to preserve any collateral or security interest, whether after acceleration or otherwise; provided that solely with respect to any Restricted Subsidiary that is not an Eligible Contract Participant, Excluded Swap Obligations of such Restricted Subsidiary shall in any event be excluded from “Secured Obligations” owing by such Restricted Subsidiary.
“Secured Parties” means, collectively, the Administrative Agent, the Issuing Banks, the Lenders and any Lender or Affiliate of any Lender that is a party to a Secured Hedging Agreement.
“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.
“Security Documents” means, collectively, the Guarantee and Collateral Agreement, the Control Agreements, the Mortgages, the NEJD Intercompany Security Documents, the NEJD Consent, the NEJD Intercompany Consent, and any and all other agreements, documents, instruments or certificates executed by the General Partner or any other Borrower Party or any of their respective officers at any time in connection with securing the Secured Obligations, as such agreements may be amended, modified, supplemented or restated from time to time.

US-DOCS\121193765.6

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBOR Rate for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Sterling Assets” means assets of the Borrower or any Restricted Subsidiary subject to the Sterling Terminaling Agreement.
“Sterling Terminaling Agreement” means that certain Crude Oil Terminaling Agreement dated effective as of March 24, 2011 by and between Texas City Crude Oil Terminal, LLC and Sterling Chemicals, Inc., as amended, amended and restated, supplemented or otherwise modified from time to time.
“subsidiary” means, with respect to any Person (the “parent”), at any date, any corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled by the parent and/or one or more subsidiaries of the parent.
“Subsidiary” means any subsidiary of the Borrower; provided, that neither Independence Hub nor Poseidon shall constitute a “Subsidiary” until such time as all of the Equity Interests therein (other than director’s qualifying shares, as may be required by law) are owned by the Borrower, either directly or indirectly through one or more Wholly Owned Subsidiaries.
“Substantial Transaction” means (a) any Permitted Acquisition, any acquisition that results in a Joint Venture, any acquisition that is consummated through an Unrestricted Subsidiary or a Joint Venture, or any Divestiture in respect of which the aggregate Acquisition

US-DOCS\121193765.6

Consideration (or, in the case of a Divestiture, the consideration paid by the purchaser if calculated in the same manner as the definition of Acquisition Consideration) is in excess of $25,000,000 or (b) any redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary in accordance with the definition of “Restricted Subsidiary”.
“Syndication Agent” means Bank of America, N.A.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
“Term Lender” means a Lender in respect of its Committed Term Loan Amount or Term Loans.
“Term Loan” means a loan made to the Borrower pursuant to Section 2.01(c).
“Term Loan Borrowing” means Term Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.
“Term Loan Exposure” means, with respect to any Term Lender at any time, the sum of the outstanding principal amount of such Term Lender’s Term Loans.
“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Term SOFR Notice” means a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Transition Event.
“Term SOFR Transition Event” means the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable, has previously occurred resulting in the replacement of the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14(c) with a Benchmark Replacement the Unadjusted Benchmark Replacement component of which is not Term SOFR.
“Test Period” means each period of four consecutive fiscal quarters of the Borrower then last ended, in each case taken as one accounting period.
“Transaction Costs” means any legal, professional and advisory fees or other transaction costs and expenses paid (whether or not incurred) by the Borrower or any Restricted Subsidiary in connection with (a) any Acquisition, (b) any Investment in a Permitted Joint Venture, (c) any Divestiture, or (d) any incurrence of Indebtedness or Disqualified Equity or any issuance of other equity securities to finance, or to refinance Indebtedness or Disqualified Equity incurred to finance, any of the foregoing.

US-DOCS\121193765.6

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement (including for the avoidance of doubt any amendments, modifications, supplements or restatements thereof), the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, and the execution, delivery and performance of the other Loan Documents by the Borrower Parties.
“Transferee” has the meaning assigned to such term in Section 9.04(f).
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBOR Rate or the Alternate Base Rate.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unrestricted Joint Venture” means a Joint Venture which is not a Restricted Joint Venture.
“Unrestricted Subsidiary” means (1) any Subsidiary (a) that is listed as an Unrestricted Subsidiary on Schedule 3.18(a) (until such time as such Subsidiary may be redesignated as a Restricted Subsidiary in accordance with the definition of “Restricted Subsidiary”) or that becomes a Subsidiary after the date hereof and, at the time it becomes a Subsidiary, is designated as an Unrestricted Subsidiary pursuant to a written notice from the Borrower to the Administrative Agent, (b) which has not acquired any assets (other than as not prohibited by this Agreement) from the Borrower or any Restricted Subsidiary, and (c) that has no Indebtedness, Guarantee obligations or other obligations other than Non-Recourse Obligations, except as expressly permitted pursuant to Sections 5.13(c) and 6.04(A)(g) and, in the case of NEJD SPE 2, except for recourse pursuant to the NEJD SRCA, the NEJD Intercompany Financing Agreements and the NEJD Consent (subject to limitations on amendment of such documents set forth in the Loan Documents, the NEJD Intercompany Financing Agreements and the NEJD Consent) and (2) each member of the Alkali Group (until such time as such member of the Alkali Group may be redesignated as a Restricted Subsidiary in accordance with the definition of “Restricted Subsidiary”). Any Restricted Subsidiary (other than the General Partner) may be redesignated as an Unrestricted Subsidiary pursuant to a written notice from the Borrower to the Administrative Agent; provided that, after giving effect to such redesignation, (i) no Default or Event of Default shall have occurred and be continuing and (ii) the Borrower shall be in compliance on a Pro

US-DOCS\121193765.6

Forma Basis with Section 6.14; provided further that, an Unrestricted Subsidiary that has previously been redesignated as a Restricted Subsidiary may not be subsequently redesignated as an Unrestricted Subsidiary.
“Unused Fee(s) on Committed Revolving Amount” has the meaning assigned to such term in the definition of Applicable Margin.
“USD LIBOR” means the London interbank offered rate for dollars.
“Wholly Owned Subsidiary” means any Restricted Subsidiary, all of the Equity Interests in which (other than the director’s qualifying shares, as may be required by law) are owned by the Borrower, either directly or indirectly through one or more Wholly Owned Subsidiaries.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.02Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).
Section 1.03Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and

US-DOCS\121193765.6

Schedules shall, unless otherwise stated, be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the word “asset” shall be construed to have the same meaning as the defined term “Property” set forth herein.
Section 1.04Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
Section 1.05Rates. The interest rate on Eurodollar Loans and ABR Loans (when determined by reference to clause (c) of the definition of Alternate Base Rate) may be determined by reference to LIBOR, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. On March 5, 2021, ICE Benchmark Administration (“IBA”), the administrator of the London interbank offered rate, and the Financial Conduct Authority (the “FCA”), the regulatory supervisor of IBA, announced in public statements (the “Announcements”) that the final publication or representativeness date for the London interbank offered rate for dollars for: (a) 1-week and 2-month tenor settings will be December 31, 2021 and (b) overnight, 1-month, 3-month, 6-month and 12-month tenor settings will be June 30, 2023. No successor administrator for IBA was identified in such Announcements. As a result, it is possible that commencing immediately after such dates, the London interbank offered rate for such tenors may no longer be available or may no longer be deemed a representative reference rate upon which to determine the interest rate on Eurodollar Loans or ABR Loans (when determined by reference to clause (c) of the definition of Alternate Base Rate). There is no assurance that the dates set forth in the Announcements will not change or that IBA or the FCA will not take further action that could impact the availability, composition or characteristics of any London interbank offered rate. Public and private sector industry initiatives have been and continue, as of the date hereof, to be underway to implement new or alternative reference rates to be used in place of the London interbank offered rate. In the event that the London interbank offered rate or any other then-current Benchmark is no longer available or in certain other circumstances set forth in Section 2.14(c), such Section 2.14(c) provides a mechanism for determining an alternative rate of interest. The Administrative Agent will notify the Borrower, pursuant to Section 2.14(c), of any change to the reference rate upon which the interest rate on Eurodollar Loans and ABR Loans (when determined by reference to clause (c) of the definition of Alternate Base Rate) is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (i) the administration of, submission of, calculation of or any other matter related to the London interbank offered rate or other rates in the definition of “LIBOR Rate” or with respect to any

US-DOCS\121193765.6

alternative, comparable or successor rate thereto, or replacement rate thereof (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement reference rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 2.14(c), will be similar to, or produce the same value or economic equivalence of, LIBOR or any other Benchmark, or have the same volume or liquidity as did the London interbank offered rate or any other Benchmark prior to its discontinuance or unavailability, or (ii) the effect, implementation or composition of any Benchmark Replacement Conforming Changes.
Section 1.06Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then (x) any such asset or right shall be deemed to have been transferred from the original Person to the subsequent Person and (y) any such obligation or liability shall be deemed to have been assumed by the subsequent Person (and no longer to be an obligation or liability of the original Person); and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
ARTICLE II.
THE CREDITS
Section 2.01Commitments.
(a)Revolving Loans. Subject to the terms and conditions set forth herein, each Revolving Lender agrees to make Revolving Loans (including Revolving Loans under the Inventory Financing Sublimit Tranche made in accordance with Section 2.01(b)) to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Revolving Lender’s Revolving Credit Exposure exceeding such Revolving Lender’s Committed Revolving Amount, or (b) the aggregate Revolving Credit Exposure for all Revolving Lenders exceeding the aggregate Committed Revolving Amounts; provided, however, that at no time shall any Revolving Lender be obligated to make Revolving Loans in an aggregate principal amount in excess of such Revolving Lender’s Ratable Revolving Portion of the aggregate Committed Revolving Amounts at such time. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.
(b)Inventory Financing Sublimit Tranche. Subject to the terms and conditions set forth herein, each Revolving Lender agrees that, upon the request of the Borrower, certain Revolving Loans made pursuant to Section 2.01(a), as are specified by the Borrower in the applicable Borrowing Request (Financed Inventory), will be designated as part of a sublimit (the “Inventory Financing Sublimit Tranche”) to finance (i) the purchase and sale by the Borrower or any Restricted Subsidiary of Eligible Inventory, (ii) the Eligible Inventory subject to a Hedging Agreement entered into by the Borrower or any Restricted Subsidiary, and (iii) storage and transportation costs relating thereto; provided that on the date any such Revolving Loan is so designated, the aggregate outstanding Revolving Loans under the Inventory Financing Sublimit

US-DOCS\121193765.6

Tranche shall not exceed the Inventory Financing Sublimit Availability. With respect to any Inventory Financing Sublimit Borrowing, such Inventory Financing Sublimit Borrowing shall be deemed to have been used to finance the Eligible Inventory specified in the applicable Borrowing Request (Financed Inventory) in accordance with clauses (i), (ii) and (iii) of the preceding sentence, regardless of the manner in which the proceeds of such Inventory Financing Sublimit Borrowing are actually applied.
(c)Term Loans. Subject to the terms and conditions set forth herein, each Term Lender agrees to make a Term Loan to the Borrower on the Effective Date in an aggregate principal amount equal to such Term Lender’s Committed Term Loan Amount. Notwithstanding the foregoing, if the total Committed Term Loan Amount for all Lenders as of the Effective Date is not drawn on the Effective Date, the undrawn amount shall automatically be cancelled. Amounts of Term Loans repaid or prepaid may not be reborrowed.
Section 2.02Loans and Borrowings.
(a)Each Revolving Loan shall be made as part of a Revolving Borrowing consisting of Revolving Loans made by the Revolving Lenders ratably in accordance with their respective Committed Revolving Amounts. Each Term Loan shall be made as part of a Term Loan Borrowing consisting of Term Loans made by the Term Lenders ratably in accordance with their respective Committed Term Loan Amounts. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Committed Amounts of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. The respective obligations of the Lenders under this Agreement are several and not joint, and no Lender shall be responsible for the failure of any other Lender to satisfy its obligations hereunder.
(b)Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
(c)At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $300,000 and not less than $2,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the aggregate Committed Revolving Amount or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of six Eurodollar Borrowings outstanding.
(d)Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

US-DOCS\121193765.6

Section 2.03Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or e-mail to the Administrative Agent of a written Borrowing Request signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
(i) the aggregate amount of the requested Borrowing;
(ii) the date of such Borrowing, which shall be a Business Day;
(iii) whether such Borrowing is to be a Revolving Borrowing or a Term Loan Borrowing;
(iv) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;
(v) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;
(vi) in the case of a Revolving Borrowing, whether such Revolving Borrowing is an Inventory Financing Sublimit Borrowing;
(vii) in the case of an Inventory Financing Sublimit Borrowing, the certifications required by Section 4.02(c)(iii);
(viii) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Each Borrowing Request for a Revolving Borrowing shall constitute a representation that the amount of the Borrowing requested thereunder will not cause the sum of the total Revolving Credit Exposures to exceed the aggregate Committed Revolving Amounts. Each Borrowing Request for a Term Loan Borrowing shall constitute a representation that the amount of the Borrowing requested thereunder will not cause the sum of the total Term Loan Exposures to exceed the aggregate Committed Term Loan Amounts. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
Section 2.04[Reserved]

US-DOCS\121193765.6

.
Section 2.05Committed Amount.
(a)Initial Committed Amount; General Provisions. As of the Effective Date, (i) the aggregate Committed Revolving Amounts shall be $650,000,000, (ii) the aggregate Committed Term Loan Amounts shall be $300,000,000 and (iii) the aggregate Committed Amounts shall be $950,000,000. The aggregate Committed Revolving Amounts and the aggregate Committed Amounts shall, in each case, at all times be in a minimum amount and an integral multiple of $5,000,000. Any decrease (other than termination thereof pursuant to Section 2.09) of the aggregate Committed Revolving Amounts or the aggregate Committed Term Loan Amounts may only be made in accordance with and to the extent permitted by Section 2.05(b), and any such reduction shall be permanent. Any increase of the aggregate Committed Revolving Amounts may only be made in accordance with and to the extent permitted by Section 2.05(c).
(b)Decreases of Committed Revolving Amounts. The Borrower may decrease the aggregate Committed Revolving Amounts by delivering to the Administrative Agent a Committed Amount Decrease Certificate electing a decrease of the aggregate Committed Revolving Amounts. Any such decrease in the aggregate Committed Revolving Amounts shall be effective from the third Business Day after receipt of the applicable Committed Amount Decrease Certificate by the Administrative Agent as provided above, unless such Committed Amount Decrease Certificate requests such decrease to become effective on a later date, not to exceed ten (10) Business Days after receipt thereof by the Administrative Agent. Any such decrease in the aggregate Committed Revolving Amounts shall be applied to each Revolving Lender’s Committed Revolving Amount pro rata. The Administrative Agent shall deliver to each Revolving Lender a copy of such Committed Amount Decrease Certificate together with a schedule showing each Revolving Lender’s Ratable Revolving Portion of the decrease to the aggregate Committed Revolving Amounts.
(c)Increase of Committed Revolving Amounts. At any time after all Term Loans hereunder have been repaid and the Term Loan Exposure of each Term Lender hereunder has been reduced to zero, and subject to the conditions set forth in this Section 2.05(c), the Borrower may from time to time increase the aggregate Committed Revolving Amounts then in effect by increasing the Committed Revolving Amount of a Lender or by causing a Person that at such time is not a Lender to become a Lender (an “Additional Lender”); provided that such Additional Lender will be subject to the approval of the Administrative Agent, such approval not to be unreasonably withheld, delayed or conditioned.
(i) Any increase in the aggregate Committed Revolving Amounts shall not be less than $5,000,000 unless the Administrative Agent otherwise consents, and no such increase shall be permitted if, after giving effect thereto, the aggregate increases in the Committed Revolving Amounts pursuant to this Section 2.05(c) would exceed $200,000,000;
(ii) Any increase in the aggregate Committed Revolving Amounts shall be subject to the following additional conditions:

US-DOCS\121193765.6

(A)no Event of Default shall have occurred and be continuing at the effective date of such increase;
(B)on the effective date of such increase, no Eurodollar Loans shall be outstanding or if any such Eurodollar Loans are outstanding, then the effective date of such increase shall be the last day of the Interest Period in respect of such Eurodollar Loans unless the Borrower pays compensation required by Section 2.16;
(C)no Lender’s Committed Revolving Amount may be increased without the consent of such Lender;
(D)if the Borrower elects to increase the aggregate Committed Revolving Amounts by increasing the Committed Revolving Amount of an existing Lender, the Borrower and such Lender shall execute and deliver to the Administrative Agent a certificate substantially in the form of Exhibit G (a “Committed Amount Increase Certificate”), together with a processing and recordation fee of $3,500, and the Borrower shall, upon the return of such Lender’s existing promissory note, deliver a new promissory note payable to such Lender in a principal amount equal to its Committed Revolving Amount, after giving effect to such increase, and otherwise duly completed; and
(E)if the Borrower elects to increase the aggregate Committed Revolving Amounts by causing an Additional Lender to become a party to this Agreement, then the Borrower and such Additional Lender shall execute and deliver to the Administrative Agent a certificate substantially in the form of Exhibit H (an “Additional Lender Certificate”), together with an Administrative Questionnaire and a processing and recordation fee of $3,500, and unless refused by such Additional Lender, the Borrower shall deliver a promissory note payable to such Additional Lender in a principal amount equal to its Committed Revolving Amount, and otherwise duly completed.
(iii)Subject to acceptance and recording thereof pursuant to Section 2.05(c)(iv), from and after the effective date specified in the Committed Amount Increase Certificate or the Additional Lender Certificate (or if any Eurodollar Loans are outstanding, then the last day of the Interest Period in respect of such Eurodollar Loans, unless the Borrower has paid compensation required by Section 2.16): (A) the amount of the aggregate Committed Revolving Amounts shall be increased as set forth therein, and (B) in the case of an Additional Lender Certificate, any Additional Lender party thereto shall be a party to this Agreement and the other Loan Documents and have the rights and obligations of a Lender under this Agreement and the other Loan Documents. In addition, the Lender or the Additional Lender, as applicable, shall purchase a pro rata portion of the outstanding Revolving Loans (and participation interests in Letters of Credit) of each of the other Revolving Lenders (and such Revolving Lenders hereby agree to sell and to take all such further action to effectuate such sale) such that each such Revolving Lender (including any Additional Lender, if applicable) shall hold its Ratable

US-DOCS\121193765.6

Revolving Portion of the outstanding Revolving Loans (and participation interests) after giving effect to the increase in the aggregate Committed Revolving Amounts.
(iv)Upon its receipt of (A) a duly completed Committed Amount Increase Certificate or an Additional Lender Certificate, executed by the Borrower and the Lender or the Borrower and the Additional Lender party thereto, as applicable, (B) the processing and recording fee referred to in Section 2.05(c)(ii)(D), (C) the Administrative Questionnaire referred to in Section 2.05(c)(ii)(E), if applicable, and (D) the written consent of the Administrative Agent to such increase required by this Section 2.05(c), the Administrative Agent shall accept such Committed Amount Increase Certificate or Additional Lender Certificate and record the information contained therein in the Register required to be maintained by the Administrative Agent pursuant to Section 9.04(d). No increase in the aggregate Committed Revolving Amounts shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 2.05(c)(iv).
Section 2.06Letters of Credit.
(a)General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account from any Issuing Bank pursuant to a Letter of Credit Request, at any time and from time to time during the Availability Period (subject to Section 2.06(c)). In the event of any inconsistency between the terms and conditions of this Agreement or the Letter of Credit Request, on the one hand, and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit, on the other hand, the terms and conditions of this Agreement and the Letter of Credit Request shall control.
(b)Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to any Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a Letter of Credit Request identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by an Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit). Upon issuance of a Letter of Credit, the Issuing Bank which issues such Letter of Credit shall provide to the Administrative Agent a copy of such Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal

US-DOCS\121193765.6

or extension (i) the LC Exposure shall not exceed $100,000,000, (ii) the LC Exposure of any single Issuing Bank shall not exceed $50,000,000, (iii) the sum of the total Revolving Credit Exposures shall not exceed the aggregate Committed Revolving Amounts and (iv) the conditions in Section 4.02(a) and (b) shall have been satisfied.
(c)Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the date requested (which shall be a Business Day), which shall not be later than the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Maturity Date.
(d)Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank that issues such Letter of Credit or the Revolving Lenders, each Issuing Bank that issues a Letter of Credit hereunder hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Ratable Revolving Portion of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of each Issuing Bank that issues a Letter of Credit hereunder, such Revolving Lender’s Ratable Revolving Portion of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Committed Revolving Amounts, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. At least once per quarter, the Administrative Agent shall provide each Revolving Lender with a schedule showing the amount of such Revolving Lender’s participations in outstanding Letters of Credit; provided, that the Administrative Agent shall have no liability for any failure to comply with this provision.
(e)Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit issued by such Issuing Bank, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR

US-DOCS\121193765.6

Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Lender’s Ratable Revolving Portion thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Ratable Revolving Portion of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Revolving Loans made by such Revolving Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank that issued such Letter of Credit the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank that issued such Letter of Credit or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Revolving Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.
(f)Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Revolving Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable Governmental Requirements) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the

US-DOCS\121193765.6

absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank that issued such Letter of Credit may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(g)Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy or e-mail) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.
(h)Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment.
(i)Replacement of an Issuing Bank. Any Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

US-DOCS\121193765.6

(j)Cash Collateralization. If any Event of Default shall occur and be continuing, or to the extent required by Section 2.11(c), the Borrower shall, at the request of the Required Lenders, within two (2) Business Days, deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Secured Parties, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Section 7.01. The Borrower hereby grants to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such account and cash collateral. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.
Section 2.07Funding of Borrowings.
(a)Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower that is maintained with the Administrative Agent in New York City or otherwise acceptable to the Administrative Agent and is designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank that made such LC Disbursement.
(b)Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of

US-DOCS\121193765.6

the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
Section 2.08Interest Elections.
(a)Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
(b)To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or e-mail to the Administrative Agent of a written Interest Election Request signed by the Borrower.
(c)Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

US-DOCS\121193765.6

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(d)Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
Section 2.09Termination and Reduction of Committed Amounts.
(a)Each Committed Term Loan Amount shall terminate immediately after the funding of the Term Loans on the Effective Date. Unless previously terminated, each Committed Revolving Amount shall terminate on the Maturity Date.
(b)The Borrower may at any time terminate in full the aggregate Committed Revolving Amounts. The Borrower may reduce the aggregate Committed Revolving Amounts from time to time pursuant to Section 2.05(b), provided that the Borrower shall not terminate or reduce the aggregate Committed Revolving Amounts if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the sum of the Revolving Credit Exposures would exceed the aggregate Committed Revolving Amounts.
(c)The Borrower shall notify the Administrative Agent of any election to terminate all Committed Revolving Amounts at least three (3) Business Days prior to the effective date of such termination, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Committed Revolving Amounts delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination of the aggregate Committed Amounts, or reduction of any portion thereof, shall be permanent.

US-DOCS\121193765.6

Section 2.10Repayment of Loans; Evidence of Debt.
(a)The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date.
(b)The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Term Lender the aggregate outstanding principal amount of the Term Loans in consecutive quarterly installments on the last Business Day of each of March, June, September and December, commencing December 31, 2021, as set forth below, except as the amounts of individual installments may be reduced from time to time as a result of (i) the application of optional prepayments of Term Loan Borrowings in accordance with Section 2.11(a) and (ii) the application of mandatory prepayments of Term Loan Borrowings in accordance with Section 2.11(g) and (h):

PAYMENT DATE	PRINCIPAL INSTALLMENT
December 31, 2021	$15,000,000
March 31, 2022	$15,000,000
June 30, 2022	$15,000,000
September 30, 2022	$15,000,000
December 31, 2022	$15,000,000
Last Day of Each Quarter Thereafter	$25,000,000

(c)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(d)The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(e)The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

US-DOCS\121193765.6

(f)The Borrower shall execute and deliver to each Lender a promissory note for the Term Loans of such Lender and a promissory note for the Committed Revolving Amount of such Lender, each payable to such Lender and its registered assigns in a form approved by the Administrative Agent unless such Lender shall have requested not to receive a promissory note. Thereafter, the Loans evidenced by such promissory notes and interest thereon shall at all times (including after an increase or reduction in such Lender’s Committed Revolving Amount (in the case of any Revolving Lender) or principal amount of Term Loans (in the case of any Term Lender) pursuant to an assignment made pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.
Section 2.11Prepayment of Loans.
(a)The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of paragraph (b) of this Section.
(b)The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy or e-mail) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Committed Amounts as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing (other than an Inventory Financing Sublimit Borrowing) shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing, and each prepayment of any Term Loan Borrowing under Section 2.11(a) above shall be applied in direct order of maturity, or such order as otherwise specified by the Borrower in the applicable prepayment notice, to reduce the remaining scheduled principal installments of any Term Loans. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13 and any break funding payments required by Section 2.16(a).
(c)If, at any time, the total Revolving Credit Exposure outstanding at such time exceeds the aggregate Committed Revolving Amounts then the Borrower shall prepay the Revolving Loans to the extent of such excess on the date such excess first occurs and, if such prepayment does not result in such excess being $0 because of outstanding Letters of Credit, then the Borrower shall cash collateralize such Letters of Credit pursuant to Section 2.06(j) to the extent of such remaining excess.
(d)If, at any time, the aggregate principal amount of outstanding Inventory Financing Sublimit Borrowings exceeds the Inventory Financing Sublimit Availability at such time, then the Borrower shall prepay the Inventory Financing Sublimit Borrowings to the extent of such excess on the date such excess first occurs.

US-DOCS\121193765.6

(e)On the fifth Business Day of each calendar month, the Borrower shall either (i) prepay the outstanding Inventory Financing Sublimit Borrowings by an amount (if positive) equal to (A) the aggregate outstanding Inventory Financing Sublimit Borrowings as of the applicable Inventory Financing Sublimit Borrowing Base Date minus (B) the Inventory Financing Sublimit Borrowing Base as of such Inventory Financing Sublimit Borrowing Base Date (the “Inventory Sublimit Prepayment Amount”), or (ii) convert outstanding Inventory Financing Sublimit Borrowings in an amount equal to the Inventory Sublimit Prepayment Amount into General Revolving Loans pursuant to a written notice to the Administrative Agent on such day.
(f)The Borrower shall make mandatory principal prepayments of the Term Loans in the manner set forth in Section 2.11(h) below in an amount equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from any Indebtedness of the Borrower Parties not otherwise permitted pursuant to Section 6.1. Such prepayment shall be made within three (3) Business Days after the date of receipt of the Net Cash Proceeds from such Indebtedness.
(g)The Borrower shall make mandatory principal prepayments of the Term Loans in the manner set forth in Section 2.11(h) below in amounts equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from (A) any Asset Sale or series of related Asset Sales to the extent that the aggregate Net Cash Proceeds therefrom exceed $25,000,000 and (B) any Casualty Event or series of related Casualty Events to the extent that the aggregate Net Cash Proceeds therefrom exceed $25,000,000. Such prepayments shall be made within three (3) Business Days after the date of receipt of such Net Cash Proceeds (or, if later, the date of receipt of the portion of such Net Cash Proceeds that first exceeds the $25,000,000 threshold).
(h)Upon the occurrence of any event triggering the prepayment requirement under Section 2.11(f) or (g) above, the Borrower shall promptly deliver notice thereof to the Administrative Agent and upon receipt of such notice, the Administrative Agent shall promptly so notify the Term Lenders. Each prepayment of the Term Loans under Section 2.11(f) or (g) above shall be applied in direct order of maturity, or such other order as otherwise specified by the Borrower in such notice, to reduce the remaining scheduled principal installments of any Term Loans.
Section 2.12Fees.
(a)The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee which shall accrue at an annual rate equal to the applicable Unused Fee on Committed Revolving Amount, on the daily amount of such Revolving Lender’s unused Committed Revolving Amount during the period from and including the Effective Date to but excluding the date on which its Committed Revolving Amount terminates. Accrued Unused Fees on Committed Revolving Amounts shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the aggregate Committed Revolving Amounts terminate, commencing on the first such date to occur after the date hereof, shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first but excluding the last day).

US-DOCS\121193765.6

(b)The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Revolving Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Revolving Lender’s Committed Revolving Amount terminates and the date on which such Revolving Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate of 0.25% per annum on the average daily amount of that portion of the LC Exposure attributable to such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Committed Revolving Amounts and the date on which there ceases to be any LC Exposure attributable to such Issuing Bank, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued shall be payable on the third Business Day following the last day of March, June, September and December of each year, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Committed Revolving Amounts terminate and any such fees accruing after the date on which the Committed Revolving Amounts terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(c)The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.
(d)All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to an Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Revolving Lenders. Fees paid shall not be refundable under any circumstances.
Section 2.13Interest.
(a)The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin.
(b)The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.
(c)Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan,

US-DOCS\121193765.6

2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.
(d)Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Committed Revolving Amounts (in the case of Revolving Loans) or the Maturity Date (in the case of Revolving Loans and Term Loans); provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(e)All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBOR Rate or LIBOR Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
(f)In the event that any financial statements delivered pursuant to this Agreement, or any certificate delivered pursuant to Section 5.01(c), is shown to be inaccurate (regardless of whether this Agreement or the Committed Amounts are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin and/or a higher Unused Fee on Committed Revolving Amount for any period (an “Applicable Period”) than the Applicable Margin or Unused Fee on Committed Revolving Amount, as applicable, applied for such Applicable Period, then (i) the Borrower shall immediately deliver to the Administrative Agent a correct certificate in the form of the certificate described in Section 5.01(c), (ii) such higher Applicable Margin and/or higher Unused Fee on Committed Revolving Amount shall be applied to such Applicable Period, and (iii) the Borrower shall immediately pay to the Administrative Agent the accrued additional interest and expense owing as a result of such increased Applicable Margin and Unused Fee on Committed Revolving Amount for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 7.02. This Section 2.13(f) shall not limit the rights of the Administrative Agent and the other Secured Parties with respect to Section 2.13(c) or Article VII.
Section 2.14Changed Circumstances.
(a)Circumstances Affecting LIBOR Rate Availability. Subject to clause (c) below, in connection with any request for a Eurodollar Loan or a conversion to or continuation thereof or otherwise with respect to Eurodollar Loans, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that

US-DOCS\121193765.6

dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Loan, (ii) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for the ascertaining the LIBOR Rate for such Interest Period with respect to a proposed Eurodollar Loan or (iii) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that the LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Eurodollar Loans during such Interest Period, then the Administrative Agent shall promptly give notice thereof to the Borrower. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, the obligation of the Lenders to make Eurodollar Loans and the right of the Borrower to convert any Loan to or continue any Loan as a Eurodollar Loan shall be suspended, and the Borrower shall either (A) repay in full (or cause to be repaid in full) the then outstanding principal amount of each such Eurodollar Loan together with accrued interest thereon (subject to Section 9.14), on the last day of the then current Interest Period applicable to such Eurodollar Loan; or (B) convert the then outstanding principal amount of each such Eurodollar Loan to an ABR Loan as of the last day of such Interest Period.
(b)Laws Affecting LIBOR Rate Availability. Subject to clause (c) below, if, after the date hereof, the introduction of, or any change in, any applicable law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective lending offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective lending offices) to honor its obligations hereunder to make or maintain any Eurodollar Loan, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, (i) the obligations of the Lenders to make Eurodollar Loans, and the right of the Borrower to convert any Loan to a Eurodollar Loan or continue any Loan as a Eurodollar Loan shall be suspended and thereafter the Borrower may select only ABR Loans and (ii) if any of the Lenders may not lawfully continue to maintain a Eurodollar Loan to the end of the then current Interest Period applicable thereto, the applicable Loan shall immediately be converted to an ABR Loan for the remainder of such Interest Period.
(c)Benchmark Replacement Setting.
(i) (A)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document (and any Hedging Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 2.14(c)) if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a)(1) or (a)(2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such

US-DOCS\121193765.6

Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (a)(3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.
    (B)    Notwithstanding anything to the contrary herein or in any other Loan Document, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that this clause (B) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term SOFR Notice. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may elect or not elect to do so in its sole discretion.
(ii) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(iii) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes, (D) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.14(c)(iv) below and (E) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14(c), including any determination with respect to a tenor, rate

US-DOCS\121193765.6

or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14(c).
(iv) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(v) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a borrowing of, conversion to or continuation of Eurodollar Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to ABR Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.
(vi) London Interbank Offered Rate Benchmark Transition Event. On March 5, 2021, the IBA, the administrator of the London interbank offered rate, and the FCA, the regulatory supervisor of the IBA, made the Announcements that the final publication or representativeness date for (I) 1-week and 2-month London interbank offered rate tenor settings will be December 31, 2021 and (II) overnight, 1-month, 3-month, 6-month and 12-month London interbank offered rate tenor settings will be June 30, 2023. No successor administrator for the IBA was identified in such Announcements. The parties hereto agree and acknowledge that the Announcements resulted in the occurrence of a Benchmark Transition Event with respect to the London interbank offered rate pursuant to the terms of this Agreement and that any obligation of the Administrative Agent to

US-DOCS\121193765.6

notify any parties of such Benchmark Transition Event pursuant to clause (iii) of this Section 2.14(c) shall be deemed satisfied.
Section 2.15Increased Costs.
(a)If any Change in Law shall:
(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBOR Rate) or any Issuing Bank;
(ii) subject any recipient to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii) impose on any Lender or any Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
(b)If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.
(c)A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and

US-DOCS\121193765.6

shall be conclusive absent manifest error. The Borrower shall pay to such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.
Section 2.16Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay to such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
Section 2.17Taxes.
(a)Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that

US-DOCS\121193765.6

after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Governmental Requirements.
(b)In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Governmental Requirements.
(c)The Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.
(d)As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable Governmental Requirements, such properly completed and executed documentation prescribed by applicable Governmental Requirements or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.
(f)If a payment made to a Lender or Participant under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender or Participant were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471 (b) or 1472(b) of the Code, as applicable), such Lender or Participant shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such

US-DOCS\121193765.6

Lender or Participant has complied with such Lender or Participant’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(f), “FATCA” shall include any amendments made to FATCA after the Effective Date.
(g)If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.17(g), in no event will the Administrative Agent or a Lender be required to pay any amount to the Borrower pursuant to this Section 2.17(g) the payment of which would place the Administrative Agent or a Lender in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrower or any other Person.
Section 2.18Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
(a)The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, Section 2.16 or Section 2.17, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at the address in Charlotte, North Carolina set forth for the Administrative Agent in Section 9.01, except payments to be made directly to an Issuing Bank as expressly provided herein and except that payments pursuant to Section 2.15, Section 2.16, Section 2.17 and Section 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

US-DOCS\121193765.6

(b)If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
(c)If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Governmental Requirements, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(d)Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

US-DOCS\121193765.6

(e)If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(d) or (e), Section 2.07(b), Section 2.18(d) or Section 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
Section 2.19Mitigation Obligations; Replacement of Lenders.
(a)If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or Section 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)If any Lender requests compensation under Section 2.15, if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, if any Lender becomes a Defaulting Lender or if any Lender becomes a Non-Consenting Lender or a Non-Extending Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Committed Revolving Amount is being assigned, each Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments, (iv) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have agreed to the applicable departure, waiver or amendment of the Loan Documents, and (v) in the case of any such assignment resulting from a Lender becoming a Non-Extending Lender, the applicable assignee shall have agreed to the applicable Maturity Date Extension. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

US-DOCS\121193765.6

(c)In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all Lenders or all affected Lenders in accordance with the terms of Section 9.02 and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver, or amendment shall be deemed a “Non-Consenting Lender”.
Section 2.20Defaulting Lenders. Notwithstanding any other provision in this Agreement to the contrary, if at any time a Lender becomes a Defaulting Lender, the following provisions shall apply so long as any Lender is a Defaulting Lender as determined in accordance with Section 2.20(d):
(a)Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(i) fees shall cease to accrue on the Committed Revolving Amount of such Defaulting Lender pursuant to Section 2.12;
(ii) with respect to any LC Exposure of such Defaulting Lender that exists at the time a Lender becomes a Defaulting Lender or thereafter:
(A)all or any part of such Defaulting Lender’s Ratable Revolving Portion of the total LC Exposure shall be reallocated among the Non-Defaulting Lenders that are Revolving Lenders in accordance with their respective Committed Revolving Amounts (calculated without regard to such Defaulting Lender’s Committed Revolving Amount) but only to the extent that (1) the sum of all such Non-Defaulting Lenders’ Committed Revolving Amounts is greater than zero; (2) the conditions set forth in Section 4.02 are satisfied at such time and (3) each such Non-Defaulting Lender’s Committed Revolving Amount is greater than zero;
(B)if the reallocation described in clause (ii)(A) above cannot, or can only partially, be effected, then the Borrower shall within three (3) Business Days following notice by the Administrative Agent cash collateralize such Defaulting Lender’s portion of the LC Exposure (after giving effect to any partial reallocation pursuant to clause (ii)(A) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;
(C)if the Borrower cash collateralizes any portion of such Defaulting Lender’s portion of the LC Exposure pursuant to this Section 2.20 then the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s portion of the LC Exposure during the period such Defaulting Lender’s portion of the LC Exposure is cash collateralized;

US-DOCS\121193765.6

(D)if the LC Exposure of the Non-Defaulting Lenders that are Revolving Lenders is reallocated pursuant to Section 2.20(a)(ii)(A), then the fees payable to the Lenders pursuant to Section 2.12 shall be adjusted in accordance with such Non-Defaulting Lenders’ Ratable Revolving Portions (calculated without regard to such Defaulting Lender’s Committed Revolving Amount); and
(E)if any Defaulting Lender’s portion of the LC Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.20(a)(ii), then, without prejudice to any rights or remedies of the Issuing Banks or any other Lender hereunder, all commitment and commission fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Committed Revolving Amount that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.12 with respect to such Defaulting Lender’s portion of the LC Exposure shall be payable to the Issuing Banks, until such LC Exposure is cash collateralized, reallocated and/or repaid in full.
(iii) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, in respect of Term Loans or Revolving Loans, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 2.18 shall be applied at such time or times as may be determined by the Administrative Agent as follows:
(A)first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder;
(B)second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank hereunder;
(C)third, to cash collateralize any Issuing Bank’s LC Exposure with respect to such Defaulting Lender in accordance with Section 2.06(j);
(D)fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent;
(E)fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize any Issuing Bank’s future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.06(j);

US-DOCS\121193765.6

(F)sixth, to the payment of any amounts owing to the Lenders or any Issuing Bank as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement;
(G)seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and
(H)eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction;
provided that if (x) such payment is a payment of the principal amount of any Revolving Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Revolving Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Revolving Loans of, and LC Disbursements owed to, all Non-Defaulting Lenders that are Revolving Lenders on a pro rata basis prior to being applied to the payment of any Revolving Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Revolving Loans and funded and unfunded participations in LC Exposure are held by the Lenders pro rata in accordance with the Committed Revolving Amounts without giving effect to Section 2.20(a)(ii), and after such time any remaining portion of any such payment shall be applied in accordance with clauses first through eighth of this Section 2.20(a)(iii). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.20(a)(iii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(b)So long as any Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Committed Revolving Amounts of the Non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.20(a), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders that are Revolving Lenders in a manner consistent with Section 2.06(e) (and Defaulting Lenders shall not participate therein).
(c)The Borrower Parties shall not enter into any Hedging Agreement or sales contract with a Lender while it is a Defaulting Lender (or any Affiliate of a Lender that is then a Defaulting Lender).

US-DOCS\121193765.6

(d)In the event that the Administrative Agent, the Borrower, and each Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure shall be readjusted to reflect the inclusion of such Lender’s Committed Revolving Amount and on such date such Lender shall purchase at par such of the Revolving Loans, Committed Revolving Amounts and/or Secured Obligations in respect of Revolving Loans of the other Revolving Lenders as the Administrative Agent shall determine may be necessary in order for such Revolving Lender to hold such Revolving Loans, Committed Revolving Amounts and/or Secured Obligations in respect of Revolving Loans in accordance with its Ratable Revolving Portion, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that subject to Section 9.20 and except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
Section 2.21Extension of Maturity Date.
(a)The Borrower may, by notice to the Administrative Agent (who shall promptly notify the Revolving Lenders) not earlier than 60 days prior to the Maturity Date then in effect hereunder (the “Existing Maturity Date”) and not later than 30 days prior to the Maturity Date, request an extension of the Existing Maturity Date (a “Maturity Date Extension”) for one additional year from the Existing Maturity Date; provided that the Borrower may request (i) only two such extensions during the term of this Agreement and (ii) only one extension during any calendar year.
(b)Each Revolving Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not later than the date that is 15 days prior to the Existing Maturity Date (the “Notice Date”), advise the Administrative Agent whether or not such Revolving Lender agrees to such Maturity Date Extension and the application thereof to its Committed Revolving Amount (and each Revolving Lender that determines not to so extend its Committed Revolving Amount (a “Non-Extending Lender”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Notice Date)); provided that any Revolving Lender that does not so advise the Administrative Agent on or before the Notice Date shall be deemed to be a Non-Extending Lender. The election of any Revolving Lender to agree to such extension shall not obligate any other Revolving Lender to so agree.
(c)The Administrative Agent shall notify the Borrower of each Lender’s determination under this Section 2.21 no later than the day after the Notice Date (or, if such date is not a Business Day, on the next following Business Day).
(d)The Borrower shall have the right to replace each Non-Extending Lender with, and add as “Revolving Lenders” under this Agreement in place thereof, one or more institutions (each, an “Additional Commitment Lender”) as provided in Section 2.19(b); provided that each of such Additional Commitment Lenders shall enter into an Assignment and Assumption

US-DOCS\121193765.6

pursuant to which such Additional Commitment Lender shall, effective as of the Existing Maturity Date, undertake a Committed Revolving Amount (and, if any such Additional Commitment Lender is already a Revolving Lender, such Committed Revolving Amount shall be in addition to such Revolving Lender’s existing Committed Revolving Amount hereunder on such date).
(e)If (and only if) the total of (i) the Committed Revolving Amounts of the Revolving Lenders that have agreed to such Maturity Date Extension and the application thereof to their Committed Revolving Amounts (each, an “Extending Lender”) and (ii) the additional Committed Revolving Amounts of the Additional Commitment Lenders shall be greater than 50% of the aggregate amount of the Committed Revolving Amounts in effect immediately prior to the Notice Date, then, effective as of the Existing Maturity Date, the Maturity Date of the Committed Revolving Amounts of each Extending Lender and of each Additional Commitment Lender shall be extended to the date falling one year after the Existing Maturity Date (except that, if such date is not a Business Day, the Maturity Date as so extended shall be the next preceding Business Day) and each Additional Commitment Lender shall thereupon become a “Revolving Lender” for all purposes of this Agreement.
(f)Notwithstanding the foregoing, each Maturity Date Extension shall not be effective unless:
(i) Section 2.21(e) is satisfied;
(ii) the Borrower shall deliver to the Administrative Agent a certificate of the Borrower dated as of the effective date of such Maturity Date Extension, signed by a Responsible Officer of the Borrower, (A) certifying and attaching the resolutions adopted by the General Partner on behalf of the Borrower approving or consenting to such Maturity Date Extension and (B) certifying that, before and after giving effect to such Maturity Date Extension, (1) the representations and warranties contained in Article III and the other Loan Documents are true and correct in all material respects on and as of such date (except to the extent such representations and warranties are already qualified as to materiality, in which case such representations and warranties shall be accurate and complete in all respects), except to the extent that such representations and warranties are stated to relate to a specific earlier date, in which case they are true and correct in all material respects as of such earlier date (except to the extent such representations and warranties are already qualified as to materiality, in which case such representations and warranties shall be accurate and complete in all respects), and except that for purposes of this Section 2.21, the representations and warranties contained in subsections (a) and (b) of Section 3.04 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 5.01, (2) since the date of the most recent annual financial statements delivered pursuant to Section 5.01(a), there has been no event, circumstance or occurrence that has had or could reasonably be expected to have a Material Adverse Effect, and (3) no Default shall have occurred and be continuing;

US-DOCS\121193765.6

(iii) Borrower shall deliver or cause to be delivered to the Administrative Agent any legal opinions or other documents reasonably requested by the Administrative Agent in connection with such Maturity Date Extension;
(iv) with respect to each Non-Extending Lender, on the Existing Maturity Date, the Borrower shall prepay (provided that any such prepayment shall be subject to Section 2.16) all Secured Obligations owing to such Non-Extending Lender and the Committed Revolving Amounts shall be reduced by an amount equal to such Non-Extending Lender’s Committed Revolving Amount (except as provided in Section 2.21(d));
(v) on the Existing Maturity Date, the Borrower shall prepay (provided that any such prepayment shall be subject to Section 2.16) one or more existing Revolving Loans in an amount necessary such that, after giving effect to the extension of the Existing Maturity Date, each Revolving Lender will hold its pro rata share (based on its share of the revised Committed Revolving Amounts) of outstanding Revolving Loans; and
(vi) on the Existing Maturity Date, the Borrower shall prepay (provided that any such prepayment shall be subject to Section 2.16) one or more existing Revolving Loans or cash collateralize Letters of Credit in an amount necessary such that, after giving effect to the extension of the Existing Maturity Date, the aggregate amount of LC Exposure outstanding plus the Revolving Loans outstanding shall not exceed the aggregate Committed Revolving Amounts.
(g)This Section 2.21 shall supersede any provisions in Section 2.18(c) to the contrary.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Lenders that:
Section 3.01Organization; Powers. It and each other Borrower Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and to own and lease its Property and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
Section 3.02Authorization; Enforceability. The Transactions are within its and the other Borrower Parties’ corporate, limited liability company or partnership powers and have been duly authorized by all necessary corporate, limited liability company or partnership and, if required, stockholder, member or limited partner action. This Agreement and each other Loan Document to which it is a party has been duly executed and delivered by it and constitutes a legal, valid and binding obligation of it, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’

US-DOCS\121193765.6

rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
Section 3.03Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect and (ii) filings necessary to perfect the Liens created and granted under the Security Documents, (b) will not violate any Governmental Requirement in any material respect, (c) will not violate the Organizational Documents of it or any other Borrower Party, (d) will not violate or result in a default under any indenture, agreement or other instrument binding upon it or any other Borrower Party or their respective assets, or give rise to a right thereunder to require any payment to be made by it or any of its Restricted Subsidiaries, except for violations, defaults or the creation of such rights that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (e) will not result in the creation or imposition of any Lien on any Property of it or any of its Restricted Subsidiaries, except Liens created and granted under the Security Documents.
Section 3.04Financial Condition; No Material Adverse Change.
(a)The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of operations, partners’ equity and cash flows as of and for the fiscal year ended December 31, 2020, reported on by Ernst & Young, LLP, independent public accountants.
(b)Such financial statements (and all other financial statements delivered pursuant to Sections 5.01(a) and 5.01(b)) present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements delivered pursuant to Section 5.01(b).
(c)Since December 31, 2020, there has been no event, circumstance or occurrence that has had or could reasonably be expected to have a Material Adverse Effect.
Section 3.05Other Obligations and Restrictions. Except for Indebtedness not prohibited by Section 6.01 and other liabilities incurred in the ordinary course of business, neither it nor any of its Restricted Subsidiaries has any outstanding liabilities of any kind (including contingent obligations, tax assessments, and unusual forward or long-term commitments) which are, in the aggregate, material to the Borrower or material with respect to the Borrower’s consolidated financial condition and that are not shown in the financial statements delivered pursuant to Section 3.04 or shown on Schedule 3.05.
Section 3.06Properties.
(a)Generally. Except as set forth on Schedule 3.06(a), it and each other Borrower Party has good title to, or valid leasehold interests in, all its Property material to the Borrower’s Business, except for such defects in title or other property interests as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All such Property is

US-DOCS\121193765.6

free and clear of all Liens except for Permitted Encumbrances. Its material tangible personal Property and the material tangible personal Property of each of its Restricted Subsidiaries are in good operating order and condition (ordinary wear and tear occurring in the ordinary course of business or caused by Casualty Events excepted) in accordance with industry standards.
(b)Collateral. It and each of its Restricted Subsidiaries owns or has rights to use all of the Collateral and all rights with respect to any of the foregoing, necessary for or material to the Borrower’s Business as currently conducted. The use by it and each of its Restricted Subsidiaries of such Collateral and all rights with respect to the foregoing do not infringe on the rights of any Person other than such infringement that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No claim has been made and remains outstanding asserting that it or any other Borrower Party’s use of any Collateral does or may violate the rights of any third party that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(c)Permits, etc. It and each other Borrower Party has all permits, licenses and authorizations required in connection with the conduct of its businesses, and is in compliance with the terms and conditions of all such permits, licenses and authorizations, except where the failure to have or comply with such permits, licenses and authorizations would not, individually or in the aggregate, have a Material Adverse Effect.
Section 3.07Litigation.
(a)There are no actions, suits or proceedings at law or in equity by or before any arbitrator or Governmental Authority pending against or, to the Knowledge of it, threatened against or affecting it or any of its subsidiaries, Joint Ventures or any business, Property or rights of it or any of its subsidiaries or Joint Ventures that, if adversely determined, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect (other than the Disclosed Matters).
(b)Since the Effective Date, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.
(c)No Casualty Event has occurred that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
Section 3.08Compliance with Laws and Agreements. It and each of its subsidiaries and Joint Ventures is in compliance with all laws, regulations and orders of any Governmental Authority and all indentures, agreements and other instruments applicable to or binding upon it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
Section 3.09Default. No Default has occurred and is continuing.

US-DOCS\121193765.6

Section 3.10Investment Company Status. Neither it nor any of its Restricted Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940. The Borrower is not subject to regulation under any Federal or State statute or regulation which limits its ability to incur Indebtedness under the Loan Documents.
Section 3.11Taxes. It and each other Borrower Party has (a) timely filed or caused to be timely filed, or an extension has been obtained for the filing of, all material federal Tax returns and all material state, local and foreign Tax returns or materials required to have been filed by it or such Borrower Party and (b) duly and timely paid, collected or remitted or caused to be duly and timely paid, collected or remitted all material Taxes (whether or not shown on any Tax return) due and payable, collectible and remittable by it or such Borrower Party and all assessments received by it or such Borrower Party, except Taxes that (i) if Taxes of a Borrower Party, are being contested in good faith by appropriate proceedings and for which it or such Restricted Subsidiary has set aside on its books and records adequate reserves in accordance with GAAP or (ii) could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. It and each other Borrower Party has made adequate provision in accordance with GAAP for all Taxes not yet due and payable, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Neither it nor any of its Restricted Subsidiaries is aware of any proposed or pending Tax assessments, deficiencies or audits relating to it or any other Borrower Party that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
Section 3.12ERISA. Except as could not reasonably be expected to have a Material Adverse Effect, each ERISA Affiliate has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan. Except as could not reasonably be expected to have a Material Adverse Effect, no ERISA Affiliate has (a) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan, (b) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or made any amendment to any Plan or Benefit Arrangement, which has resulted or could reasonably be expected to result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code or (c) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.
Section 3.13Disclosure; No Material Misstatements. It has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any other Borrower Party is subject (and all other matters known to it) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. No written information, report, financial statement, certificate, Borrowing Request, exhibit or schedule furnished by or on behalf of it or any other Borrower Party to the Administrative Agent or any Lender in connection with the negotiation of the Loan Documents or included therein or delivered thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the

US-DOCS\121193765.6

circumstances under which they were made, not misleading; provided that, with respect to projected financial information, it represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being recognized by the Lenders, however, that projections as to future events are not to be viewed as facts and that results during the period(s) covered by such projections may differ from the projected results and that such differences may be material and that it makes no representation that such projections will be realized).
Section 3.14Insurance. Schedule 3.14 hereto contains an accurate and complete description of all material policies of fire, liability, worker’s compensation and other forms of insurance that are owned or held by or could accrue to the account of it or any other Borrower Party as of the Effective Date. All such policies are in full force and effect. Such policies provide insurance coverage in at least such amounts and against at least such risks as are usually insured against in the same general area by companies of a similar size engaged in the same or similar business. On or prior to the Effective Date, the Borrower shall have used commercially reasonable efforts to cause such insurance policies relating to the Borrower or any Restricted Subsidiary to (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least thirty (30) days after receipt by the Administrative Agent of written notice thereof, and (ii) name the Administrative Agent as mortgagee (in the case of Real Property or, as applicable, Pipeline insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of personal Property insurance other than with respect to marine vessels), as applicable.
Section 3.15Agreements. No Borrower Party is a party to any agreement or instrument or subject to any corporate or other constitutional restriction that, individually or in the aggregate, has resulted or could reasonably be expected to result in a Material Adverse Effect. No Borrower Party is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other agreement or instrument to which it is a party or by which it or any of its property is or may be bound, where such default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default.
Section 3.16Solvency. After giving effect to the Transactions and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, (a) the fair value of the Properties of the Borrower and each other Borrower Party, on a consolidated basis with their respective subsidiaries, and of each of the Borrower and each Material Subsidiary, individually, (in each case determined on a going concern basis) will exceed the probable liability of their or its debts and other liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the Property of the Borrower and each other Borrower Party, on a consolidated basis with their respective subsidiaries, and of each of the Borrower and each Material Subsidiary, individually, will be greater than the amount that will be required to pay the probable liability of their or its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower and each other Borrower Party, on a consolidated basis with their respective

US-DOCS\121193765.6

subsidiaries, and each of the Borrower and each Material Subsidiary, individually, will be able to pay their or its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower and each other Borrower Party, on a consolidated basis with their respective subsidiaries, and each of the Borrower and each Material Subsidiary, individually, will not have unreasonably small capital with which to conduct business in which they or it are engaged as such business is now conducted and is proposed to be conducted.
Section 3.17Labor Disputes. As of the Effective Date, there are no strikes, lockouts or slowdowns against it or any of its Restricted Subsidiaries pending or, to the Knowledge of it or any of its Restricted Subsidiaries, threatened. The hours worked by and payments made to employees of it or any of its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable federal, state, local or foreign law dealing with such matters in any manner that could reasonably be expected to have a Material Adverse Effect. All payments due from it or any of its Restricted Subsidiaries or for which any claim may be made against it or any of its Restricted Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of it or such Restricted Subsidiary, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which it or any of its Restricted Subsidiaries is bound, which could reasonably be expected to have a Material Adverse Effect.
Section 3.18Equity Interests and Subsidiaries; No Consent of Third Parties Required; Organizational Chart.
(a)Equity Interests and Subsidiaries. Schedule 3.18(a) sets forth a list, as of the Effective Date, of (i) all of the Subsidiaries and Joint Ventures and their jurisdictions of organization as of the Effective Date, (ii) whether each Subsidiary is a Restricted Subsidiary or an Unrestricted Subsidiary as of the Effective Date, and (iii) the number of each class of its Equity Interests authorized, and the number outstanding, as of the Effective Date and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights as of the Effective Date. All Equity Interests of each of its Restricted Subsidiaries are duly and validly issued and are fully paid and non-assessable, except as such non-assessability may be affected by Sections 17-303 and 17-607 of the Delaware Revised Uniform Partnership Act (or any similar provision of any similar statute). It and each of its Restricted Subsidiaries is the record and beneficial owner of, and has good and defensible title to, the Equity Interests pledged by it under the Guarantee and Collateral Agreement, free of any and all Liens, rights or claims of other Persons, except the security interest created by the Guarantee and Collateral Agreement, and there are no outstanding options, warrants or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or Property that is convertible into, or that requires the issuance or sale of, any such Equity Interests, other than equity interests in Joint Ventures and non-wholly owned Subsidiaries. All Restricted Subsidiaries are Guarantors.

US-DOCS\121193765.6

(b)No Consent of Third Parties Required. No consent of any Person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary or reasonably desirable (from the perspective of a secured party) in connection with the creation, perfection or First Priority status of the Lien granted to the Administrative Agent for the benefit of the Secured Parties on the Equity Interests pledged under the Guarantee and Collateral Agreement or the exercise by the Administrative Agent of the voting or other rights with respect to such Equity Interests provided for in the Guarantee and Collateral Agreement or the exercise of remedies in respect thereof, except for those consents set forth on Schedule 3.18(b) and consents that have been obtained.
(c)Organizational Chart. An accurate organizational chart, showing the ownership structure of the Borrower and each Subsidiary and Joint Venture as of the Effective Date and after giving effect to the Transactions is set forth on Schedule 3.18(c).
Section 3.19Intellectual Property.
(a)Ownership/No Claims. It and each of its Restricted Subsidiaries owns, or is licensed to use, all patents, patent applications, trademarks, trade names, servicemarks, copyrights, technology, trade secrets, proprietary information, domain names, know-how and processes necessary for the conduct of its business as currently conducted (the “Intellectual Property”), except for those the failure to own or license which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does it nor any of its Restricted Subsidiaries know of any valid basis for any such claim, in each case that could reasonably be expected to have a Material Adverse Effect. The use of such Intellectual Property by it and each of its Restricted Subsidiaries does not infringe the rights of any person, except for such claims and infringements that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
(b)Registrations. Except pursuant to licenses and other user agreements entered into by it and each of its Restricted Subsidiaries in the ordinary course of business, on and as of the Effective Date (i) it and each of its Restricted Subsidiaries owns and possesses the right to use, and has done nothing to authorize or enable any other person to use, any copyright, patent or trademark material to the Borrower’s Business and (ii) all registrations material to the Borrower’s Business are valid and in full force and effect.
(c)No Violations or Proceedings. To its Knowledge, on and as of the Effective Date, there is no violation by others of any right of it or any of its Restricted Subsidiaries with respect to any copyright, patent or trademark material to the Borrower’s Business, pledged by it under the name of it or any such Restricted Subsidiary except as may be set forth on Schedule 3.19(c) or as could not reasonably be expected to result in a Material Adverse Effect.
Section 3.20Environmental Matters. Neither it nor any of its subsidiaries or Joint Ventures nor any of their respective Facilities or operations for which they are liable (a) has any Environmental Liability or (b) is subject to any outstanding written order, consent decree or

US-DOCS\121193765.6

settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, in each case, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither it nor any of its subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9604) (“CERCLA”) or any comparable state law which it reasonably expects will lead to liability having a Material Adverse Effect. None of its or any of its subsidiaries’ or Joint Ventures’ Real Property, Pipelines or Facilities is (i) listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA, (ii) listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to CERCLA or (iii) included on any similar list maintained by any Governmental Authority, including any such listing relating to petroleum, where the inclusion on such list(s) could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect. To its Knowledge, there are and have been no conditions, occurrences or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against it or any of its subsidiaries or Joint Ventures that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Compliance with reasonably foreseeable future requirements pursuant to or under Environmental Laws is not reasonably expected to result in, individually or in the aggregate, a Material Adverse Effect. To its Knowledge, no event or condition has occurred or is occurring with respect to it or any of its subsidiaries relating to any Environmental Law, any release of Hazardous Materials, or any Hazardous Materials Activity that individually or in the aggregate has resulted in or could reasonably be expected to have a Material Adverse Effect. No material Lien has been recorded or, to its Knowledge, threatened, under any Environmental Law with respect to any Property, including Real Property and Pipelines, of it or any Restricted Subsidiary. It has made or has caused its Restricted Subsidiaries to make available to the Administrative Agent all material records and files in their possession concerning compliance with or liability under Environmental Law, including those concerning the existence of Hazardous Material at Facilities or Real Property or Pipelines currently or formerly owned, operated, leased or used by it or any of its Restricted Subsidiaries. It has made, has caused its Unrestricted Subsidiaries to make, and has used commercially reasonable efforts to cause its Joint Ventures to make available to the Administrative Agent all records and files in their possession concerning compliance by it and its subsidiaries and Joint Ventures, as applicable, with or liability under Environmental Law, including those concerning the existence of Hazardous Material at Facilities or Real Property or Pipelines currently or formerly owned, operated, leased or used by it or any of its Unrestricted Subsidiaries or Joint Ventures, if the contents of such records and files relate to events or occurrences that could reasonably be expected to have a Material Adverse Effect.
Section 3.21Security Documents.
(a)Guarantee and Collateral Agreement. The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral and, (i) when financing statements and other filings in appropriate form are filed in the applicable offices in accordance with applicable law and (ii) upon the taking of possession or control by the

US-DOCS\121193765.6

Administrative Agent of the Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent to the extent possession or control by the Administrative Agent is required by the Guarantee and Collateral Agreement), the Liens created by the Guarantee and Collateral Agreement shall constitute fully perfected First Priority Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Collateral (other than such Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction), in each case with no other Liens except for Permitted Encumbrances.
(b)Mortgages. Each Mortgage is effective to create, in favor of the Administrative Agent for the benefit of the trustee named therein (if any) and the Secured Parties, legal, valid and enforceable First Priority Liens on, and security interests in, all of its and its Restricted Subsidiaries’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, with no other Liens except for Permitted Encumbrances, and when the Mortgages are filed in the applicable offices in accordance with applicable law as of the Effective Date (or, in the case of any Mortgage executed and delivered after the date thereof in accordance with the provisions of Sections 5.10 and 5.11, when such Mortgage is filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Sections 5.10 and 5.11), the Mortgages shall constitute First Priority fully perfected Liens on, and security interests in, all right, title and interest of it and its Restricted Subsidiaries in the Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other person, with no other Liens except for Permitted Encumbrances and other Liens permitted by such Mortgage.
(c)Valid Liens. Each Security Document delivered pursuant to Sections 5.10 and 5.11, upon execution and delivery thereof, is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of its and its Restricted Subsidiaries’ right, title and interest in and to the Collateral thereunder, and when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable Governmental Requirements, such Security Document will constitute First Priority fully perfected Liens on, and security interests in, all right, title and interest of it and its Restricted Subsidiaries in such Collateral, in each case with no other Liens except for Permitted Encumbrances.
Section 3.22Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions.
(a)None of (i) the Borrower, any Subsidiary or, to the knowledge of the Borrower or such Subsidiary, any of their respective directors, officers, employees or Affiliates, or (ii) to the knowledge of the Borrower, any agent or representative of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from this Agreement, (A) is a Sanctioned Person or currently the subject or target of any Sanctions, (B) has its assets located in a Sanctioned Country in violation of Sanctions, (C) is under administrative, civil or criminal investigation for an alleged violation of, or received notice from or made a voluntary disclosure to any governmental entity regarding a possible violation of, Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions by a governmental authority that enforces Sanctions or any Anti-

US-DOCS\121193765.6

Corruption Laws or Anti-Money Laundering Laws, or (D) directly, or (to the knowledge of the Borrower based on due care and inquiry) indirectly, derives revenues from investments in, or transactions with, Sanctioned Persons.
(b)Each of the Borrower and its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower and its Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.
(c)Each of the Borrower and its Subsidiaries, and to the knowledge of the Borrower, director, officer, employee, agent and Affiliate of Borrower and each such Subsidiary, is in compliance (i) in all material respects with all Anti-Corruption Laws and Anti-Money Laundering Laws and (ii) in all respects with applicable Sanctions.
(d)No proceeds of any Loans have been used, directly or indirectly, by the Borrower, any of its Subsidiaries or any of its or their respective directors, officers, employees and agents in violation of Section 5.08.
Section 3.23Federal Reserve Regulations. Neither it nor any of its Restricted Subsidiaries is engaged principally or as one of its important activities in the business of extending credit for the purpose of buying or carrying Margin Stock. No part of the proceeds of any Loan or Letter of Credit will be used directly or indirectly, whether used immediately, incidentally or ultimately, for any purpose that entails a violation of or that is inconsistent with the provisions of the regulations of the Board, including Regulation T, Regulation U or Regulation X. The pledge of the Equity Interests pledged pursuant to the Guarantee and Collateral Agreement does not violate such regulations.
Section 3.24Use of Proceeds. The Borrower has used the proceeds of the Loans in accordance with Section 5.08.
ARTICLE IV.
CONDITIONS
Section 4.01Effective Date. The obligations of the Lenders to make additional Loans and of any Issuing Bank to issue additional Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
(a)The Administrative Agent (or its counsel) shall have received from each party hereto a counterpart of this Agreement signed on behalf of such party.
(b)The Administrative Agent shall have received (i) a duly executed promissory note, dated the date hereof, payable to each Revolving Lender in a principal amount equal to such Revolving Lender’s Committed Revolving Amount and (ii) a duly executed promissory note, dated the date hereof, payable to each Term Lender in a principal amount equal to such Term Lender’s Committed Term Loan Amount.

US-DOCS\121193765.6

(c)The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Akin Gump Strauss Hauer & Feld LLP, counsel for the Borrower Parties, covering such matters relating to the Borrower Parties, this Agreement, the other Loan Documents and the Transactions as the Required Lenders shall reasonably request. The Borrower hereby requests each such counsel to deliver such opinions.
(d)The Administrative Agent shall have received the following, in each case in form and substance reasonably satisfactory to the Administrative Agent and its counsel: (i) copies of each Organizational Document executed and delivered by each Borrower Party and certified as of the Effective Date by the applicable Borrower Party, as applicable, and, to the extent applicable, certified by the appropriate governmental official, (ii) signature and incumbency certificates of the officers of each Borrower Party executing any Loan Document on behalf of such Borrower Party, (iii) resolutions of the board of directors or similar governing body of each Borrower Party or the General Partner or a Borrower Party’s general partner approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which such Borrower Party or the General Partner is a party or by which its assets may be bound as of the Effective Date certified by its secretary or any assistant secretary as being in full force and effect without modification or amendment; and (iv) a good standing certificate from the applicable Governmental Authority of each Borrower Party’s jurisdiction of organization or formation and in each jurisdiction in which each such Person is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Effective Date.
(e)The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02 and certifying compliance with Section 3.16 as of the Effective Date after giving effect to the Loans hereunder made on the Effective Date.
(f)The Administrative Agent, the Arrangers and the Lenders shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.
(g)The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower either (i) attaching copies of all consents, licenses and approvals required or, in the discretion of the Administrative Agent, advisable in connection with the execution, delivery and performance by and the validity against each Borrower Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (ii) stating that no such consents, licenses or approvals are so required.
(h)The Administrative Agent shall have received a letter duly executed and delivered by the Process Agent dated on or prior to the Effective Date pursuant to which it accepts its appointment as Process Agent for each of the Borrower Parties hereunder and under the other Loan Documents.

US-DOCS\121193765.6

(i)The Administrative Agent shall have received (i) the Guarantee and Collateral Agreement, (ii) all necessary financing statements and financing statement amendments, (iii) amendments to existing Mortgages which reflect the Maturity Date and make such other modifications to the Mortgages as reasonably requested by the Administrative Agent (except as set forth on Schedule 5.17), and (iv) any other Security Documents or amendments thereto reasonably requested by the Administrative Agent for the creation and perfection of Liens in favor of the Secured Parties as contemplated by the Loan Documents, in each case, duly completed and executed (as applicable) in sufficient number of counterparts and in proper form for recording, if necessary, and for perfecting Liens in favor of the Secured Parties on the Collateral covered thereby and in form and substance satisfactory to the Administrative Agent.
(j)The Administrative Agent shall have received the certificates, if any, representing the Equity Interests (if certificated) pledged on the Effective Date pursuant to the Security Documents, together with an undated stock power or equivalent for each such certificate executed in blank by a Responsible Officer of the pledgor thereof.
(k)All other Property which the Administrative Agent shall, at such time, be entitled to have a Lien in its favor for the benefit of the Secured Parties pursuant to any Loan Document shall have been physically delivered to the possession of the Administrative Agent or any bailee accepted by the Administrative Agent to the extent that such possession is necessary or desirable for the purpose of perfecting the Administrative Agent’s Lien in such Collateral for the benefit of the Secured Parties.
(l)The Administrative Agent shall have received a certificate or certificates of insurance coverage evidencing that the Borrower Parties are carrying insurance in accordance with Section 5.12, and the Borrower shall have used commercially reasonable efforts (as determined in the discretion of the Administrative Agent) to cause such certificates to (i) show that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least thirty days after receipt by the Administrative Agent of written notice thereof, and (ii) name the Administrative Agent as mortgagee (in the case of Real Property or, as applicable, Pipeline insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of personal Property insurance), as applicable.
(m)The Borrower and the Subsidiaries shall have paid or made arrangements to pay all applicable recording taxes, fees, charges, costs and expenses required for the recording of the Security Documents to be recorded on or about the Effective Date.
(n)The Arrangers shall have received financial projections of the Borrower and its Restricted Subsidiaries, including cash distributions expected from Joint Ventures and Unrestricted Subsidiaries, through the Maturity Date, which shall show compliance on a Pro Forma Basis with the financial covenants set forth in Section 6.14 and shall be otherwise reasonably acceptable to the Arrangers.
(o)The Administrative Agent shall have received appropriate Uniform Commercial Code search results for each jurisdiction requested by the Administrative Agent reflecting no

US-DOCS\121193765.6

prior Liens encumbering the Property of the Borrower Parties, other than Liens being released on or prior to the Effective Date and Permitted Encumbrances.
(p)The Borrower shall have paid any outstanding fees owed to the Existing Issuing Banks under the Existing Credit Agreement with respect to the Existing Letters of Credit.
(q)(i) The Administrative Agent and the Lenders shall have received, at least three (3) Business Days prior to the Effective Date, all documentation and other information requested by the Administrative Agent or any Lender at least five (5) Business Days prior to the Effective Date or required by regulatory authorities in order for the Administrative Agent and the Lenders to comply with requirements of any Anti-Money Laundering Laws, including the Patriot Act and any applicable “know your customer” rules and regulations, and (ii) the Borrower shall have delivered to the Administrative Agent, and directly to any Lender requesting the same, a Beneficial Ownership Certification in relation to it (or a certification that such Borrower qualifies for an express exclusion from the “legal entity customer” definition under the Beneficial Ownership Regulations), in each case at least three (3) Business Days prior to the Effective Date.
(r)The Administrative Agent shall have received such other documents as the Administrative Agent or special counsel to the Administrative Agent may reasonably request.
The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make additional Loans and of any Issuing Bank to issue additional Letters of Credit under this Agreement shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02).
Without limiting the generality of the provisions of Article IX, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent, the Arrangers or the Lenders unless the Administrative Agent and the Arrangers shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.
Section 4.02Each Credit Event. The obligation of each Lender to make a Loan (including conversions and continuations of Loans) on the occasion of any Borrowing, and of any Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
(a)The representations and warranties of the Borrower or any other Borrower Party set forth in this Agreement and the other Loan Documents (other than, after the Investment Grade Date, those set forth in Section 3.04(c)) shall be true and correct in all material respects (except to the extent such representations and warranties are already qualified as to materiality, in which case such representations and warranties shall be true and correct in all respects) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (except such representations and warranties (other than, after

US-DOCS\121193765.6

the Investment Grade Date, those set forth in Section 3.04(c)) that are stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects (except to the extent such representations and warranties are already qualified as to materiality, in which case such representations and warranties shall be true and correct in all respects) as of such earlier date).
(b)At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.
(c)In the case of any Inventory Financing Sublimit Borrowing, (i) all of the Petroleum Products to which such Inventory Financing Sublimit Borrowing relates (the “New Financed Inventory”) shall constitute Eligible Inventory, (ii) the price risk relating to such New Financed Inventory shall have been fully hedged pursuant to a Hedging Agreement or sold forward pursuant to a sales contract (subject to immaterial deficiencies described in Section 5.16(b)), and (iii) the Borrower shall have delivered to the Administrative Agent a Borrowing Request (Financed Inventory), whereby the Borrower certifies (A) as to clauses (i) and (ii) above, and (B) that the amount of such Inventory Financing Sublimit Borrowing does not exceed an amount equal to the product of (1) 90% and (2) an amount equal to the sum of (x) the Sale Value of such New Financed Inventory that is subject to sales contracts measured as of the date of such Borrowing plus (y) the Hedged Value of such New Financed Inventory that is not subject to sales contracts measured as of the date of such Borrowing minus (z) all related storage, transportation and other applicable costs reasonably estimated by the Borrower to be applicable to such New Financed Inventory in the future.
Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section 4.02.
ARTICLE V.
AFFIRMATIVE COVENANTS
Commencing on the Effective Date, until all Committed Amounts shall have expired or been terminated and the principal of and interest on each Loan and all fees and then-accrued expenses payable hereunder shall have been paid in full and all Letters of Credit (other than those that have been fully cash collateralized on customary terms reasonably acceptable to the applicable Issuing Bank) shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
Section 5.01Financial Statements; Ratings Change and Other Information. It will furnish to the Administrative Agent:
(a)no later than 15 days following the date required by applicable SEC rules (without giving effect to any extensions available thereunder) for the filing of such financial statements after the end of each fiscal year of the Borrower, (i) the audited consolidated balance sheet and related statements of operations, partners’ capital and cash flows of the Borrower as of the end of

US-DOCS\121193765.6

and for such year, setting forth in each case in comparative form the figures from the previous fiscal year, all reported on by Ernst & Young, LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition, results and operations and cash flows of the Borrower and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied and (ii) the unaudited consolidated balance sheet and related statements of operations of the Borrower as of the end of and for such year with separate columns indicating amounts attributable to all Unrestricted Subsidiaries;
(b)as soon as available, but in any event within 45 days of the end of the first three fiscal quarters of the Borrower, (i) the unaudited consolidated balance sheet as of the end of such fiscal quarter, the unaudited consolidated statements of operations for such fiscal quarter and the then-elapsed portion of the fiscal year and the unaudited consolidated statements of cash flows for the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of the previous fiscal year) and the unaudited consolidated statement of partners’ capital for the then elapsed portion of the fiscal year, all certified by a Financial Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes and (ii) the unaudited consolidated balance sheet as of the end of such fiscal quarter and the unaudited consolidated statements of operations for such fiscal quarter and the then-elapsed portion of the fiscal year with separate columns indicating amounts attributable to all Unrestricted Subsidiaries;
(c)no later than 15 days following the date required by applicable SEC rules (without giving effect to any extensions available thereunder) for the filing of financial statements in the case of the financial statements under clause (a) above or within 45 days of the end of the first three fiscal quarters of the Borrower in the case of the financial statements under clause (b) above, a Compliance Certificate signed by a Financial Officer of the Borrower;
(d)no later than 15 days following the date required by applicable SEC rules (without giving effect to any extensions available thereunder) for the filing of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines and such accounting firm’s internal policies and procedures);
(e)by the fifth Business Day of each calendar month, a Borrowing Base Certificate providing information as of the last day of the immediately preceding calendar month;
(f)promptly upon their becoming available, true and correct copies of (i) all financial statements, reports, notices and proxy statements sent by the Borrower to its unitholders and all registration statements, periodic reports and other statements and schedules filed by any

US-DOCS\121193765.6

Borrower Party with and as required by the SEC and made available on EDGAR, and (ii) as reasonably requested by the Administrative Agent, all reports, forms and notices filed by any Borrower Party with FERC or any similar Governmental Authority;
(g)promptly upon the receipt thereof by the Borrower or any other Borrower Party, a copy of any “management letter” received by any such Person from its certified public accountants that indicates, in the reasonable good faith judgment of the General Partner’s board of directors, a potential material weakness in such Person’s internal controls or procedures and the management’s responses thereto;
(h)on or before the first day of each fiscal year of the Borrower, a copy of the annual budget and projections for such fiscal year for the Borrower and the Restricted Subsidiaries, including cash distributions expected from Joint Ventures and Unrestricted Subsidiaries, in form and substance reasonably satisfactory to the Administrative Agent, accompanied by a certificate of a Financial Officer of the Borrower to the effect that such budget and projections have been prepared on the basis of sound financial planning practice and that such Financial Officer has no reason to believe they are incorrect or misleading in any material respect; and
(i)promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Borrower Party (including unaudited consolidating financial statements), or compliance with the terms of this Agreement and the other Loan Documents, as the Administrative Agent or any Lender may reasonably request.
Any information that Borrower is required to deliver or furnish to the Administrative Agent or any Lender pursuant to this Section 5.01 shall be deemed delivered or furnished if and when such information is filed on EDGAR or the equivalent thereof with the SEC.
Section 5.02Notices of Material Events. The Borrower will furnish to the Administrative Agent prompt written notice of the following:
(a)the occurrence of any Default;
(b)the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority or any other claim (i) that, if adversely determined, could reasonably be expected to have a Material Adverse Effect or (ii) relating to any Loan Document;
(c)any Environmental Claim or Environmental Liability that could reasonably be expected to exceed $25,000,000, or any notice of potential liability under Environmental Laws that might reasonably be expected to exceed such amount;
(d)any other development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect; and
(e)    to the best of the Borrower’s knowledge, any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.

US-DOCS\121193765.6

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
Section 5.03Existence; Conduct of Business.
(a)It will, and will cause each other Borrower Party to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise permitted under Section 6.03 or Section 6.06 or, in the case of any other Borrower Party, where the failure to perform such obligation, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
(b)(i) It will do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, leases, servitudes, easements, permits, privileges, franchises, authorizations, patents, copyrights, trademarks and trade names necessary for the conduct of its and each other Borrower Party’s business; (ii) it will or will cause each other Borrower Party to maintain and operate such business in substantially the manner in which it is presently conducted and operated; (iii) it will and will cause its subsidiaries and Joint Ventures to comply with all applicable Governmental Requirements (including any and all zoning, building, Environmental Law, ordinance, code or approval or any building permits or restrictions of record or agreements affecting the Real Property or Pipelines) and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted; (iv) it will pay and perform and cause its Restricted Subsidiaries to pay and perform its and their respective obligations under all leases and Loan Documents; and (v) it will at all times and will cause each other Borrower Party at all times to preserve and protect all Property material to the conduct of such business and keep all such Property in good working order and condition (other than wear and tear occurring in the ordinary course of business or caused by Casualty Events) and from time to time make or cause to be made all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times, except in the case of each of clause (i) through (v) above, where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; provided that nothing in this Section 5.03(b) shall prevent (x) sales of Property, consolidations or mergers by or involving it or any other Borrower Party in accordance with Section 6.03 and Section 6.06, (y) the withdrawal by it or any other Borrower Party of its or their respective foreign qualification in any jurisdiction where such withdrawal, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or (z) the abandonment by it or any other Borrower Party of any rights, franchises, licenses, trademarks, trade names, copyrights or patents that such Person reasonably determines are not useful to such Person’s business or are no longer commercially desirable.

US-DOCS\121193765.6

Section 5.04Payment of Obligations and Taxes. It will, and will cause each of its Restricted Subsidiaries to, pay its and their respective material Indebtedness and obligations promptly and in accordance with their terms and pay and discharge promptly when due all material Taxes, assessments and governmental charges or levies imposed upon it or them or its or their respective income or profits in respect of its or their respective Property, before the same shall become delinquent or in default, as well as all material lawful claims for labor, services, materials and supplies or otherwise that, if unpaid, might give rise to a Lien other than any Lien permitted by Section 6.02 upon such Properties or any part thereof, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) it or such Restricted Subsidiary has set aside on its books adequate reserves or other appropriate provisions with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to have a Material Adverse Effect.
Section 5.05[Reserved].
Section 5.06Books and Records; Inspection Rights. It will, and will cause each of its Restricted Subsidiaries to, in all material respects, keep proper books of record and account in which full, true and correct entries (in conformity with Governmental Requirements, as applicable) allowing for financial statements to be prepared in conformity with GAAP are made of all dealings and transactions in relation to the Borrower’s Business and the business of each Material Subsidiary. Upon reasonable notice, it will, and will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, to visit and inspect the financial records and Property (including the Eligible Inventory and the Hedging Agreements and sales contracts related thereto) of such Person at reasonable times during normal business hours and as often as reasonably requested and at such time to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances, accounts and condition of such Person with the officers and employees thereof and advisors thereof (including independent accountants).
Section 5.07Compliance with Laws. It will, and will cause each of its subsidiaries and Joint Ventures to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
Section 5.08Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used only for working capital and general partnership purposes of the Borrower and the other Borrower Parties (including for distributions to holders of Equity Interests in the Borrower to the extent permitted by Section 6.08, to make Investments to the extent permitted by Section 6.04, to purchase, repurchase or acquire for value Indebtedness to the extent permitted by Section 6.17(a)(vi), and to make Acquisitions to the extent permitted by Section 6.05). The Letters of Credit shall be used for general business purposes in the ordinary course of business. Notwithstanding anything in this Section 5.08 to the contrary, no part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulation T, Regulation U and Regulation X.

US-DOCS\121193765.6

Section 5.09Environmental Laws.
(a)It shall at its sole expense: (i) comply and cause its and its subsidiaries’ and Joint Ventures’ Properties and operations to comply with all Environmental Laws, the violation of which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) not dispose or permit any of its subsidiaries to dispose of or otherwise release any oil, oil and gas waste, Hazardous Material or solid waste on, under, about or from any of its or its subsidiaries’ or Joint Ventures’ Property or any other Property to the extent caused by its or any of its subsidiaries’ or Joint Ventures’ operations, the disposal or release of which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (iii) timely obtain or file and cause each of its subsidiaries and Joint Ventures to timely obtain and file all notices, permits, licenses, exemptions, approvals, registrations or other authorizations, if any, required under Environmental Law to be obtained or filed in connection with operation or use of its or its subsidiaries’ or Joint Ventures’ Properties, which failure to obtain or file could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (iv) promptly commence or cause each of its subsidiaries and Joint Ventures to promptly commence and diligently prosecute to completion any assessment, evaluation, investigation, monitoring, containment, clean-up, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required or reasonably necessary under Environmental Law because of or in connection with the actual or alleged past, present or future disposal or other release of any oil, oil and gas waste, Hazardous Material or solid waste on, under, about or from any of its or any of its subsidiaries’ or Joint Ventures’ Properties, which failure to commence and diligently prosecute to completion could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (v) establish and implement and cause each of its subsidiaries and Joint Ventures to establish and implement such procedures as may be necessary to continuously determine and assure that its and its subsidiaries’ and Joint Ventures’ obligations under this Section 5.09(a) are timely and fully satisfied, which failure to establish and implement could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)If a Default caused by reason of a breach of Section 3.20 or Section 5.09(a) shall have occurred and be continuing for more than twenty (20) days after it or its subsidiaries become aware of such Default without it or its subsidiaries commencing activities reasonably likely to cure such Default or otherwise responding to such Default as required by Environmental Laws, then at the reasonable request of the Administrative Agent or the Required Lenders, it will provide or (to the extent it has the power and right) cause its subsidiaries to provide, at its expense, an environmental assessment report regarding the matters that are the subject of such Default, prepared by an environmental consulting firm and in form and substance reasonably acceptable to the Administrative Agent indicating the environmental conditions creating the Default and the estimated cost of any compliance or response to address them; provided, however, that it will not be required to conduct any invasive procedures in connection with any such assessment. If any invasive procedures are performed in connection with any such assessment, it will provide or cause its Subsidiaries to provide information relating to such invasive procedures to the Administrative Agent.

US-DOCS\121193765.6

Section 5.10Additional Collateral; Additional Guarantors.
(a)With respect to any right, title or interest of it or any of its Restricted Subsidiaries in (x) Equity Interests, Real Property, Pipelines or other Property of a type subject to the Security Documents and acquired (including by division) after the Effective Date (other than from Organic Growth) or (y) any Property of a type subject to the Security Documents and arising from Organic Growth, in the case of (x) or (y) other than Covered Property or Excluded Property, it will, in the case of (x), no later than the date that is 30 calendar days after such acquisition is consummated, subject to extension in the sole discretion of the Administrative Agent, or in the case of (y), prior to or concurrently with the next delivery of financial statements under Section 5.01(a) or (b), subject to the extension in the sole discretion of the Administrative Agent, grant or cause to be granted to the Administrative Agent for the benefit of the Secured Parties a First Priority Lien of record (and a Mortgage, in the case of Real Property) on all such Equity Interests, Real Property, Pipelines and other Property (with no other Liens other than Permitted Encumbrances), upon terms substantially the same as those set forth in the Security Documents for Property of a similar type, complete such other actions as would have been necessary to satisfy the conditions set forth in Section 4.01 had such Property been owned thereby on the Effective Date, complete such other actions as may be reasonably requested by the Administrative Agent pursuant to Section 5.11, provide such legal opinions as may be reasonably requested by the Administrative Agent, pay, or cause to be paid, all taxes and fees related to any necessary registration, filing or recording in connection therewith, with respect to any such Real Property, comply with all applicable Governmental Real Property Disclosure Requirements, and with respect to any Real Property other than Excluded Property on which any “Building” or “Manufactured (Mobile) Home” (each, as defined in the applicable Flood Insurance Regulations and to the extent not constituting Excluded Property) is located, provide a Federal Emergency Management Agency “Standard Flood Hazard Determination”; provided however, that, without limiting the right of the Administrative Agent to request legal opinions as described above, in the case of any New Pipeline, the Borrower and the Restricted Subsidiaries shall be deemed to have caused a Lien of record to have been so granted, and such actions so taken, and any requirement herein otherwise with respect to the creation or perfection of a Lien thereon shall be deemed duly satisfied, in each case so long as a duly completed UCC financing statement indicating such New Pipeline as collateral and specifying the debtor as a “transmitting utility” has been duly filed in the central filing office of the state in which such New Pipeline is located and other jurisdictions as may be reasonably requested by the Administrative Agent, in each case in form and substance reasonably acceptable to the Administrative Agent (but without the filing or recording of a Mortgage in any real property record with respect to such New Pipeline being required).
(b)It will cause each Restricted Subsidiary that is created or acquired (including by division) subsequent to the Effective Date to become a party to each applicable Loan Document, including the Guarantee and Collateral Agreement, and to promptly, subject to extension in the sole discretion of the Administrative Agent, execute and deliver to the Administrative Agent all such documents, agreements and instruments necessary to accomplish such obligation, including legal opinions (if reasonably requested by the Administrative Agent) relating to such Restricted Subsidiary, which opinions shall be in form and substance, and from counsel, reasonably

US-DOCS\121193765.6

satisfactory to the Administrative Agent. It will, or will cause its Restricted Subsidiaries to, pledge all of the Equity Interests of such newly created or acquired Restricted Subsidiary (including delivery of original stock certificates or other certificates evidencing the Equity Interests of such Restricted Subsidiary, if any, together with an appropriate undated stock power for each certificate duly executed in blank by the registered owner thereof) to the Administrative Agent. The Borrower shall cause 100% of the Equity Interests owned directly or indirectly by the Borrower in all Restricted Subsidiaries to be pledged to the Administrative Agent at all times pursuant to the Guarantee and Collateral Agreement or a substantially similar agreement reasonably satisfactory to the Administrative Agent.
(c)With respect to each Unrestricted Subsidiary and Joint Venture, it will pledge or cause each Restricted Subsidiary that owns any Equity Interests in any Unrestricted Subsidiary or Joint Venture to pledge all of the Equity Interests that are in a domestic Unrestricted Subsidiary and/or a domestic Joint Venture owned (of record) by it, and 65% of the voting Equity Interests that are in a foreign Unrestricted Subsidiary and/or a foreign Joint Venture owned (of record) by it; provided that a pledge of such Equity Interests shall not be required (i) with respect to the Equity Interests of NEJD SPE 2 owned by NEJD SPE 1, (ii) with respect to the Equity Interests of FS SPE 2 owned by FS SPE 1, or (iii) if (x) such Equity Interests are otherwise required to be pledged in order to secure the Non-Recourse Obligations of such Unrestricted Subsidiary or Joint Venture, or (y) with respect to Joint Ventures, (A) the Organizational Documents of such Joint Venture prohibit such pledge or (B) such Equity Interests are otherwise required to be pledged to secure obligations to the other holders of Equity Interests in such Joint Venture; provided that in the event such Equity Interests are required to be so pledged, the direct parent of the Restricted Subsidiary that owns such pledged Equity Interests shall have pledged (pursuant to the Guarantee and Collateral Agreement) 100% of the Equity Interests of such Restricted Subsidiary.
(d)Notwithstanding anything in this Section 5.10 or this Agreement or the other Loan Documents to the contrary, after the Investment Grade Date, the Borrower shall no longer be required to comply with clauses (a) through (c) of this Section 5.10 with respect to any Person or property that is not subject to the Security Documents prior to the Investment Grade Date.
(e)Notwithstanding anything to the contrary, to the extent that the Borrower or any Restricted Subsidiary is required to grant a Mortgage on or after the Effective Date on any Real Property (other than Excluded Property) on which any “Building” or “Manufactured (Mobile) Home” (each, as defined in the applicable Flood Insurance Regulations and to the extent not constituting Excluded Property) is located (the “Additional Improved Real Property”), prior to the execution and delivery of such Mortgage with respect to such Additional Improved Real Property, the Administrative Agent shall provide to the Lenders (which may be delivered electronically) (i) a standard life of loan flood hazard determination form for such Additional Improved Real Property, and (ii) if such Additional Improved Real Property is in a special flood hazard area, (A) a notice acknowledged by the Borrower or applicable Restricted Subsidiary of that fact and (if applicable) that flood insurance coverage is not available and (B) if flood insurance is available in the community in which such Additional Improved Real Property is located, a policy of flood insurance in compliance with Flood Insurance Regulations. To the extent that any such Additional Improved Real Property is subject to the provisions of the Flood

US-DOCS\121193765.6

Insurance Regulations, upon the earlier of (i) twenty (20) Business Days from the date the information required by the immediately preceding sentence is provided to the Lenders and (ii) receipt by the Administrative Agent of a notice from each Lender (which may be delivered electronically) that such Lender has completed all necessary flood insurance diligence with respect to such Additional Improved Real Property, the Administrative Agent may permit the execution and delivery of the applicable Mortgage in favor of the Administrative Agent.
Section 5.11Security Interests; Further Assurances. Promptly upon the reasonable request of the Administrative Agent or any Lender, at its expense, it will execute, acknowledge and deliver, and cause its Restricted Subsidiaries to execute, acknowledge and deliver and thereafter register, file or record, and cause its Restricted Subsidiaries to register, file or record, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by the Administrative Agent reasonably necessary or desirable for the continued validity, perfection and priority of the Liens on the Collateral covered thereby with no other Liens thereon except for Permitted Encumbrances, or obtain any consents or waivers as may be necessary or appropriate in connection therewith. It will and will cause its Restricted Subsidiaries to deliver or cause to be delivered to the Administrative Agent from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the Administrative Agent as the Administrative Agent shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Security Documents. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority, it will and will cause its Restricted Subsidiaries to execute and deliver all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lender may require. If the Administrative Agent or the Required Lenders determine that they are required by law to have appraisals prepared in respect of the Real Property of any Restricted Subsidiary constituting or about to become Collateral, it shall provide to the Administrative Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA and are otherwise in form and substance reasonably satisfactory to the Administrative Agent.
Section 5.12Insurance. Except as disclosed in Schedule 5.12:
(a)Generally. It will and will cause its Restricted Subsidiaries to keep its and their respective insurable Property adequately insured at all times by reputable insurers that are, to the respective Knowledge of it or such Restricted Subsidiary, financially sound; and maintain other insurance, to such extent and against such risks as is customary with companies of a similar size in the same or similar businesses operating in the same or similar locations, including insurance with respect to Mortgaged Properties and other properties material to the Borrower’s Business against such casualties and contingencies and of such types and in such amounts with such deductibles as is customary in the case of similar businesses of a similar size operating in the same or similar locations.

US-DOCS\121193765.6

(b)Requirements of Insurance. The Borrower shall use commercially reasonable efforts to cause such insurance to (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least thirty days after receipt by the Administrative Agent of written notice thereof, and (ii) name the Administrative Agent as mortgagee (in the case of Real Property or, as applicable, Pipeline insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of personal Property insurance), as applicable. All such insurance shall be reasonably satisfactory in all other respects to the Administrative Agent.
(c)Certificates. Concurrently with the annual renewal of the insurance required to be maintained pursuant to this Section 5.12, if requested by the Administrative Agent, the Borrower shall deliver a certificate or certificates of insurance showing that all insurance required to be maintained pursuant to this Section 5.12 has been obtained and is in effect to the Administrative Agent.
(d)Flood Insurance. With respect to each portion of Mortgaged Property on which any “Building” or “Manufactured (Mobile) Home” (each, as defined in the applicable Flood Insurance Regulations and to the extent not constituting Excluded Property) is located, it will and will cause its Restricted Subsidiaries to obtain flood insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time require, to the extent such flood insurance coverage is available, if at any time the area in which any such “Building” or “Manufactured (Mobile) Home” is located is designated as a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the Flood Insurance Regulations.
Section 5.13Agreements Respecting Unrestricted Subsidiaries and Foreign Subsidiaries.
(a)It will operate each Unrestricted Subsidiary in such a manner as to make it apparent to all creditors of such Unrestricted Subsidiary that such Unrestricted Subsidiary is a legal entity separate and distinct from the Borrower or any Restricted Subsidiary and as such is solely responsible for its debts and other obligations.
(b)It will, in connection with any Indebtedness or Guarantee obligations incurred by each Unrestricted Subsidiary, except as permitted pursuant to Section 5.13(c) and Section 6.04(A)(g) (or, on or after the Investment Grade Date, Section 6.04(B)) and except in respect of the NEJD Transaction Documents or the NEJD Intercompany Financing Agreements and except for Indebtedness or Guarantee obligations in respect of Priority Debt incurred pursuant to Section 6.01(B) on or after the Investment Grade Date, (i) cause such Unrestricted Subsidiary to incur such Indebtedness only as a Non-Recourse Obligation, and (ii) cause such Unrestricted Subsidiary to incur any such Indebtedness or Guarantee obligations relating to borrowed money in excess of $5,000,000 only under a loan agreement, note, lease, instrument or other agreement that expressly states that such Indebtedness is being incurred by such Unrestricted Subsidiary as a Non-Recourse Obligation (for the avoidance of doubt, this clause (ii) is not intended to limit the restrictions set forth in Section 5.13 or Section 6.04 or elsewhere in the Loan Documents); provided that no such agreement, note, lease, instrument or other agreement shall be required to

US-DOCS\121193765.6

include such statement if such agreement, note, lease, instrument or other agreement was in effect on the date such Person became an Unrestricted Subsidiary.
(c)Notwithstanding any provision of the Loan Documents to the contrary, the Borrower and the other Borrower Parties may incur Guarantee obligations in the ordinary course of business consisting of Guarantees of performance obligations of Unrestricted Subsidiaries as long as such Guarantees do not constitute Guarantees of payment or Guarantees of performance of obligations that would result in the payment of any Indebtedness; provided, that, (i) in the case of Guarantees of performance obligations of any Person in the Alkali Group, the aggregate amount that has been or could reasonably be expected to be incurred pursuant to all such performance Guarantees is not greater than $145,000,000 outstanding at any one time, and (ii) the amount that has been or could reasonably be expected to be incurred pursuant to all other such performance Guarantees is not greater than $1,000,000 in the aggregate.
(d)It will designate and maintain each Foreign Subsidiary as an Unrestricted Subsidiary.
Section 5.14Disposition of NEJD SPE 2 Property. Without limiting the restrictions set forth in Sections 6.03 and 6.06, upon any conveyance, sale, lease, sublease, assignment, transfer or other disposition of any material Property of NEJD SPE 2, it will cause NEJD SPE 1 to cause NEJD SPE 2 to (i) conduct such conveyance, sale, lease, sublease, assignment, transfer or other disposition in all material respects only to the extent permitted by and in compliance with the terms and provisions of the NEJD Transaction Documents, (ii) convey, sell, lease, sublease, assign, transfer or otherwise dispose of such Property in all material respects for fair market value, and (iii) after payment in full of the NEJD Intercompany Note, distribute the cash proceeds of such conveyance, sale, lease, sublease, assignment, transfer or other disposition to NEJD SPE 1.
Section 5.15Compliance with Risk Management Requirements. It will, and will cause each of its Restricted Subsidiaries to, comply with the terms of the requirements set forth on Schedule 5.15 (“Risk Management Requirements”) with respect to all Financed Eligible Inventory and all Hedging Agreements and forward sale contracts related thereto.
Section 5.16Inventory Financing Sublimit Tranche.
(a)It will provide prompt notice of any change, amendment or modification that occurs with respect to a Hedging Agreement or sales contract related to Financed Eligible Inventory to the extent that such change, amendment or modification relates to the timing or amount of payments thereunder or would cause a prepayment to be required under Section 2.11(d).
(b)It will, and will cause each of its Restricted Subsidiaries to, maintain full Hedging Agreements or forward sale contracts at all times with respect to Financed Eligible Inventory; provided that the unavailability of derivatives with respect to the precise type of Petroleum Product that constitutes given Financed Eligible Inventory, basis differentials that cannot be fully hedged, or similar circumstances, shall not result in given Financed Eligible Inventory being

US-DOCS\121193765.6

considered to be not “fully hedged” for purposes of this clause (b), so long as the Borrower is in good faith attempting to cause its commodity price risk with respect to such Financed Eligible Inventory to be minimized as reasonably possible.
Section 5.17Post-Effective Date Items. It will execute and deliver the documents and complete the tasks set forth on Schedule 5.17, in each case within the time limits specified on such schedule, as such time limits may be extended by the Administrative Agent in its sole discretion.
ARTICLE VI.
NEGATIVE COVENANTS
Commencing on the Effective Date, until all Committed Amounts shall have expired or been terminated and the principal of and interest on each Loan and all fees and then-accrued expenses payable hereunder shall have been paid in full and all Letters of Credit (other than those that have been fully cash collateralized on customary terms reasonably acceptable to the applicable Issuing Bank) shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
Section 6.01Indebtedness and Disqualified Equity. (A) Prior to the Investment Grade Date, it will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any Indebtedness or Disqualified Equity, except:
(a)Indebtedness incurred in connection with the Loan Documents (including the Existing Letters of Credit);
(b)Indebtedness existing on the Effective Date and set forth in Schedule 6.01, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;
(c)Indebtedness or Disqualified Equity of the Borrower to or in any Restricted Subsidiary and of any Restricted Subsidiary to or in the Borrower or any other Restricted Subsidiary;
(d)Guarantees by any Borrower Party of obligations of the Borrower or any Restricted Subsidiary that are otherwise permitted hereunder;
(e)Indebtedness pursuant to Hedging Agreements permitted pursuant to Section 6.07;
(f)Indebtedness of any Borrower Party owing in connection with deferred payments of insurance premiums; provided that the aggregate principal amount of all such Indebtedness of all Borrower Parties shall not exceed $25,000,000 outstanding at any one time;
(g)Indebtedness or Disqualified Equity of a Restricted Subsidiary assumed by such Restricted Subsidiary in connection with any Acquisition permitted pursuant to Section 6.05 (or, if such Restricted Subsidiary is acquired as part of such Acquisition, existing prior thereto);

US-DOCS\121193765.6

provided that (i) such Indebtedness or Disqualified Equity shall only be secured to the extent permitted by Section 6.02(h), (ii) such Indebtedness or Disqualified Equity exists at the time of such Acquisition at least in the amounts assumed in connection therewith and is not drawn down, created or increased in contemplation of or in connection with or subject to such Acquisition, and (iii) no Person, other than the obligor or obligors thereon at the time of such acquisition, shall become liable for such Indebtedness or Disqualified Equity;
(h)Indebtedness in respect of Purchase Money Obligations and refinancings or renewals thereof; provided that (i) such Indebtedness shall only be secured to the extent permitted by Section 6.02(f) and (ii) the aggregate principal amount of such Indebtedness, together with all Indebtedness outstanding under clauses (A)(i) and (A)(k) of this Section 6.01, shall not exceed, in the aggregate at any one time, 10% of Consolidated Net Tangible Assets as of the most recent delivery of financial statements pursuant to Section 5.01(a) or Section 5.01(b);
(i)Indebtedness constituting current trade liabilities; provided that the aggregate principal amount of such Indebtedness, together with all Indebtedness outstanding under clauses (A)(h) and (A)(k) of this Section 6.01, shall not exceed, in the aggregate at any one time, 10% of Consolidated Net Tangible Assets as of the most recent delivery of financial statements pursuant to Section 5.01(a) or Section 5.01(b);
(j)other unsecured Indebtedness thereof or Disqualified Equity issued by one or both of the Borrower and Finance Co and Guarantees thereof by any Restricted Subsidiary; provided that (i) such Indebtedness or Disqualified Equity shall (A) not have a scheduled final maturity date, or require any scheduled amortization or other scheduled payments of principal earlier than six months after the Maturity Date, (B) have no financial maintenance covenants that are more restrictive than those in this Agreement, (C) have no other covenants or events of default that, taken as a whole, are more restrictive than those in this Agreement and (D) have no mandatory prepayment or redemption provisions other than prepayments required as a result of a “change of control” or asset sale, (ii) no Event of Default exists or would exist immediately after the issuance of such Indebtedness or Disqualified Equity, and (iii) no Subsidiary that is not also a Guarantor shall guarantee such Indebtedness;
(k)Guarantees by any Borrower Party of obligations of one or more Joint Ventures, which for the avoidance of doubt shall include performance guarantees; provided that the outstanding amount of such obligations, together with all Indebtedness outstanding under clauses (A)(h) and (A)(i) of this Section 6.01(A) shall not exceed, in the aggregate at any one time, 10% of Consolidated Net Tangible Assets as of the most recent delivery of financial statements pursuant to Section 5.01(a) or Section 5.01(b);
(l)limited Guarantees by any Borrower Party in connection with such Borrower Party’s pledge of the Equity Interests of an Unrestricted Subsidiary or Joint Venture to secure the Non-Recourse Obligations of such Unrestricted Subsidiary or Joint Venture as permitted by Section 5.10(c)(iii)(x); provided that recourse under any such Guarantee is limited to only the pledged Equity Interests in the applicable Unrestricted Subsidiary or Joint Venture;

US-DOCS\121193765.6

(m)Indebtedness arising in connection with surety bonds and obligations required by Governmental Authorities in connection with the ownership or operation of Property entered into in the ordinary course of business;
(n)[reserved];
(o)such other Indebtedness or Disqualified Equity not otherwise permitted by the foregoing clauses of this Section 6.01(A); provided, that the aggregate principal amount or liquidation value of all such Indebtedness and Disqualified Equity (i) shall not exceed $30,000,000 outstanding at any one time and (ii) shall be unsecured; and
(B) On or after the Investment Grade Date, it will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any Priority Debt at any one time outstanding in an aggregate principal amount exceeding 15% of Consolidated Net Tangible Assets as of the most recent delivery of financial statements pursuant to Section 5.01(a) or Section 5.01(b).
Section 6.02Liens. It will not, and will not permit any other Borrower Party to, create, incur, assume or permit to exist any Lien on any Property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
(a)Permitted Encumbrances;
(b)Liens entered into under the Loan Documents, including the Security Documents;
(c)any Lien on any Property or asset of it or any other Borrower Party existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other Property or asset of the Borrower or any Restricted Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
(d)Liens created pursuant to commercial agreements, such as construction, operating, reciprocal easements, farmout and maintenance agreements, space lease agreements, joint venture agreements and related documents (to the extent requiring a Lien on the Equity Interest owned by any Borrower Party in the applicable Joint Venture is required thereunder), division order, contracts for sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements and other similar agreements, in each case having ordinary and customary terms (including with respect to Liens) and entered into in the ordinary course of business and securing obligations other than Indebtedness;
(e)Liens (i) represented by the escrow of cash or Permitted Investments securing the obligations of any Borrower Party under any agreement to acquire, or pursuant to which it acquired, any Property, which Liens secure the obligations of such Borrower Party to the seller of such Property, or (ii) on assets pursuant to merger agreements, stock or asset purchase

US-DOCS\121193765.6

agreements and similar agreements in respect of the disposition of such assets, provided that such acquisition or agreement is permitted pursuant to the terms of this Agreement;
(f)purchase money Liens on Property to secure Indebtedness permitted by Section 6.01(A)(h) (or, on or after the Investment Grade Date, Permitted Purchase Money Debt), or renewals or refinancings of any of the foregoing Liens for the same or a lesser amount; provided, however, that (i) the aggregate principal amount of such Indebtedness secured by such Liens shall not exceed $40,000,000 in the aggregate at any one time outstanding, (ii) no such Lien may extend to or cover (A) Equity Interests or (B) any Property other than the Property being acquired and improvements and accessions thereto and proceeds thereof, (iii) no such renewal or refinancing may extend to or cover any Property not previously subject to the Lien being renewed or refinanced, and (iv) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the Property being acquired on the date of acquisition;
(g)Liens expressly permitted by Section 5.10(c)(iii);
(h)Liens securing Indebtedness permitted by Section 6.01(A)(g) (or, on or after the Investment Grade Date, Permitted Acquired Debt), or renewals or refinancings of any of the foregoing Liens for the same or a lesser amount; provided that (i) no such Lien may extend to or cover Equity Interests, (ii) any such Liens attach only to the Property acquired in such acquisition (and improvements and accessions thereto and proceeds thereof) secured by such Indebtedness immediately prior thereto and do not encumber any other Property of any Borrower Party and (iii) neither the aggregate principal amount of such Indebtedness nor the aggregate fair market value of the Property securing it may exceed $30,000,000 at any one time;
(i)Liens granted on cash pledged as margin collateral securing Indebtedness owing under Hedging Agreements with counterparties permitted by Section 6.07 (other than Secured Hedging Agreements) in an amount not to exceed $50,000,000 in the aggregate at any time outstanding; provided, that, no cash shall be pledged as margin collateral securing Indebtedness owing under Hedging Agreements other than pursuant to this Section 6.02(i);
(j)[reserved];
(k)[reserved];
(l)such other Liens not otherwise permitted by the foregoing clauses of this Section 6.02; provided that (i) prior to the occurrence of the Alkali Transition Event, the aggregate amount of all such Liens at any one time shall not exceed an amount equal to 2.5% of Consolidated Net Tangible Assets as of the most recent delivery of financial statements pursuant to Section 5.01(a) or Section 5.01(b) and (ii) after the Alkali Transition Event has occurred, the aggregate amount of all such Liens at any one time shall not exceed an amount equal to 4% of Consolidated Net Tangible Assets as of the most recent delivery of financial statements pursuant to Section 5.01(a) or Section 5.01(b); and

US-DOCS\121193765.6

(m)on or after the Investment Grade Date, Liens incurred in connection with any Priority Debt permitted under Section 6.01(B).
Section 6.03Fundamental Changes; Limitations on Business.
(a)It will not, and will not permit any other Borrower Party to, merge into or consolidate with any other Person (including by division), or permit any other Person to merge into or consolidate with it (including by division), or liquidate or dissolve, except for transactions permitted by Sections 6.05 or 6.06, and except that, (i) any Restricted Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving entity, (ii) any Restricted Subsidiary may merge into any other Restricted Subsidiary in a transaction in which the surviving entity is a Borrower Party and (iii) any Subsidiary (other than the General Partner) may liquidate or dissolve; provided that such liquidation or dissolution, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
(b)It will not and will not permit any of its Restricted Subsidiaries to engage to any material extent in any business other than (i) refining services, gathering, transporting (by barge, pipeline, ship, truck or other modes of transportation), terminalling, storing, producing, acquiring, developing, exploring for, processing, dehydrating, marketing, trading, fractionating and otherwise handling hydrocarbons (including crude oil, natural gas, condensate, natural gas liquids, liquefied natural gas, refined petroleum products and petrochemicals), sulfur, sodium chloride, carbon dioxide, sodium hydrosulfide and caustic soda, including constructing pipeline, platform, dehydration, processing and other related facilities, activities, services or derivative products related or ancillary thereto, (ii) businesses of the type conducted by it and its Subsidiaries and Joint Ventures as of the Effective Date and businesses reasonably related thereto and (iii) any other businesses as long as the consolidated total assets principally relating to such other businesses, taken together, would not constitute greater than 5% of consolidated total assets.
(c)It will not permit any of its Unrestricted Subsidiaries or Joint Ventures to Control, or own directly or indirectly any Equity Interests in, the General Partner.
Section 6.04Investments, Loans, Advances, and Guarantees. (A) Prior to the Investment Grade Date, it will not, and will not permit any of its Restricted Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Wholly Owned Subsidiary prior to such merger) any Equity Interest, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any Investment or any other interest in, any other Person, except:
(a)Permitted Investments;
(b)(i) Investments by it existing on the date hereof and set forth on Schedule 6.04, (ii) additional Investments in the Equity Interests of any Restricted Subsidiaries, and (iii) any Investments in any of the Alkali Group, if as a result of, and simultaneously with, such Investment, each member of the Alkali Group becomes a Restricted Subsidiary;

US-DOCS\121193765.6

(c)(i) loans or advances made by the Borrower to any Restricted Subsidiary and by any Restricted Subsidiary to the Borrower or to any other Restricted Subsidiary and (ii) purchases, repurchases or other acquisitions for value of Indebtedness to the extent permitted by Section 6.17(a)(vi);
(d)performance Guarantees issued by (i) any Borrower Party guaranteeing the obligations of the Borrower or any Restricted Subsidiary, (ii) any Restricted Subsidiary guaranteeing the obligations of the Borrower or any other Restricted Subsidiary, (iii) any Borrower Party guaranteeing obligations of Unrestricted Subsidiaries as permitted by Section 5.13(c);
(e)Guarantees constituting Indebtedness permitted by Section 6.01;
(f)Permitted Acquisitions;
(g)Investments in Unrestricted Subsidiaries (other than Investments in the Alkali Group); provided, that all such Investments in Unrestricted Subsidiaries in the aggregate outstanding at any one time shall not exceed an amount equal to 2.5% of Consolidated Net Tangible Assets as of the most recent delivery of financial statements pursuant to Section 5.01(a) or Section 5.01(b);
(h)[reserved];
(i)Investments evidenced by Hedging Agreements permitted by Section 6.07;
(j)the contribution by the Borrower or any Restricted Subsidiary of the Equity Interests owned by it in a Joint Venture to another Joint Venture or the investment by the Borrower or any Restricted Subsidiary in another Joint Venture to the extent made with Equity Interests in a Joint Venture owned by it as long as the Borrower or such Restricted Subsidiary receives in exchange equity interests in such transferee Joint Venture;
(k)Investments (i) consisting of extensions of credit in the nature of accounts receivable arising from the grant of trade credit in the ordinary course of business and Investments by the Borrower or any other Borrower Party in satisfaction or partial satisfaction thereof from financially troubled Account Debtors to prevent or limit financial loss or (ii) consisting of the acquisition of securities in connection with the bankruptcy or reorganization of suppliers and customers;
(l)a term loan made by NEJD SPE 1 to NEJD SPE 2 in a principal amount equal to $70,000,000, made prior to the date hereof pursuant to the terms of the NEJD Intercompany Note; provided, that such loan shall at all times be evidenced by the NEJD Intercompany Note and be secured pursuant to the NEJD Intercompany Security Documents by all collateral as defined in the NEJD Intercompany Security Documents;

US-DOCS\121193765.6

(m)Investments in Permitted Joint Ventures; provided that immediately before and immediately after the acquisition of or Investment in each such Joint Venture, no Default exists or is continuing; and
(n)such other Investments (other than Investments in any Joint Venture or Unrestricted Subsidiary (other than any member of the Alkali Group)) not otherwise permitted by the foregoing clauses in this Section 6.04; provided that (i) prior to the occurrence of the Alkali Transition Event, all such Investments in the aggregate outstanding at any one time shall not exceed $150,000,000 and (ii) after the Alkali Transition Event has occurred, all such Investments in the aggregate outstanding at any one time shall not exceed an amount equal to 7.5% of Consolidated Net Tangible Assets as of the most recent delivery of financial statements pursuant to Section 5.01(a) or Section 5.01(b).
(B) On or after the Investment Grade Date, it will not, and will not permit any of its Restricted Subsidiaries to, make or permit to remain outstanding any Investments, except Investments that do not (i) violate the Borrower’s or any Restricted Subsidiary’s Organizational Documents and (ii) after giving effect to such Investment, violate Section 6.03(b).
Section 6.05Acquisitions. Prior to the Investment Grade Date, it will not, and will not permit any of its Restricted Subsidiaries to, purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person except (a) acquisitions solely among the Borrower Parties, (b) Permitted Acquisitions, (c) Organic Growth, (d) Investments permitted pursuant to Section 6.04, and (e) purchases or other acquisitions in the ordinary course of business.
Section 6.06Sale of Assets. It will not, and will not permit any of its Restricted Subsidiaries to, enter into any Divestiture or any other conveyance, sale, lease, sublease, assignment, transfer, or other disposition of any Property, or issue or dispose of any Equity Interests of any Subsidiary to any Person other than a Borrower Party, except:
(a)sales of inventory and cash or Permitted Investments in the ordinary course of business;
(b)disposition of used, worn out, obsolete or surplus Property in the ordinary course of business;
(c)leases of Real Property or personal Property to third parties in the ordinary course of business;
(d)any disposition of assets, or issuance or disposition of Equity Interests, by the Borrower to any Restricted Subsidiary (except that the Borrower shall not issue Equity Interests to a Restricted Subsidiary) and by any Restricted Subsidiary to the Borrower or to any other Restricted Subsidiary;

US-DOCS\121193765.6

(e)transfers of assets into a Joint Venture or Unrestricted Subsidiary so long as such Investment in such Joint Venture or Unrestricted Subsidiary is permitted pursuant to Section 6.04;
(f)the issuance, sale or other disposition of Equity Interests in or of any Unrestricted Subsidiary or any Joint Venture;
(g)dispositions of overdue accounts receivable in the ordinary course of business in connection with the compromise or collection thereof;
(h)[reserved];
(i)as long as no Default or Event of Default has occurred and is continuing or would result therefrom, other sales or dispositions of Property; provided, that the aggregate cash proceeds and other consideration therefor (excluding customary fees, expenses, costs and Taxes paid in connection with the consummation of such sale or disposition) received by the Borrower Parties in any twelve-month period resulting from all such sales or dispositions, shall not exceed an amount equal to 7.5% of Consolidated Net Tangible Assets as of the most recent delivery of financial statements pursuant to Section 5.01(a) or Section 5.01(b);
(j)dispositions of cash or other Property solely to effect any Investments permitted under Section 6.04(A)(f) or (n) (or, on or after the Investment Grade Date, Section 6.04(B));
provided, that with respect to any disposition of any Equity Interests in NEJD SPE 2, without limiting the restrictions set forth above, (i) such disposition shall be conducted in all material respects only to the extent permitted by, and in compliance with, the terms and provisions of the NEJD Transaction Documents, (ii) such disposition shall be for fair market value, and (iii) the proceeds of such disposition shall be used to repay the NEJD Intercompany Note. To the extent the Required Lenders waive the provisions of this Section 6.06 with respect to the disposition of any Collateral (including the Divestiture of any Guarantor), or any Collateral is disposed as permitted by this Section 6.06 (including the Divestiture of any Guarantor), (i) such Collateral (unless disposed of to a Borrower Party) shall be sold free and clear of the Liens created by the Security Documents, (ii) the Guarantee of any divested Guarantor that ceases to be a Restricted Subsidiary shall be released, and (iii) the Administrative Agent shall take all actions it deems appropriate in order to effect the foregoing.
Section 6.07Hedging Agreements. Prior to the Investment Grade Date, it will not, and will not permit any of its subsidiaries or Joint Ventures to, enter into any Hedging Agreement, except for Hedging Agreements that are for the sole purpose of hedging in the normal course of business consistent with industry practices and not for speculative purposes.
Section 6.08Restricted Payments. (A) Prior to the Investment Grade Date, it will not, and will not permit any of its Restricted Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) any Restricted Subsidiary may declare and make Restricted Payments pro rata to the owners of its Equity Interests, (b) the Borrower may make Restricted Payments to the owners of its Equity Interests to the extent of the

US-DOCS\121193765.6

amount of “Available Cash” (as defined in the Partnership Agreement) in accordance with the terms of the Partnership Agreement, (c) the Borrower may make and declare Restricted Payments in exchange for, or out of the net cash proceeds from the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of the Borrower (other than Disqualified Equity), (d) the Borrower and each Restricted Subsidiary may purchase, redeem or otherwise acquire (on a pro rata basis with respect to all of its Equity Interests) Equity Interests issued by it with the proceeds received from the substantially concurrent issuance by it of new Equity Interests (other than Disqualified Equity); and (e) the Borrower Parties may make other Restricted Payments not otherwise permitted by the foregoing clauses in this Section 6.08 in an amount in the aggregate during any 12-month period not to exceed an amount equal to (i) prior to the occurrence of the Alkali Transition Event, 1.0% of Consolidated Net Tangible Assets as of the most recent delivery of financial statements pursuant to Section 5.01(a) or Section 5.01(b) (provided that, the Borrower’s Consolidated Leverage Ratio on a Pro Forma Basis, both immediately before and after such Restricted Payment, is not in excess of 4.50 to 1.00) or (ii) after the Alkali Transition Event has occurred, 1.5%, of Consolidated Net Tangible Assets as of the most recent delivery of financial statements pursuant to Section 5.01(a) or Section 5.01(b) (provided that, the Borrower’s Consolidated Leverage Ratio on a Pro Forma Basis, both immediately before and after such Restricted Payment, is not in excess of 5.00 to 1.00); provided that, with respect to each of clauses (a), (b), (c), (d) and (e) above, that no Default has occurred and is continuing or would result therefrom; and (B) On or after the Investment Grade Date, it will not, and will not permit any of its Restricted Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, if an Event of Default has occurred and is continuing, or would result therefrom.
Section 6.09Transactions with Affiliates. It will not, and will not permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any Property or assets to, or purchase, lease or otherwise acquire any Property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) at prices and on terms and conditions not less favorable to it or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower Parties not involving any other Affiliate, (c) any Restricted Payment permitted by Section 6.08 and any Investment permitted by Section 6.04, or (d) pursuant to agreements that are in effect as of the date hereof as set forth on Schedule 6.09.
Section 6.10Restrictive Agreements. It will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement, other than the Loan Documents, that prohibits, restricts or imposes any condition upon (a) except for Liens on Equity Interests in Joint Ventures owned by a Restricted Subsidiary created by the customary provisions in Joint Venture agreements and other similar agreements applicable to Joint Ventures or created by agreements evidencing Indebtedness of Joint Ventures, the ability of it or any of its Restricted Subsidiaries to create, incur or permit to exist any Lien created under a Loan Document upon any of its Property or assets, or (b) the ability of (x) any of its Restricted Subsidiaries to make Restricted Payments with respect to any of its Equity Interests or to make or repay loans or advances to it or any other Restricted Subsidiary or (y) it or any of its Restricted Subsidiaries to Guarantee Indebtedness of it or any

US-DOCS\121193765.6

other Restricted Subsidiary; provided that (i) the foregoing clauses (a) and (b) shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing clauses (a) and (b) shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary pending such sale, provided such restrictions and conditions apply only to the Restricted Subsidiary that is to be sold and such sale is permitted hereunder, (iii) the foregoing clauses (a) and (b) shall not apply to such prohibitions, restrictions and conditions contained in any agreement evidencing or governing, or pursuant to which there has been issued, Indebtedness or Disqualified Equity permitted by Section 6.01(A)(g) (or, on or after the Investment Grade Date, Permitted Acquired Debt permitted by Section 6.01(B)), so long as the Liens created under the Security Documents are not prohibited, restricted or conditioned in any manner (except as to the assets of the applicable Restricted Subsidiary that secure such Indebtedness, if any), (iv) clause (a) above shall not apply to such prohibitions, restrictions and conditions contained in any agreement evidencing or governing, or pursuant to which there has been issued, Indebtedness permitted by Section 6.01(A)(h) (or, on or after the Investment Grade Date, Permitted Purchase Money Debt permitted by Section 6.01(B)), so long as the Liens created under the Security Documents are not prohibited, restricted or conditioned in any manner (except as to the Property securing such Indebtedness), (v) clause (a) above shall not apply to customary provisions in leases and other contracts restricting the assignment thereof, (vi) clause (a) above shall not apply to such prohibitions, restrictions and conditions contained in the NEJD Transaction Documents applicable to NEJD SPE 1, subject to the limitations on amendment set forth in the Loan Documents, and so long as the Liens created under the Security Documents are not prohibited, restricted or conditioned in any manner, (vii) clause (a) above shall not apply to such prohibitions, restrictions and conditions contained in any agreements evidencing or governing, or pursuant to which there has been issued, Indebtedness or Disqualified Equity permitted by Section 6.01(A)(j) (or, on or after the Investment Grade Date, unsecured Indebtedness, Disqualified Equity or Priority Debt permitted by Section 6.01(B) if such provisions are, taken as a whole, customary for such type of Disqualified Equity or Indebtedness), subject to the limitations on amendments as set forth in the Loan Documents, so long as the Liens created under the Security Documents are not prohibited, restricted or conditioned in any manner, and (viii) clause (b)(y) above shall not apply to such prohibitions, restrictions and conditions contained in any agreements evidencing or governing, or pursuant to which there has been issued, Indebtedness or Disqualified Equity permitted by Section 6.01(A)(g), (h) or (j) (or, on or after the Investment Grade Date, Permitted Acquired Debt, Permitted Purchase Money Debt, unsecured Indebtedness, Disqualified Equity or Priority Debt permitted by Section 6.01(B) if such provisions are, taken as a whole, customary for such type of Disqualified Equity or Indebtedness) so long as (A) such prohibitions, restrictions and conditions, taken as a whole, are no more restrictive on the Borrower Parties than those contained in this Agreement and (B) the Guarantees of the Secured Obligations created under the Loan Documents are not prohibited, restricted or conditioned in any manner.
Section 6.11Limitation on Modifications of Organizational Documents and NEJD Transaction Documents. It will not, and will not permit any other Borrower Party (or, in the case of clause (b), NEJD SPE 2) to, amend, modify or change, or consent to any amendment, modification or change to, any of the terms of (a) its or their Organizational Documents, including the Partnership Agreement, or (b) any NEJD Transaction Document, in the case of

US-DOCS\121193765.6

each of clause (a) and (b), in a manner that would be materially adverse to the Administrative Agent or the Lenders.
Section 6.12Creation of Subsidiaries and Joint Ventures.
(a)It will not, and will not permit any of its Restricted Subsidiaries to, at any time (i) create or acquire any Restricted Subsidiary unless (A) prior to the Investment Grade Date, it has caused such Restricted Subsidiary to comply with the requirements of Sections 5.10 and 5.11, and (B) such creation or acquisition complies with Sections 6.04 and 6.05; or (ii) create or acquire any Unrestricted Subsidiary or Joint Venture except as permitted pursuant to Section 6.04; or (iii) designate any Subsidiary as an Unrestricted Subsidiary except in accordance with the definition of “Unrestricted Subsidiary”; or (iv) redesignate any Unrestricted Subsidiary as a Restricted Subsidiary except in accordance with the definition of “Restricted Subsidiary”. Notwithstanding the foregoing, it will not permit any Unrestricted Subsidiary to own, directly or indirectly, any Equity Interests in any Restricted Subsidiary; and
(b)Prior to the Investment Grade Date, it will not permit any of its Joint Ventures to at any time create or acquire any Restricted Subsidiary without the prior written consent of the Required Lenders, unless such acquisition is permitted by this Agreement and simultaneously with such acquisition the acquired Restricted Subsidiary ceases to be a Restricted Subsidiary.
Section 6.13Sale and Leasebacks. It will not and will not permit any of its Restricted Subsidiaries to enter into any arrangement, directly or indirectly, with any Person whereby it or any of its Restricted Subsidiaries shall sell or transfer any of its Property, whether now owned or hereafter acquired, and whereby it or any of its Restricted Subsidiaries shall then or thereafter rent or lease such Property or any part thereof or other Property that it or such Restricted Subsidiary intend to use for substantially the same purpose or purposes as the Property sold or transferred unless (a) the sale of such Property is permitted by Section 6.06 and (b) any Liens arising in connection with its use of such Property are permitted by Section 6.02.
Section 6.14Financial Condition Covenants.
(a)Leverage Ratio. The Borrower will not permit its Consolidated Leverage Ratio to be in excess of (i) 5.85 to 1.00 as of the last day of the Test Periods ending on March 31, 2021 and June 30, 2021, (ii) 5.75 to 1.00 as of the last day of the Test Periods ending on September 30, 2021 through March 31, 2022 and (iii) 5.50 to 1.00 as of the last day of any Test Period ending thereafter.
(b)Senior Secured Leverage Ratio. Prior to the Investment Grade Date, the Borrower will not permit its Consolidated Senior Secured Leverage Ratio to be in excess of 2.50 to 1.00 as of the last day of any Test Period.
(c)Minimum Interest Coverage. Prior to the Investment Grade Date, the Borrower will not permit its Consolidated Interest Coverage Ratio to be less than 2.50 to 1.00 as of the last date of any Test Period.

US-DOCS\121193765.6

Section 6.15Fiscal Year. It will not and will not permit any of its Restricted Subsidiaries to change the fiscal year of such Person.
Section 6.16Control Agreements. Prior to the Investment Grade Date, neither it nor any of its Restricted Subsidiaries shall open any deposit account, securities account or commodities account without subjecting such account to a First Priority Lien in favor of the Administrative Agent for the benefit of the Secured Parties, subject to Permitted Encumbrances, pursuant to a Control Agreement in form and substance satisfactory to the Administrative Agent; provided, that the Permitted JV Accounts shall not be subject to the requirements of this Section 6.16, and the Borrower Parties shall be permitted to maintain other operating accounts not subject to the requirements of this Section 6.16 if the aggregate balance of such other operating accounts does not exceed $5,000,000 at any time (collectively, the “Excluded Accounts”).
Section 6.17Prepayments on Indebtedness or Disqualified Equity. Prior to the Investment Grade Date, it will not and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment on or repurchase or redemption of as a result of any asset sale, change of control or similar event, any outstanding Indebtedness or Disqualified Equity, except (a) payments, prepayments, redemptions, purchases, repurchases, or acquisitions for value of (i) the Secured Obligations, (ii) immaterial Indebtedness in the ordinary course of business, (iii) Indebtedness or Disqualified Equity issued pursuant to and in accordance with Section 6.01(A)(j) in an amount not greater than the net cash proceeds of, or in exchange for, other Indebtedness or Disqualified Equity issued pursuant to and in accordance with Section 6.01(A)(j) (provided that such prepayment in accordance with this clause (iii) must occur within forty-five (45) days of such issuance), (iv) Indebtedness or Disqualified Equity assumed or otherwise incurred pursuant to and in accordance with Section 6.01(A)(g) in an amount not greater than the net cash proceeds of, or in exchange for, other Indebtedness or Disqualified Equity incurred pursuant to Section 6.01(A)(j) (provided that such prepayment in accordance with this clause (iv) must occur within forty-five (45) days of such assumption or incurrence), (v) Indebtedness issued pursuant to and in accordance with Section 6.01(A)(b) in an amount not greater than the net cash proceeds of, or in exchange for, other Indebtedness issued (A) as extensions, renewals, replacements or refinancings thereof pursuant to and in accordance with Section 6.01(A)(b), respectively, or (B) pursuant to and in accordance with Section 6.01(A)(j) (provided that such prepayment in accordance with this clause (v) must occur within forty-five (45) days of such issuance) and (vi) purchases, repurchases or other acquisitions for value of unsecured Indebtedness of the Borrower permitted by, or issued pursuant to and in accordance with, Section 6.01(A)(b) or Section 6.01(A)(j); provided that, in the case of this clause (vi), (A) such purchase, repurchase or other acquisition shall be made at less than par, (B) no Default has occurred and is continuing or would result therefrom, (C) the Borrower is, on a Pro Forma Basis, in compliance with Section 6.14, (D) immediately after giving effect to such purchase, repurchase or acquisition for value, the aggregate unused Committed Amount shall not be less than 15% of the total aggregate Committed Amounts at such time, (E) the aggregate price for all such purchases, repurchases or other acquisitions of Indebtedness pursuant to this clause (vi) shall not exceed $340,000,000 and (F) such purchase, repurchase or other acquisition shall be made on or before June 30, 2022, and (b) notices in

US-DOCS\121193765.6

respect of repurchases (but not the repurchases themselves) pursuant to “change of control” or “asset sale” provisions of Indebtedness or Disqualified Equity permitted by Section 6.01(A)(j).
Section 6.18Anti-Corruption Laws; Anti-Money Laundering Laws.
(a)It will not and will not permit any of its Restricted Subsidiaries to, directly or indirectly, (i) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in Section 3.22, (ii) deal in, or otherwise engage in any transaction relating to, any Property or interests in Property blocked pursuant to any Anti-Corruption Law, Anti-Money Laundering Law or applicable Sanctions, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Corruption Law, Anti-Money Laundering Law or applicable Sanctions (and it and its Restricted Subsidiaries shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming their compliance with this Section 6.18).
(b)It will not and will not permit any of its Restricted Subsidiaries to cause or permit any of the funds of any Borrower Party that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of any law.
Section 6.19Sanctioned Persons. It will not and will not permit any of its Restricted Subsidiaries to cause or permit (a) any of the proceeds of the Loans, or any of the funds or properties of the Borrower Parties that are used to repay the Loans, to constitute Property of, or be beneficially owned directly or indirectly by, any Sanctioned Person or Sanctioned Country, with the result that such is prohibited by a Governmental Requirement, or the Loans made by the Lenders or the Letters of Credit issued by the Issuing Bank would be in violation of a Governmental Requirement or (b) to the knowledge of the Borrower, any Sanctioned Person to have any direct or indirect interest, of any nature whatsoever in the Borrower Parties, with the result that the investment in the Borrower Parties (whether directly or indirectly) is prohibited by law or the Loans or Letters of Credit are in violation of any Governmental Requirement.
Section 6.20Amendments to Risk Management Requirements. Prior to the Investment Grade Date, it will not, and will not permit any of its Restricted Subsidiaries to, amend, modify or supplement the Risk Management Requirements without providing prior written notice and description of such amendment, modification or supplement to the Administrative Agent.
Section 6.21Alkali Group. It will not permit any member of the Alkali Group to (a) create, incur, assume or permit to exist any Indebtedness for borrowed money or Disqualified Equity (other than the Alkali Preferred Units) prior to such date that all members of the Alkali Group constitute Restricted Subsidiaries or (b) remain an Unrestricted Subsidiary after the redemption of all Alkali Preferred Units.

US-DOCS\121193765.6

ARTICLE VII.
EVENTS OF DEFAULT
Section 7.01Events of Default. If any of the following events (each, an “Event of Default”) shall occur:
(a)the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment (whether voluntary or mandatory) thereof or by acceleration thereof or otherwise;
(b)the Borrower shall fail to pay any interest on any Loan or any Borrower Party shall fail to pay any fee or any other amount (other than an amount referred to in clause (a) of this Section) payable under this Agreement or any other Loan Document to which it is a party, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;
(c)any representation or warranty made or deemed made by or on behalf of any Borrower Party or NEJD SPE 2 in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification hereof or waiver thereunder, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;
(d)the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, Section 5.03 (with respect to the Borrower’s existence), Section 5.04, the last sentence of Section 5.06, Section 5.08, Section 5.14 or in Article VI;
(e)any Borrower Party or NEJD SPE 2 shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document to which it is a party (other than those specified in clause (a), (b) or (d) of this Section), and such failure shall continue unremedied for a period of thirty (30) days after receipt of written notice thereof from the Administrative Agent or any Lender;
(f)the Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (other than the Secured Obligations);
(g)the Borrower or any Restricted Subsidiary shall fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing Indebtedness, which failure results in, or any event or condition occurs that results in, any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any

US-DOCS\121193765.6

Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;
(h)an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower, any Guarantor or any other Borrower Party or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, any Guarantor or any other Borrower Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;
(i)the Borrower, any Guarantor or any other Borrower Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, any Guarantor or any other Borrower Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
(j)any Guarantor or any Borrower Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
(k)one or more judgments for the payment of money in an aggregate amount in excess of 5% of Consolidated Net Tangible Assets as of the most recent delivery of financial statements pursuant to Section 5.01(a) or Section 5.01(b) shall be rendered against the Borrower, any other Borrower Party or any combination thereof and the same shall remain undischarged, unvacated or unbonded for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any other Borrower Party to enforce any such judgment;
(l)an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and the other Borrower Parties in an aggregate amount exceeding 3% of Consolidated Net Tangible Assets as of the most recent delivery of financial statements pursuant to Section 5.01(a) or Section 5.01(b);
(m)a Change in Control shall occur;
(n)any Loan Document or any material provision thereof after delivery thereof shall for any reason, except to the extent permitted by the terms thereof (or as waived by the Lenders in accordance with Section 9.02), cease to be valid, binding and enforceable in accordance with its terms against the Borrower, any Guarantor or any Subsidiary party thereto or shall be

US-DOCS\121193765.6

repudiated by any of them, or the Borrower, any Guarantor or any Subsidiary shall so state in writing;
(o)any security interest or Lien purported to be created and granted by any Security Document with respect to any Collateral worth, individually or in the aggregate, in excess of $5.0 million, shall cease to be in full force and effect, or shall cease to give the Administrative Agent, for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Security Document (including a perfected security interest and Lien on all of such Collateral with the priority required by such Security Document or this Agreement) in favor of the Administrative Agent, in each case, other than as a result of the acts or omissions of the Administrative Agent, or shall be asserted by the Borrower or any other Borrower Party not to be a valid, perfected, First Priority (with no other Liens except for Permitted Encumbrances) security interest in or Lien on such Collateral;
(p)the Borrower Parties shall be collectively subject to any Environmental Liability that has a Material Adverse Effect;
(q)the General Partner shall voluntarily liquidate or dissolve;
then, and in every such event (other than an event described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Committed Amounts, and thereupon the Committed Amounts shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration, or other notice of any kind, all of which are hereby waived by the Borrower, and (iii) enforce any and all security interests, Liens and other remedies pursuant to the Security Documents; and in case of any event described in clause (h) or (i) of this Article, the Committed Amounts shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration, or other notice of any kind, all of which are hereby waived by the Borrower, and the Administrative Agent may, and at the request of the Required Lenders shall, enforce any and all security interests, Liens and other remedies pursuant to the Security Documents.
Section 7.02Application of Proceeds. The proceeds received by the Administrative Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Administrative Agent of its remedies shall be applied, in full or in part, together with any other sums then held by the Administrative Agent pursuant to this Agreement, promptly by the Administrative Agent as follows:

US-DOCS\121193765.6

(a)First, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization including compensation to the Administrative Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent or an Arranger in connection therewith and all amounts for which the Administrative Agent or such Arranger is entitled to indemnification pursuant to the provisions of any Loan Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;
(b)Second, to the payment of all other reasonable costs and expenses of such sale, collection or other realization including compensation to the other Lenders and their agents and counsel and all costs, liabilities and advances made or incurred by the other Lenders in connection therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;
(c)Third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the indefeasible payment in full in cash, pro rata, of interest and other amounts constituting obligations hereunder (other than unpaid principal of the Loans and unreimbursed LC Disbursements) and any fees, premiums and scheduled periodic payments due under Secured Hedging Agreements and any interest accrued thereon, in each case equally and ratably in accordance with the respective amounts thereof then due and owing;
(d)Fourth, to the indefeasible payment in full in cash, pro rata, of the unpaid principal of the Loans and unreimbursed LC Disbursements and any breakage, termination or other payments under Secured Hedging Agreements and any interest accrued thereon, in each case equally and ratably in accordance with the respective amounts thereof then due and owing;
(e)Fifth, to cash collateralize any undrawn Letters of Credit (to the extent not already cash collateralized); and
(f)Sixth, the balance, if any, to the person lawfully entitled thereto (including the applicable Borrower Party or its successors or assigns) or as a court of competent jurisdiction may direct.
In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (e) of this Section 7.02, the Borrower Parties shall remain liable, jointly and severally, for any deficiency. Each Borrower Party acknowledges the relative rights, priorities and agreements of the Administrative Agent, the Arrangers, the Lenders and counterparties to Secured Hedging Agreements, as set forth in this Agreement, including as set forth in this Section 7.02.
Notwithstanding the foregoing, amounts received from any Borrower Party that is not an Eligible Contract Participant shall not be applied to any Excluded Swap Obligations owing to Secured Parties that are providers of Secured Hedging Agreements (it being understood, that in the event that any amount is applied to Secured Obligations other than Excluded Swap Obligations as a

US-DOCS\121193765.6

result of this clause, the Administrative Agent shall make such adjustments as it determines are appropriate to distributions pursuant to clauses third and fourth above from amounts received from Eligible Contract Participants to ensure, as nearly as possible, that the proportional aggregate recoveries with respect to Indebtedness described in clauses third and fourth above by Secured Parties that are providers of Secured Hedging Agreement that are the holders of any Excluded Swap Obligations are the same as the proportional aggregate recoveries with respect to other Indebtedness pursuant to clauses third and fourth above).
ARTICLE VIII.
THE ADMINISTRATIVE AGENT; THE ARRANGERS
Section 8.01Appointment. Each Lender hereby irrevocably designates and appoints Wells Fargo Bank, National Association as Administrative Agent of such Lender under this Agreement and the other Loan Documents and as Administrative Agent of the Secured Parties under and pursuant to the Security Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Each Lender hereby irrevocably designates and appoints the Arrangers in their respective capacities (including, as applicable, as Designated Arrangers) as such under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Arrangers, in such respective capacities (including, as applicable, as Designated Arrangers), to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Arrangers (including the Designated Arrangers) by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement, none of the Administrative Agent, the Syndication Agent or the Arrangers shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent, the Syndication Agent or the Arrangers.
Section 8.02Delegation of Duties. The Administrative Agent and the Arrangers may execute any of their respective duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither the Administrative Agent nor the Arrangers shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.
Section 8.03Exculpatory Provisions. None of the Administrative Agent or the Arrangers nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its

US-DOCS\121193765.6

or such Person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Borrower Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent or the Arrangers under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Borrower Party to perform its obligations hereunder or thereunder. Neither the Administrative Agent nor the Arrangers shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Borrower Party.
Section 8.04Reliance by the Administrative Agent and the Arrangers. The Administrative Agent and the Arrangers shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower Parties), independent accountants and other experts selected by the Administrative Agent or the Arrangers. The Administrative Agent may deem and treat the payee of any note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent and the Arrangers shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless the Administrative Agent or the Arrangers, as applicable, shall first receive such advice or concurrence of the Required Lenders (or, where unanimous consent of the Lenders is expressly required hereunder, such Lenders) as the Administrative Agent or the Arrangers, as applicable, deem appropriate or the Administrative Agent or the Arrangers, as applicable, shall first be indemnified to their respective satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent and the Arrangers shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, where unanimous consent of the Lenders is expressly required hereunder, such Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.
Section 8.05Notice of Default. Neither the Administrative Agent nor any Arranger shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent or such Arranger, respectively, has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent or any Arranger receives such a notice, the Administrative Agent or such Arranger shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the

US-DOCS\121193765.6

Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
Section 8.06Non-Reliance on Administrative Agent or the Arrangers and Other Lenders. Each Lender expressly acknowledges that none of the Administrative Agent or the Arrangers, nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates, has made any representations or warranties to it and that no act by the Administrative Agent or the Arrangers hereafter taken, including any review of the affairs of any Borrower Party, shall be deemed to constitute any representation or warranty by the Administrative Agent or the Arrangers to any Lender. Each Lender represents to the Administrative Agent and the Arrangers that it has, independently and without reliance upon the Administrative Agent, the Arrangers or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of each Borrower Party and made its own decision to make Loans and issue Letters of Credit hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, the Arrangers or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of each Borrower Party. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent or the Arrangers hereunder, none of the Administrative Agent nor the Arrangers shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Borrower Party which may come into the possession of the Administrative Agent or the Arrangers or any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.
Section 8.07Indemnification. The Lenders agree to indemnify the Administrative Agent and the Arrangers in their capacities as such (to the extent not reimbursed by the Borrower and without limiting the obligation the Borrower to do so), ratably according to their respective Ratable Portions in effect on the date on which indemnification is sought, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the obligations under this Agreement) be imposed on, incurred by or asserted against the Administrative Agent or the Arrangers in any way relating to or arising out of the Loans, the Committed Amounts, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or the Arrangers under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely

US-DOCS\121193765.6

from the Administrative Agent’s or the Arrangers’ gross negligence or willful misconduct. The agreements in this subsection shall survive the payment of all obligations under this Agreement and all other amounts payable hereunder.
Section 8.08Administrative Agent and Arrangers in Their Respective Individual Capacities. The Administrative Agent and the Arrangers and its or their Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Borrower Party as though the Administrative Agent were not the Administrative Agent, and the Arrangers were not the Arrangers, hereunder and under the other Loan Documents. With respect to the Loans made and Letters of Credit issued by it, the Administrative Agent and the Arrangers shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though the Administrative Agent was not the Administrative Agent, and the Arrangers were not the Arrangers, and the terms “Lender” and “Lenders” shall include each of the Administrative Agent and each Arranger in its individual capacity.
Section 8.09Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon thirty (30) days’ notice to the Lenders and, upon the expiration of such period, such resigning Administrative Agent’s rights, powers and duties as Administrative Agent hereunder shall be terminated, without any other or further act or deed on the part of such resigning Administrative Agent or any of the parties to this Agreement, any holders of the Loans or any Secured Party. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents (or as Administrative Agent for the Secured Parties under the Security Documents), then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed), shall succeed to the rights, powers and duties of the Administrative Agent hereunder and or thereunder, as applicable. Effective upon such appointment and approval, the term “Administrative Agent” shall mean such successor agent. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents. The Administrative Agent may be removed at any time with or without cause by the Required Lenders (which for this purpose, shall not include the Loans or the Committed Amount of the Administrative Agent), provided that on the effectiveness of such removal the Secured Obligations owing to such Administrative Agent as a Lender are repaid in full and as an Issuing Bank are cash collateralized or otherwise secured. If the Administrative Agent is removed, the procedures set forth in this Section 8.09 shall apply in appointing a successor Administrative Agent.
Section 8.10Successor Arranger. Any Arranger may resign as Arranger upon thirty (30) days’ notice to the Lenders. If an Arranger shall resign as Arranger under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders and their Affiliates a successor arranger for the Lenders, which successor arranger, with the consent of the Borrower (not to be unreasonably withheld or delayed), shall succeed to the rights, powers and duties of such Arranger hereunder and or thereunder, as applicable. Effective upon

US-DOCS\121193765.6

such appointment and approval, the term “Arranger” shall include such successor arranger, and the former Arranger’s rights, powers and duties as Arranger shall be terminated, without any other or further act or deed on the part of such former Arranger or any of the parties to this Agreement, any holders of the Loans or any Secured Party. After any retiring Arranger’s resignation as Arranger, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Arranger under this Agreement and the other Loan Documents. Any Arranger may be removed at any time with or without cause by the Required Lenders (which for this purpose, shall not include the Loans or the Committed Amount of such Arranger), provided that on the effectiveness of such removal the Secured Obligations owing to such Arranger as a Lender are repaid in full and as an Issuing Bank are cash collateralized or otherwise secured. If any Arranger is removed, the procedures set forth in this Section 8.10 shall apply in appointing a successor Arranger.
Section 8.11Issuing Bank. The provisions of this Article VIII applicable to the Administrative Agent shall apply to any Issuing Bank in the performance of its duties under the Loan Documents, mutatis mutandis.
Section 8.12Collateral Matters.
(a)Each Lender authorizes and directs the Administrative Agent to enter into the Security Documents for the benefit of the Lenders and the other Secured Parties. Each Lender hereby agrees, and each holder of any Loan or Committed Amount (or any note evidencing a Loan) by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Security Documents and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Administrative Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or the Security Documents which may be necessary to perfect and maintain perfected the security interest in and Liens upon the Collateral granted pursuant to the Security Documents.
(b)The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) upon the termination or expiration of the Committed Amounts and the payment and satisfaction of all principal of and interest on each Loan and all fees and then-accrued expenses payable hereunder and the expiration or termination of all Letters of Credit (other than those that have been fully cash collateralized on customary terms reasonably acceptable to the applicable Issuing Bank) and the reimbursement of all LC Disbursements, (ii) constituting property being sold or otherwise disposed of (to Persons other than the Borrower and the Restricted Subsidiaries) upon the sale or other disposition thereof in compliance with Section 6.06, (iii) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 9.02) or (iv) as otherwise may be expressly provided in the relevant Security Documents. Upon request by the Administrative Agent at any time, the

US-DOCS\121193765.6

Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 8.12.
(c)The Administrative Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Borrower Party or any other grantor of a Lien under the Security Documents or is cared for, protected or insured or that the Liens granted to the Administrative Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Administrative Agent in this Section 8.12 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, given the Administrative Agent’s own interest in the Collateral as one of the Lenders, and that the Administrative Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).
(d)The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Guarantor from its obligations under the Security Documents (i) if such Person ceases to be a Restricted Subsidiary, (ii) upon such Person ceasing to be a required Guarantor pursuant a sale or other disposition in compliance with Section 6.06, (iii) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 9.02) or (iv) as otherwise may be expressly provided in the relevant Security Documents. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release any such Guarantor pursuant to this Section 8.12.
Section 8.13Hedging Arrangements. To the extent any Affiliate of a Lender (including after it ceases to be an Affiliate of a Lender but only to the extent provided in the definition of “Secured Hedging Agreement”) is a party to a Secured Hedging Agreement with a Borrower Party or a Guarantor, such Affiliate of a Lender shall be deemed (a) to appoint the Administrative Agent its nominee and agent, and to act for and on behalf of such Affiliate in connection with the Security Documents, and (b) to be bound by this Article VIII.
Section 8.14Erroneous Payments.
(a)Each Lender and each Issuing Bank hereby severally agrees that if (i) the Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or Issuing Bank that the Administrative Agent has determined in its sole discretion that any funds received by such Lender or Issuing Bank from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Lender or Issuing Bank (whether or not known to such Lender or Issuing Bank) or (ii) it receives any payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, (y) that was not

US-DOCS\121193765.6

preceded or accompanied by a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment or (z) that such Lender or Issuing Bank otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) then, in each case an error in payment has been made (any such amounts specified in clauses (i) or (ii) of this Section 8.14, whether received as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, an “Erroneous Payment”) and the Lender or Issuing Bank, as the case may be, is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment and to the extent permitted by applicable law, such Lender or Issuing Bank shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(b)Without limiting the immediately preceding clause (a), each Lender and each Issuing Bank agrees that, in the case of clause (a)(ii) above, it shall promptly (and, in all events, within one Business Day of its knowledge (or deemed knowledge) of such error) notify the Administrative Agent in writing of such occurrence and, in the case of either clause (a)(i) or (a)(ii) above upon demand from the Administrative Agent, it shall promptly, but in all events no later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender or Issuing Bank to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c)The Borrower and each other Borrower Party hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Lender or Issuing Bank that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender or Issuing Bank with respect to such amount, (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Borrower Party and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Secured Obligations, the Secured Obligations or any part thereof that were so credited, and all rights of the applicable Lender, Issuing Bank, Administrative Agent or other Secured Party, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received except, in the case of clauses (x), (y) and (z) above, to the extent such Erroneous Payment, and solely with respect to the amount of such Erroneous Payment that, comprises funds received by the Administrative Agent from the Borrower or any other Borrower Party for the purposes of making such Erroneous Payment.

(d)Each party’s obligations under this Section 8.14 shall survive the resignation or replacement of the Administrative Agent or any transfer of right or obligations by, or the

US-DOCS\121193765.6

replacement of, a Lender, the termination of the Committed Amounts or the repayment, satisfaction or discharge of all Secured Obligations (or any portion thereof) under any Loan Document.
Section 8.15Designated Arranger
s. For the avoidance of doubt, the provisions of this Agreement applicable to the Arrangers shall apply to the Designated Arrangers in the performance of their duties under the Loan Documents, mutatis mutandis.
Section 8.16Certain ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Borrower Party, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit or the Committed Amounts or this Agreement;
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Committed Amounts and this Agreement;
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Committed Amounts and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Committed Amounts and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Committed Amounts and this Agreement; or

US-DOCS\121193765.6

(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Borrower Party, that none of the Administrative Agent, any Arranger and their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Committed Amounts and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
ARTICLE IX.
MISCELLANEOUS
Section 9.01Notices.
(a)Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
(i) if to the Borrower or any other Borrower Party, to it at 919 Milam, Suite 2100, Houston, Texas 77002, (713) 860-2640;
(ii) if to the Administrative Agent, to Wells Fargo Bank, National Association at 1000 Louisiana Street, 12th Floor, MAC T0002-120, Houston, Texas 77002, Attention: Andrew Ostrov, Telephone: (713) 319-1841, Email: andrew.ostrov@wellsfargo.com, with a copy to, Wells Fargo Bank, National Association, 1525 West W.T. Harris Boulevard, MAC D1109-019, Charlotte, NC 28262, Attention: Tanner Bush, Telephone: (704) 427-3529, Email: Tanner.Bush@wellsfargo.com;
(iii) if to the Designated Arrangers, to (A) Wells Fargo Securities, LLC at 1000 Louisiana Street, 12th Floor, MAC T0002-120, Houston, Texas 77002, Attention: Chris Lyons, Telephone: (713) 346-2739, Email: chris.lyons@wellsfargo.com, with a copy to, Wells Fargo Bank, National Association, 1525 West W.T. Harris Boulevard, MAC D1109-019, Charlotte, NC 28262, Attention: Tanner Bush, Telephone: (704) 427-3529, Email: Tanner.Bush@wellsfargo.com; (B) BofA Securities, Inc. at Bank of America Tower – Charlotte, 620 S. Tryon Street, NC 1-030-20-02, Charlotte, NC 28255, Attention: Brian Fox, Telephone: (980) 387-7933, Facsimile: (704) 683-9311, Email: brian.c.fox@bofa.com and (C) Royal Bank of Canada at 609 Main Street, Suite 3600,

US-DOCS\121193765.6

Houston, TX 77002, Attention: Jason York, Telephone: (713) 403-5679, Email: Jason.York@rbccm.com;
(iv) if to Wells Fargo Bank, National Association, in its capacity as Issuing Bank, to it at Wells Fargo Bank, National Association at 1000 Louisiana Street, 12th Floor, MAC T0002-120, Houston, Texas 77002, Attention: Andrew Ostrov, Telephone: (713) 319-1841, Email: andrew.ostrov@wellsfargo.com, with a copy to, Wells Fargo Bank, National Association, 1525 West W.T. Harris Boulevard, MAC D1109-019, Charlotte, NC 28262, Attention: Tanner Bush, Telephone: (704) 427-3529, Email: Tanner.Bush@wellsfargo.com;
(v) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
(b)Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(c)Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
Section 9.02Waivers; Amendments.
(a)No failure or delay by the Administrative Agent, any Issuing Bank, any Arranger or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, any Issuing Banks, the Arrangers and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower or any Subsidiary therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Arranger, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.
(b)Neither this Agreement nor any Loan Document nor any provision hereof or thereof may be waived, amended or modified (except as expressly set forth herein or therein

US-DOCS\121193765.6

(including Section 2.14(c))) except pursuant to an agreement or agreements in writing entered into by the Borrower and any other affected Borrower Party, as applicable, on the one hand, and the Required Lenders, on the other hand, or by the Borrower and any affected Borrower Party, as applicable, on the one hand, and the Administrative Agent with the consent of the Required Lenders, on the other hand; provided that no such agreement shall (i) increase the Committed Revolving Amount, Committed Term Loan Amount or Committed Amount of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder (other than the definition of “Consolidated Leverage Ratio” and the other defined terms that are components thereof whether or not the effect of such waiver, amendment or modification could reasonably be expected to result in reducing the amount of interest or fees payable hereunder) without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Committed Amount, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vi) release the Borrower or all or substantially all of the Restricted Subsidiaries from their Guarantee obligations pursuant to the Security Documents (except if such entity, other than the Borrower, is no longer a Restricted Subsidiary in compliance with this Agreement), without the consent of each Lender, or (vii) release all or substantially all of the Collateral, without the consent of each Lender; provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Arrangers or any Issuing Bank hereunder without the prior written consent of the Administrative Agent, the Arrangers or such Issuing Bank, as the case may be and (B) any amendment, waiver, or modification which has an adverse effect on a Lender or Affiliate thereof in its capacity as party to a Secured Hedging Agreement and expressly impacts such Lender or Affiliate in such capacity in a different manner than the Lenders are impacted generally shall require the consent of each such Lender or Affiliate; provided further that the Borrower may amend, modify or supplement Schedule 5.15 in accordance with Section 6.20 upon providing prior written notice and description of such amendment, modification or supplement to the Administrative Agent (without the consent of the Administrative Agent or any Lender).
(c)Without the consent of any other Person, the applicable Borrower Party or Borrower Parties, as applicable, and the Administrative Agent may (in its or their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any waiver, amendment or modification of any Loan Document, or enter into any new agreement or instrument, in each case to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional Property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security

US-DOCS\121193765.6

interest for the benefit of the Secured Parties, in any Property or so that the security interests therein comply with applicable Governmental Requirements.
(d)The Administrative Agent (and, if applicable, the Borrower) may, without the consent of any Lender, enter into amendments or modifications to this Agreement or any of the other Loan Documents or enter into additional Loan Documents in order to implement any Benchmark Replacement or any Benchmark Replacement Conforming Changes or otherwise effectuate the terms of Section 2.14(c) in accordance with the terms of Section 2.14(c).
Section 9.03Expenses; Indemnity; Damage Waiver.
(a)The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, each Arranger and their respective Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and each Arranger, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the Transactions shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Arranger, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, any Arranger, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)The Borrower shall indemnify the Administrative Agent, each Arranger, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, penalties (including, without limitation, any civil penalties or fines assessed by OFAC), damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit issued by it if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any Property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether

US-DOCS\121193765.6

brought by a third party, by the Borrower or by any other Borrower Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted solely from the gross negligence or willful misconduct of such Indemnitee.
(c)To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or any Arranger under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or such Arranger, as the case may be, such Lender’s Ratable Portion (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or such Arranger in its capacity as such. To the extent that the Borrower fails to pay any amount required to be paid by it to any Issuing Bank under paragraph (a) or (b) of this Section, each Revolving Lender severally agrees to pay to such Issuing Bank such Revolving Lender’s Ratable Revolving Portion (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Issuing Bank in its capacity as such.
(d)To the extent permitted by applicable Governmental Requirements, no Borrower Party shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.
(e)All amounts due under this Section shall be payable no later than three (3) Business Days after written demand therefor.
Section 9.04Successors and Assigns.
(a)This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent, the Arrangers, all future holders of the Loans and any notes hereunder and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.
(b)Any Lender may, in accordance with applicable Governmental Requirements and at no cost or expense to the Borrower, at any time sell to one or more banks or other entities (“Participants”) participating interests in any Loan owing to such Lender, any Committed Revolving Amount of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, (i) such Lender’s obligations under this Agreement to the other parties to this

US-DOCS\121193765.6

Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible for the performance thereof, (iii) such Lender shall remain the holder of any such Loan (and any note evidencing such Loan) for all purposes under this Agreement and the other Loan Documents, (iv) the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents, and (v) in any proceeding under the Bankruptcy Code, the Lender shall be, to the extent permitted by Governmental Requirements, the sole representative with respect to the obligations held in the name of such Lender, whether for its own account or for the account of any Participant. No Lender shall be entitled to create in favor of any Participant, in the participation agreement pursuant to which such Participant’s participating interest shall be created or otherwise, any right to vote on, consent to or approve any matter relating to this Agreement or any other Loan Document except for those specified the first proviso to Section 9.02(b) if it affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 with respect to its participation in the Committed Revolving Amounts and the Loans and Letters of Credit outstanding from time to time as if it was a Lender; provided that, in the case of Section 2.17, such Participant shall have complied with the requirements of said section and provided further that no Participant shall be entitled to receive any greater amount pursuant to any such section than the transferor Lender would have been entitled to receive in respect of such amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.
(c)Any Lender may, in accordance with applicable Governmental Requirements, at any time and from time to time assign to any Lender or any Affiliate thereof or, with the prior written consent of the Administrative Agent, the Borrower and each Issuing Bank (which in each case shall not be unreasonably withheld), to an additional bank or financial institution or other entity (other than a Borrower Party or an Affiliate thereof) (an “Assignee”) all or any part of its rights and obligations under this Agreement and the other Loan Documents including its Committed Revolving Amount, Loans and Letters of Credit pursuant to an Assignment and Assumption executed by such Assignee and such assigning Lender (and, in the case of an Assignee that is not then a Lender or an Affiliate of a Lender, by the Borrower, the Administrative Agent and each Issuing Bank) and delivered to the Administrative Agent for its acceptance and recording in the Register, provided that (i) (unless the Borrower and the Administrative Agent otherwise consent in writing) no such transfer to any Assignee (other than a Lender or any Affiliate thereof) shall be in an aggregate principal amount less than $5,000,000 in the aggregate (or, if less, the full amount of such assigning Lender’s Committed Revolving Amount, Loans and Letters of Credit), (ii) if any Lender assigns all or any part of its rights and obligations under this Agreement to one of its Affiliates in connection with or in contemplation of the sale or other disposition of its interest in such Affiliate, the Borrower’s, the Administrative Agent’s and each Issuing Bank’s prior written consent shall be required for such assignment (which shall not be unreasonably withheld) and (iii) each partial assignment shall be made as an assignment of a proportional part of all of the assigning Lender’s rights and obligations under this Agreement, including all of such Lender’s Committed Revolving Amount, Committed Term Loan Amount, Revolving Loans and Term Loans, it being the express intent that the Committed Revolving Amount, Committed Term Loan Amount, Revolving Loans and Term Loans remain held proportionately among the Lenders at all times (except as otherwise provided for herein).

US-DOCS\121193765.6

Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Assumption, (A) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Assumption, have the rights and obligations of a Lender hereunder with a Committed Revolving Amount and Term Loans as set forth therein, and (B) the assigning Lender thereunder shall, to the extent provided in such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto). Notwithstanding any provision of this Section 9.04(c) or Section 9.04(e) to the contrary, the consent of the Borrower shall not be required for any assignment which occurs at any time when any Default shall have occurred and be continuing.
(d)The Administrative Agent, on behalf of the Borrower but acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the address of the Administrative Agent referred to in Section 9.01 a copy of each Assignment and Assumption delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders, and the Committed Revolving Amounts of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may (and in the case of any Loan or obligation hereunder not evidence by a note, shall) treat each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement and the other Loan Documents, notwithstanding any notice to the contrary. Any assignment of any Loan or other obligation hereunder not evidenced by a note shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.
(e)Notwithstanding anything in this Agreement to the contrary, no assignment under Section 9.04(c) of any rights or obligations under or in respect of any Loans, any notes or the Letters of Credit shall be effective unless the Administrative Agent shall have recorded the assignment pursuant to Section 9.04(d). Upon its receipt of an Assignment and Assumption executed by an assigning Lender and an Assignee (and, in the case of an Assignee that is not then a Lender or an Affiliate thereof, by the Borrower, the Administrative Agent and each Issuing Bank) together with payment to the Administrative Agent of a registration and processing fee of $3,500 (other than in the case of an assignment by a Lender to an Affiliate of such Lender), the Administrative Agent shall (i) promptly accept such Assignment and Assumption and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Borrower. On or prior to such effective date, the assigning Lender shall surrender any outstanding notes held by it all or a portion of which are being assigned, and the Borrower, at its own expense, shall execute and deliver to the Administrative Agent (in exchange for the outstanding notes of the assigning Lender) a new note to such Assignee in an amount equal to the amount of such Assignee’s Committed Revolving Amount and a new note to such assignee in an amount equal to such Assignee’s Term Loans, each after giving effect to such Assignment and Assumption and,

US-DOCS\121193765.6

if the assigning Lender has retained a Committed Revolving Amount or Term Loans hereunder, a new note to the assigning Lender in an amount equal to the amount of such Lender’s Revolving Committed Amount and a new note to the assigning Lender in an amount equal to the amount of such Lender’s Term Loans, each after giving effect to such Assignment and Assumption. Any such new notes shall be dated the Effective Date and shall otherwise be in the form of the note replaced thereby. Any notes surrendered by the assigning Lender shall be returned by the Administrative Agent to the Borrower marked “canceled.”
(f)The Borrower authorizes each Lender to disclose to any Participant or Assignee (each, a “Transferee”) and any prospective Transferees any and all financial information in such Lender’s possession concerning the Borrower Parties and their Affiliates that has been delivered to such Lender by or on behalf of the Borrower pursuant to this Agreement or that has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender’s credit evaluation of the Borrower Parties and their Affiliates prior to becoming a party to this Agreement.
(g)For the avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 9.04 concerning assignments of Loans and notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including any pledge or assignment by a Lender or any Loan or note to any Federal Reserve Bank in accordance with applicable Governmental Requirements.
Section 9.05Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding (and has not been fully cash collateralized on customary terms reasonably acceptable to the applicable Issuing Bank) and so long as the Committed Amounts have not expired or terminated. The provisions of Section 2.15, Section 2.16, Section 2.17 and Section 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the Transactions, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Committed Amounts or the termination of this Agreement or any provision hereof.
Section 9.06Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in

US-DOCS\121193765.6

Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement. The execution and delivery of this Agreement shall be deemed to include electronic signatures on electronic platforms approved by the Administrative Agent in its reasonable discretion, which shall be of the same legal effect, validity or enforceability as delivery of a manually executed signature, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
Section 9.07Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
Section 9.08Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower Party against any of and all the obligations of any Borrower Party now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured; provided that in the event any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.20(a)(iii) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
Section 9.09Governing Law; Jurisdiction; Consent to Service of Process.
(a)This Agreement shall be construed in accordance with and governed by the law of the State of New York.
(b)Each of the Borrower Parties hereby irrevocably and unconditionally submits, for itself and its Property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District

US-DOCS\121193765.6

of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Borrower Party or its Properties in the courts of any jurisdiction.
(c)Each of the Borrower Parties hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)Each Borrower Party hereby agrees that the service of all writs, process and summonses in any such suit, action or proceeding brought in the State of New York against it may be made upon C T Corporation System (the “Process Agent”), at 28 Liberty Street, New York, New York 10005, and each Borrower Party hereby irrevocably agrees that the Process Agent has been duly and irrevocably appointed as its agent and true and lawful attorney-in-fact in its name, place and stead to accept such service of any and all such writs, process and summonses, and agrees that the failure of the Process Agent to give any notice of any such service of process to it shall not impair or affect the validity of such service or any judgment based thereon. Each Borrower Party hereby further irrevocably consents to the service of process in any suit, action or proceeding in such courts against it by the mailing thereof by the Administrative Agent by registered or certified mail, postage prepaid, at its address set forth in Section 9.01.
Section 9.10WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

US-DOCS\121193765.6

Section 9.11Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
Section 9.12Confidentiality. Each of the Administrative Agent, the Arrangers, any Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or self-regulatory authority, (c) to the extent required by applicable Governmental Requirements or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Hedging Agreement relating to any Borrower Party and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from any Borrower Party relating to such Borrower Party or its business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by such Borrower Party; provided that, in the case of information received from such Borrower Party after June 30, 2014, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Section 9.13Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Governmental Requirements (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Governmental Requirements, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate

US-DOCS\121193765.6

therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
Section 9.14USA Patriot Act; Anti-Money Laundering Laws. The Administrative Agent and each Lender hereby notifies the Borrower Parties that pursuant to the requirements of the Patriot Act or any other Anti-Money Laundering Laws, it is required to obtain, verify and record information that identifies the Borrower Parties, which information includes the name and address of the Borrower Parties and other information that will allow such Lender to identify the Borrower Parties in accordance with the Patriot Act or such Anti-Money Laundering Laws.
Section 9.15Limitation of Liability. Except as set forth in the Loan Documents or in the case of fraud or intentional misrepresentation, neither the General Partner nor any other owner of Equity Interests in the Borrower (if such owner is not owned directly or indirectly, in whole or in part, by the Borrower) shall be liable for the obligations of the Borrower Parties under the Loan Documents including, in each case, by reason of any payment obligation imposed by governing state partnership statutes, or be subject to claims, judgments, or suits against them or their assets for the purpose of obtaining satisfaction and payments of amounts owed under any Loan Document.
Section 9.16Acknowledgments. The Borrower hereby acknowledges that:
(a)it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;
(b)neither the Administrative Agent, the Arrangers nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and the Lenders, on one hand, and the Borrower Parties on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
(c)no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the Transactions among the Lenders or among the Borrower Parties and the Lenders.
Section 9.17Amendment and Restatement; Binding Effect.
(a)On the Effective Date, the Existing Credit Agreement shall be amended and restated in its entirety by this Agreement, and the Existing Credit Agreement shall thereafter be of no further force and effect, except that the Borrower, the Administrative Agent and the Lenders agree that (i) the incurrence by the Borrower of “Indebtedness” under and as defined in the Existing Credit Agreement (whether or not such “Indebtedness” is contingent as of the Effective Date) shall continue to exist under and be evidenced by this Agreement and the other Loan Documents, (ii) the Borrower shall pay any breakage costs incurred on the Effective Date under Section 2.16 of the Existing Credit Agreement, (iii) the Existing Credit Agreement shall continue to evidence the representations and warranties made by the Borrower prior to the Effective Date, (iv) except as expressly stated herein or amended, the other Loan Documents are

US-DOCS\121193765.6

ratified and confirmed as remaining unmodified and in full force and effect with respect to all Secured Obligations, (v) the Existing Credit Agreement shall continue to evidence any action or omission performed or required to be performed pursuant to the Existing Credit Agreement prior to the Effective Date (including any failure, prior to the Effective Date, to comply with the covenants contained in the Existing Credit Agreement), and (vi) the Loans under and as defined in the Existing Credit Agreement that are outstanding immediately prior to the Effective Date are hereby deemed to be continued, without duplication, and allocated first to the Term Loans made on the Effective Date, with the remainder thereof deemed to be allocated to the corresponding portion of Revolving Loans made on the Effective Date. The amendments and restatements set forth herein shall not cure any breach thereof or any “Default” or “Event of Default” under and as defined in the Existing Credit Agreement existing prior to the Effective Date. This Agreement is not in any way intended to constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement or evidence payment of all or any portion of such obligations and liabilities.
(b)The terms and conditions of this Agreement and the Administrative Agent’s, the Lenders’ and the Issuing Banks’ rights and remedies under this Agreement and the other Loan Documents shall apply to all of the Indebtedness incurred under the Existing Credit Agreement and the Letters of Credit issued thereunder.
(c)On and after the Effective Date, (i) all references to the Existing Credit Agreement (or to any amendment or any amendment and restatement thereof) in the Loan Documents (other than this Agreement) shall be deemed to refer to the Existing Credit Agreement, as amended and restated hereby (as it may be further amended, modified or restated), (ii) all references to any section (or subsection) of the Existing Credit Agreement or in any Loan Document (but not herein) shall be amended to become, mutatis mutandis, references to the corresponding provisions of this Agreement and (iii) except as the context otherwise provides, on or after the Effective Date, all references to this Agreement herein (including for purposes of indemnification and reimbursement of fees) shall be deemed to be references to the Existing Credit Agreement, as amended and restated hereby (as it may be further amended, modified or restated).
(d)This amendment and restatement is limited as written and is not a consent to any other amendment, restatement or waiver, whether or not similar and, except as expressly provided herein or in any other Loan Document, all terms and conditions of the Loan Documents remain in full force and effect unless specifically amended hereby or by any other Loan Document.
Section 9.18Consents. Each Lender authorizes and instructs the Administrative Agent to take all actions (and execute all documents) required (or deemed advisable) by it in accordance with the terms of the NEJD Consent and the NEJD Intercompany Consent. Each Lender agrees to be bound by the terms and provisions of the NEJD Consent and the NEJD Intercompany Consent.
Section 9.19Florida Mortgage Tax Provision. This Agreement renews, extends, increases and/or modifies that certain Credit Agreement dated November 15, 2006, as amended

US-DOCS\121193765.6

and restated multiple times, including amended and restated as the Existing Credit Agreement, as further amended, restated, supplemented or otherwise modified prior to the date hereof, last providing for a revolving credit of up to a maximum aggregate principal indebtedness in the amount of $1,700,000,000.00. Pursuant to Florida Statutes Section 201.08(1)(b), documentary stamp taxes and intangible tax due on the amount apportioned to the real property located in the state of Florida (last apportioned at $65,974,000 of $1,281,650,000 as reflected in the instrument recorded in O.R. Book 3368, Page 528, Instrument #201429987, of the Public Records of Santa Rosa County, Florida) have been paid on the revolving credit made available to the Borrower under the Existing Credit Agreement, and any further documentary stamp taxes and intangible tax due on the updated amount apportioned to the real property located in the state of Florida in connection with (x) the Deed of Trust, Mortgage, Assignment, Security Agreement Fixture Filing and Financing Statement made by Genesis Rail Services, LLC to be recorded in Escambia County, Florida and (y) the Florida Mortgages and Mortgage modifications required by Section 5.17, will be paid by the Borrower on the recordation of such instruments. No additional documentary stamp tax or intangible tax are payable on this Agreement or any promissory note issued evidencing indebtedness owing by the Borrower hereunder because all remaining documentary stamp tax and intangible tax due on the maximum aggregate principal indebtedness provided for pursuant to the revolving credit and term loan credit made available hereunder or evidenced by any promissory note issued hereunder evidencing indebtedness owing by the Borrower hereunder were paid on the recordation of the instruments recorded in O.R. Book 6034, Page 1909, of the Public Records of Escambia County, Florida, and in O.R. Book 3007, Page 1947, O.R. Book 3081, Page 269, O.R. Book 3161, Page 715, and O.R. Book 3368, Page 528, each of the Public Records of Santa Rosa County, Florida, except with respect to amounts to be paid, if any, in connection with the recordation of the Florida Mortgages and mortgage modifications required by Section 5.17.
Section 9.20Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-in Action on any such liability, including, if applicable:
(i) a reduction in full or in part or cancellation of any such liability;
(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or

US-DOCS\121193765.6

other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
Section 9.21Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)As used in this Section 9.21, the following terms have the following meanings:
    “BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
    “Covered Entity” means any of the following:
i.    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

US-DOCS\121193765.6

ii.    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
iii.    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
    “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
    “QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
[Signature pages follow]

US-DOCS\121193765.6

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:	GENESIS ENERGY, L.P.
By: GENESIS ENERGY, LLC, its general partner

	By:	/s/ Robert V. Deere
	Name:	Robert V. Deere
	Title:	Chief Financial Officer
[Signature Page – Fifth Amended and Restated Credit Agreement]

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Administrative Agent, Issuing
Bank and a Lender

By:	/s/ Andrew Ostrov
Name:	Andrew Ostrov
Title:	Director

[Signature Page – Fifth Amended and Restated Credit Agreement]

WELLS FARGO SECURITIES, LLC, as Joint Lead Arranger

By:	/s/ Bennett Matkins
Name:	Bennett Matkins
Title:	Director
[Signature Page – Fifth Amended and Restated Credit Agreement]

BANK OF AMERICA, N.A., as Issuing Bank and a Lender

By:	/s/ Pace Doherty
Name:	Pace Doherty
Title:	Vice President
[Signature Page – Fifth Amended and Restated Credit Agreement]

BofA Securities, Inc., as Joint Lead Arranger

By:	/s/ Brian C. Fox
Name:	Brian C. Fox
Title:	Managing Director
[Signature Page – Fifth Amended and Restated Credit Agreement]

Execution Version

ROYAL BANK OF CANADA, as Joint Lead Arranger and a Lender

By:	/s/ Jason S. York
Name:	Jason S. York
Title:	Authorized Signatory
HN\829082.1

Execution Version

BNP PARIBAS, as a Lender

By:	/s/ Joseph Onischuk
Name:	Joseph Onischuk
Title:	Managing Director

By:	/s/ Nicolas Anberree
Name:	Nicolas Anberree
Title:	Director
HN\829082.1

Execution Version

CAPITAL ONE, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Christopher Kuna
Name:	Christopher Kuna
Title:	Senior Director
HN\829082.1

Execution Version

THE BANK OF NOVA SCOTIA, HOUSTON BRANCH, as a Lender

By:	/s/ Joe Lattanzi
Name:	Joe Lattanzi
Title:	Managing Director
HN\829082.1

Execution Version

SUMITOMO MITSUI BANKING CORPORATION, as a Lender

By:	/s/ Michael Maguire
Name:	Michael Maguire
Title:	Managing Director
HN\829082.1

Execution Version

REGIONS BANK, as a Lender

By:	/s/ David Valentine
Name:	David Valentine
Title:	Managing Director
HN\829082.1

Execution Version

FIFTH THIRD BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Jonathan H Lee
Name:	Jonathan H Lee
Title:	Executive Director
HN\829082.1

Execution Version

Citibank, N.A., as a Lender

By:	/s/ Michael Zeller
Name:	Michael Zeller
Title:	Vice President
HN\829082.1

Execution Version

Cadence Bank, N.A., as a Lender

By:	/s/ David Anderson
Name:	David Anderson
Title:	Senior Vice President
HN\829082.1

Execution Version

Trustmark National Bank, as a Lender

By:	/s/ Jeff Deutsch
Name:	Jeff Deutsch
Title:	Senior Vice President
HN\829082.1

Comerica Bank, as a Lender

By:	/s/ Britney P. Geidel
Name:	Britney P. Geidel
Title:	Relationship Manager, AVP
[Signature Page – Fifth Amended and Restated Credit Agreement]